Exhibit 99.1

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

For all periods presented, all share and per share data have been adjusted on a retroactive basis to reflect the effect of the one-for-four reverse stock split of our common stock that occurred on April 4, 2022 (the “Reverse Stock Split”).

Market Information

Our common stock is listed on the New York Stock Exchange, under the symbol “MFA”. Our Series B Preferred Stock and Series C Preferred Stock are also listed on the NYSE, under the symbols “MFA/PB” and “MFA/PC”, respectively.

Holders

As of February 18, 2022, we had 495 registered holders of our common stock.  Such information was obtained through our registrar and transfer agent, based on the results of a broker search.

Dividends

No dividends may be paid on our common stock unless full cumulative dividends have been paid on our preferred stock.  We have paid full cumulative dividends on our preferred stock on a quarterly basis through December 31, 2021.  We have historically declared cash dividends on our common stock on a quarterly basis.  During 2021 and 2020, we declared total cash dividends to holders of our common stock of $169.3 million ($1.540 per share) and $56.5 million ($0.500 per share), respectively.  In general, our common stock dividends have been characterized as ordinary income to our stockholders for income tax purposes.  However, a portion of our common stock dividends may, from time to time, be characterized as capital gains or return of capital.  For the year ended December 31, 2021, the portion of our common stock dividends that was deemed to be a return of capital was $1.0512 per share of common stock. For the year ended December 31, 2020, the portion of our common stock dividends that was deemed to be a return of capital was $0.20 per share of common stock. For the year ended December 31, 2019, the portion of our common stock dividends that were deemed to be capital gains were $0.6688 per share of common stock. (For additional dividend information, see Notes 10(a) and 10(b) to the consolidated financial statements, included under Item 8 of this Annual Report on Form 10-K.)

We elected to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 1998 and, as such, anticipate distributing at least 90% of our REIT taxable income within the timeframe permitted by the Code.  Although we may borrow funds to make distributions, cash for such distributions has generally been, and is expected to continue to be, largely generated from our results of our operations.

The table below provides details of dividends on our common stock declared during the years 2021 and 2020:

Year	Declaration Date	Record Date	Payment Date	Dividend Per Share
2021	December 14, 2021	December 31, 2021	January 31, 2022	$0.440	(1)
	September 15, 2021	September 30, 2021	October 29, 2021	0.400
	June 15, 2021	June 30, 2021	July 30, 2021	0.400
	March 12, 2021	March 31, 2021	April 30, 2021	0.300

2020	December 17, 2020	December 30, 2020	January 29, 2021	$0.300	(2)
	August 6, 2020	September 30, 2020	October 30, 2020	0.200

(1)At December 31, 2021, we had accrued dividends and dividend equivalents payable of $47.8 million related to the common stock dividend declared on December 14, 2021. This dividend will be considered taxable income to the recipient in 2022. For more information see our 2021 Dividend Tax Information on our website.
(2)At December 31, 2020, we had accrued dividends and dividend equivalents payable of $34.0 million related to the common stock dividend declared on December 17, 2020. This dividend was considered taxable income to the recipient in 2021. For more information see our 2020 Dividend Tax Information on our website.

We have not established a minimum payout level for our common stock. Dividends are declared and paid at the discretion of our Board and depend on our cash available for distribution, financial condition, ability to maintain our qualification as a REIT, and such other factors that our Board may deem relevant.  (See Part I, Item 1A., “Risk Factors” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this Annual Report on Form 10-K, for information regarding the sources of funds used for dividends and for a discussion of factors, if any, which may adversely affect our ability to pay dividends.)

Purchases of Equity Securities

On November 2, 2020, our Board authorized a stock repurchase program under which we may repurchase up to $250 million of our common stock through the end of 2022. The Board’s authorization replaces the authorization under our existing stock repurchase program that was adopted in December 2013, which authorized us to repurchase up to 2.5 million shares of common stock and under which approximately 1.65 million shares remained available for repurchase.

The stock repurchase program does not require the purchase of any minimum number of shares. The timing and extent to which we repurchase our shares will depend upon, among other things, market conditions, share price, liquidity, regulatory requirements and other factors, and repurchases may be commenced or suspended at any time without prior notice. Acquisitions under the stock repurchase program may be made in the open market, through privately negotiated transactions or block trades or other means, in accordance with applicable securities laws (including, in our discretion, through the use of one or more plans adopted under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (or the “Exchange Act”)).

During the year ended December 31, 2021, we repurchased 5,025,374 shares of our common stock through the stock repurchase program at an average cost of $17.04 per share and a total cost of approximately $85.6 million, net of fees and commissions paid to the sales agent of approximately $201,000. As of December 31, 2021, we were permitted to purchase an additional $80.3 million of our common stock under our stock repurchase program. In addition, we have repurchased 1,967,665 shares of our common stock through the stock repurchase program in the first quarter of 2022 through February 18, 2022, through the use of a plan adopted under Rule 10b5-1 promulgated under the Exchange Act.

The following table presents information with respect to (i) shares of common stock repurchased by us under the stock repurchase program and (ii) restricted shares withheld (under the terms of grants under our Equity Compensation Plan (or Equity Plan)) to offset tax withholding obligations that occur upon the vesting and release of restricted stock awards and/or restricted stock units (or RSUs) and (iii) approximate dollar value for repurchase under the stock repurchase program during the fourth quarter of 2021:

Month	Total Number of Shares Purchased (1)	Weighted Average Price Paid Per Share (2)	Total Number of Shares Repurchased as Part of Publicly Announced Repurchase Program or Employee Plan	Approximate Dollar Value that May Yet be Purchased Under the Repurchase Program or Employee Plan

October 1-31, 2021:
Shares Repurchased (3)	—	$—	—	$117,696,744
November 1-30, 2021:
Shares Repurchased (3)	1,354,017	$17.68	1,354,017	$93,838,258
December 1-31, 2021:
Shares Repurchased (3)	769,799	17.68	769,799	$80,264,989
Total Shares Repurchased (3)	2,123,816	$17.68	2,123,816	$80,264,989
Employee Transactions (4)	—	$—	N/A	N/A

(1)The Board authorized our stock repurchase program on November 2, 2020, under which we may repurchase up to $250 million of our common stock through the end of 2022.
(2)Includes brokerage commissions.
(3)As of December 31, 2021, we had repurchased an aggregate approximate dollar value of $169.7 million under the stock repurchase program.
(4)Our Equity Plan provides that the value of the shares delivered or withheld be based on the price of our common stock on the date the relevant transaction occurs.

Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan

In September 2003, we initiated a Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (or the DRSPP) to provide existing stockholders and new investors with a convenient and economical way to purchase shares of our common stock.  Under the DRSPP, existing stockholders may elect to automatically reinvest all or a portion of their cash dividends in additional shares of our common stock and existing stockholders and new investors may make optional cash purchases of shares of our common stock in amounts ranging from $50 (or $1,000 for new investors) to $10,000 on a monthly basis and, with our prior approval, in excess of $10,000.  At our discretion, we may issue shares of our common stock under the DRSPP at discounts of up to 5% from the prevailing market price at the time of purchase.  Computershare Shareowner Services LLC is the administrator of the DRSPP (or the Plan Agent).  Stockholders who own common stock that is registered in their own name and who want to participate in the DRSPP must deliver a completed enrollment form to the Plan Agent.  Stockholders who own common stock that is registered in a name other than their own (e.g., broker, bank or other nominee) and who want to participate in the DRSPP must either request such nominee holder to participate on their behalf or request that such nominee holder re-register our common stock in the stockholder’s name and deliver a completed enrollment form to the Plan Agent. During the years ended 2021 and 2020, we issued 107,925 and 58,909 shares of common stock through the DRSPP generating net proceeds of approximately $1.9 million and $1.0 million, respectively.

At-the-Market Offering Program

On August 16, 2019, we entered into a three-year distribution agreement under the terms of which we may offer and sell shares of our common stock having an aggregate gross sales price of up to $400.0 million (or the ATM Shares), from time to time, through various sales agents, pursuant to an at-the-market equity offering program (or the ATM Program). Sales of the ATM Shares, if any, may be made in negotiated transactions or by transactions that are deemed to be “at-the-market” offerings, as defined in Rule 415 under the 1933 Act, including sales made directly on the NYSE or sales made to or through a market maker other than an exchange. The sales agents are entitled to compensation of up to two percent of the gross sales price per share for any shares of common stock sold under the distribution agreement.

During the years ended December 31, 2021 and 2020, we did not sell any shares of common stock through the ATM Program. At December 31, 2021, approximately $390.0 million remained outstanding for future offerings under this program.

Item 7.         Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion should be read in conjunction with our financial statements and accompanying notes included in Item 8 of this Annual Report on Form 10-K.

GENERAL

We are a specialty finance company that invests in and finances residential mortgage assets. We invest, on a leveraged basis, in residential whole loans, residential mortgage-backed securities, MSR-related assets and other real estate assets.  Through certain of our subsidiaries, we also originate and service business purpose loans for real estate investors. Our principal business objective is to deliver shareholder value through the generation of distributable income and through asset performance linked to residential mortgage credit fundamentals. We selectively invest in residential mortgage assets with a focus on credit analysis, projected prepayment rates, interest rate sensitivity and expected return.  We are an internally-managed real estate investment trust.

For all periods presented, all share and per share data have been adjusted on a retroactive basis to reflect the effect of the Reverse Stock Split.

At December 31, 2021, we had total assets of approximately $9.1 billion, of which $7.9 billion, or 87%, represented residential whole loans acquired through interests in certain trusts established to acquire the loans or originated by Lima One. Our Purchased Performing Loans, which as of December 31, 2021 comprised approximately 80% of our residential whole loans, include: (i) loans to finance (or refinance) one-to-four family residential properties that are not considered to meet the definition of a “Qualified Mortgage” in accordance with guidelines adopted by the Consumer Financial Protection Bureau (or Non-QM loans), (ii) short-term business purpose loans collateralized by residential properties made to non-occupant borrowers who intend to rehabilitate and sell the property for a profit (or Rehabilitation loans or Fix and Flip loans), (iii) loans to finance (or refinance) non-owner occupied one-to-four family residential properties that are rented to one or more tenants (or Single-family rental loans), (iv) loans on investor properties that conform to the standards for purchase by a federally chartered corporation, such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”) (or Agency eligible investor loans), and (v) previously originated loans secured by residential real estate that is generally owner occupied (or Seasoned performing loans). In addition, at December 31, 2021, we had approximately $256.7 million in investments in Securities, at fair value, which represented approximately 3% of our total assets.  At such date, our Securities, at fair value included MSR-related assets and CRT securities. Our MSR-related assets include term notes whose cash flows are considered to be largely dependent on MSR collateral and loan participations to provide financing to mortgage originators that own MSRs. Our remaining investment-related assets, which represent approximately 4% of our total assets at December 31, 2021, were primarily comprised of REO, capital contributions made to loan origination partners, other interest-earning assets, and loan-related receivables.

The results of our business operations are affected by a number of factors, many of which are beyond our control, and primarily depend on, among other things, the level of our net interest income and the market value of our assets, which is driven by numerous factors, including the supply and demand for residential mortgage assets in the marketplace, the terms and availability of adequate financing, general economic and real estate conditions (both on a national and local level), the impact of government actions in the real estate and mortgage sector, and the credit performance of our credit sensitive residential mortgage assets. Changes in these factors, or uncertainty in the market regarding the potential for changes in these factors, can result in significant changes in the value and/or performance of our investment portfolio. Further, our GAAP results may be impacted by market volatility, resulting in changes in market values of certain financial instruments for which changes in fair value are recorded in net income each period, such as certain residential whole loans and CRT securities. Our net interest income varies primarily as a result of changes in interest rates, the slope of the yield curve (i.e., the differential between long-term and short-term interest rates), borrowing costs (i.e., our interest expense) and prepayment speeds, the behavior of which involves various risks and uncertainties. Interest rates and CPRs (which is an annualized measure of the amount of unscheduled principal prepayments on an asset as a percentage of the asset balance), vary according to the type of investment, conditions in the financial markets, competition and other factors, none of which can be predicted with any certainty. Our financial results are impacted by estimates of credit losses that are required to be recorded when loans that are not accounted for at fair value through net income are acquired or originated, as well as changes in these credit loss estimates that will be required to be made periodically.

With respect to our business operations, increases in interest rates, in general, may over time cause: (i) the interest expense associated with our borrowings to increase; (ii) the value of certain of our residential mortgage assets and, correspondingly, our stockholders’ equity to decline; (iii) coupons on our adjustable-rate assets to reset, on a delayed basis, to higher interest rates; (iv) prepayments on our assets to decline, thereby slowing the amortization of purchase premiums and the accretion of our purchase discounts, and slowing our ability to redeploy capital to generally higher yielding investments; and (v) the value of our derivative hedging instruments, if any, and, correspondingly, our stockholders’ equity to increase. Conversely, decreases in interest rates, in general, may over time cause: (i) the interest expense associated with our borrowings to decrease; (ii) the value of certain of our residential mortgage assets and, correspondingly, our stockholders’ equity to increase; (iii) coupons on our adjustable-rate assets, on a delayed basis, to lower interest rates; (iv) prepayments on our assets to increase, thereby accelerating the amortization of purchase premiums and the accretion of our purchase discounts, and accelerating the redeployment of our capital to generally lower yielding investments; and (v) the value of our derivative hedging instruments, if any, and, correspondingly, our stockholders’ equity to decrease.  In addition, our borrowing costs and credit lines are further affected by the type of collateral we pledge and general conditions in the credit market.

Our investments in residential mortgage assets expose us to credit risk, meaning that we are generally subject to credit losses due to the risk of delinquency, default and foreclosure on the underlying real estate collateral. Our investment process for credit sensitive assets focuses primarily on quantifying and pricing credit risk. With respect to investments in Purchased Performing Loans, we believe that sound underwriting standards, including low LTVs at origination, significantly mitigate our risk of loss. Further, we believe the discounted purchase prices paid on Purchased Non-performing and Purchased Credit Deteriorated Loans mitigate our risk of loss in the event that, as we expect on most such investments, we receive less than 100% of the par value of these investments.

Premiums arise when we acquire an MBS at a price in excess of the aggregate principal balance of the mortgages securing the MBS (i.e., par value) or when we acquire residential whole loans at a price in excess of their aggregate principal balance Conversely, discounts arise when we acquire an MBS at a price below the aggregate principal balance of the mortgages securing the MBS or when we acquire residential whole loans at a price below their aggregate principal balance.  Accretable purchase discounts on these investments are accreted to interest income. Premiums paid to purchase loans, primarily on certain of our Non-QM loans, business purpose loans and Agency eligible investor loans, are amortized against interest income over the life of the investment using the effective yield method, adjusted for actual prepayment activity. An increase in the prepayment rate, as measured by the CPR, will typically accelerate the amortization of purchase premiums, thereby reducing the interest income earned on these assets.

CPR levels are impacted by, among other things, conditions in the housing market, new regulations, government and private sector initiatives, interest rates, availability of credit to home borrowers, underwriting standards and the economy in general. In particular, CPR reflects the conditional prepayment rate, which measures voluntary prepayments of a loan, and the conditional default rate (or CDR) measures involuntary prepayments resulting from defaults. CPRs on our residential mortgage securities and whole loans may differ significantly. For the year ended December 31, 2021, the average CPRs on certain of our loan portfolios were: 35.3% for Non-QM loans, 24.2% for Single-family rental loans, 17.4% for Purchased Credit Deteriorated loans, and 16.3% for Purchased Non-Performing loans.

It is generally our business strategy to hold our residential mortgage assets as long-term investments. On at least a quarterly basis, excluding investments for which the fair value option has been elected or for which specialized loan accounting is otherwise applied, we assess our ability and intent to continue to hold each asset and, as part of this process, we monitor our investments in securities that are designated as AFS for impairment. A change in our ability and/or intent to continue to hold any of these securities that are in an unrealized loss position, or a deterioration in the underlying characteristics of these securities, could result in our recognizing future impairment charges or a loss upon the sale of any such security.

Our residential mortgage investments have longer-term contractual maturities than our non-securitization related financing liabilities. Even though the majority of our investments have interest rates that adjust over time based on short-term changes in corresponding interest rate indices (typically following an initial fixed-rate period for our Hybrids), the interest rates we pay on our borrowings will typically change at a faster pace than the interest rates we earn on our investments. In order to reduce this interest rate risk exposure, we may enter into derivative instruments, which currently include Swaps and short positions in to be announced (or TBA) securities.

Recent Market Conditions and Our Strategy

At December 31, 2021, our residential mortgage asset portfolio, which includes residential whole loans and REO, and Securities, at fair value, was approximately $8.3 billion compared to $6.0 billion at December 31, 2020.

The following table presents the activity for our residential mortgage asset portfolio for the year ended December 31, 2021:

(In Millions)	December 31, 2020	Runoff (1)	Acquisitions (2)	Other (3)	December 31, 2021	Change
Residential whole loans and REO	$5,575	$(2,167)	$4,593	$68	$8,069	$2,494
Securities, at fair value	400	(157)	—	14	257	(143)
Totals	$5,975	$(2,324)	$4,593	$82	$8,326	$2,351
(1)Primarily includes principal repayments and sales of REO.
(2)Includes draws on previously originated Rehabilitation loans.
(3)Primarily includes changes in fair value and changes in the allowance for credit losses.

At December 31, 2021, our total recorded investment in residential whole loans and REO was $8.1 billion, or 96.9% of our residential mortgage asset portfolio. Of this amount, $6.3 billion are Purchased Performing Loans, $525.0 million are Purchased Credit Deteriorated Loans and $1.1 billion are Purchased Non-performing Loans. Loan acquisition activity of $4.6 billion during 2021 included $2.2 billion of Non-QM loans, $1.3 billion of business purpose loans (including draws on Rehabilitation loans), and $1.1 billion of Agency eligible investor loans. During 2021, we recognized approximately $303.5 million of residential whole loan interest income on our consolidated statements of operations, representing an effective yield of 5.26%, with Purchased Performing Loans generating an effective yield of 4.35%, Purchased Credit Deteriorated Loans generating an effective yield of 6.56% and Purchased Non-performing Loans generating an effective yield of 8.39%. In addition, all of our Purchased Non-performing Loans and certain of our Purchased Performing Loans are measured at fair value as a result of the election of the fair value option at acquisition. Included in earnings in other income, net are net gains on these loans of $16.7 million for the year ended December 31, 2021. At December 31, 2021 and 2020, we had REO with an aggregate carrying value of $156.2 million and $249.7 million, respectively, which is included in Other assets on our consolidated balance sheets.

In response to the financial impact of COVID-19 on borrowers, and in compliance with various federal and state guidelines, starting in the first quarter of 2020, we offered short-term relief to certain borrowers who were contractually current at the time the pandemic started to impact the economy. Under the terms of such plans, for certain borrowers a deferral plan was entered into where missed payments were deferred to the maturity of the related loan, with a corresponding change to the loan’s next payment due date. In addition, certain borrowers were granted up to a seven-month “zero pay” forbearance with payments required to resume at the conclusion of the plan. For these borrowers, delinquent payments were permitted to be placed on specified repayment plans. While the majority of the borrowers granted relief have resumed making payments at the conclusion of such deferral and forbearance periods, certain borrowers, particularly in our Non-QM loan portfolio, continue to be impacted financially by COVID-19 and have not yet resumed payments. When these borrowers became more than 90 days delinquent on payments, any interest income receivable related to the associated loans was reversed in accordance with our non-accrual policies. At December 31, 2021, Non-QM loans with an unpaid principal balance of $94.8 million, or 2.8% of the portfolio, were more than 90 days delinquent. For these and other borrowers that have been impacted by COVID-19, we are continuing to evaluate loss mitigation options with respect to these loans, including forbearance, repayment plans, loan modification and foreclosure. In addition, at December 31, 2021, Rehabilitation Loans with an unpaid principal balance of $103.0 million, or 14.1% of the portfolio, were more than 90 days delinquent. Because rehabilitation loans are shorter term and repayment is usually dependent on completion of the rehabilitation project and sale of the property, the strategy to resolve delinquent rehabilitation loans differs from owner occupied loans. Consequently, forbearance and repayment plans are offered less frequently. However, we seek to work with delinquent rehabilitation loan borrowers whose projects are close to completion or are listed for sale in order to provide the borrower the opportunity to sell the property and repay our loan. In circumstances where the borrower is not able to complete the project or we are not able to work with the borrower to our mutual benefit, we pursue foreclosure or other forms of resolution.

At December 31, 2021, our Securities, at fair value totaled $256.7 million and included $153.8 million of MSR-related assets and $102.9 million of CRT securities. The net yield on our Securities, at fair value was 22.95% for 2021, compared to 6.16% for 2020. The increase in the net yield on our Securities, at fair value portfolio primarily reflects accretion income of approximately $20.5 million recognized during 2021 due to the redemption of MSR-related assets that had been held at amortized cost basis below par due to impairment charges recorded in the first quarter of 2020, and $8.1 million of accretion recognized during 2021 on the redemption of a Non-Agency MBS security that had been previously purchased at a discount.

We adopted the accounting standard addressing the measurement of credit losses on financial instruments (CECL) on January 1, 2020 for loans on which we do not elect the fair value option at the time of acquisition. CECL requires that reserves for credit losses be estimated at the reporting date based on expected cash flows for the life of the loan or financial asset, including anticipated prepayments and reasonable and supportable forecasts of future economic conditions. For 2021, we recorded a reversal of provision for credit losses on residential whole loans held at carrying value of $44.9 million. The reversal for the period primarily reflects run-off of loans held at carrying value and adjustments to certain macroeconomic and loan prepayment speed assumptions used in our credit loss forecasts. The total allowance for credit losses recorded on residential whole loans held at carrying value at December 31, 2021 was $39.4 million. In addition, as of December 31, 2021, CECL reserves for credit losses totaling approximately $205,000 were recorded related to undrawn commitments on loans held at carrying value.

During 2021, we continued to execute on our strategy of entering into more durable forms of financing by completing eight securitizations consisting of $2.6 billion of residential whole loans.

Our GAAP book value per common share was $19.12 as of December 31, 2021. Book value per common share increased from $18.15 as of December 31, 2020. Economic book value per common share, a non-GAAP financial measure of our financial position that adjusts GAAP book value by the amount of unrealized mark-to-market gains on our residential whole loans and securitized debt held at carrying value, was $20.58 as of December 31, 2021, an increase from $19.65 as of December 31, 2020. Increases in GAAP and Economic book value during 2021 reflect GAAP earnings in excess of dividends declared and fair value increases for our Residential whole loans at carrying value. For additional information regarding the calculation of Economic book value per share, including a reconciliation to GAAP book value per share, refer to “Economic Book Value” below.

Completion of Lima One Acquisition:

On July 1, 2021, we completed the previously announced acquisition from affiliates of Magnetar Capital of their ownership interests in Lima One. In connection with this transaction, we also acquired from certain members of Lima One management their ownership interests in the company. We now own 100% of Lima One, and the financial results of Lima One are included in our consolidated financial results from the date of the transaction closing.

For more information regarding market factors which impact our portfolio, see Part I, Item 1A. “Risk Factors” and Item 7A. “Quantitative and Qualitative Disclosures About Market Risk” of this Annual Report on Form 10-K.

Information About Our Assets

The table below presents certain information about our asset allocation at December 31, 2021:

ASSET ALLOCATION

(Dollars in Millions)	Purchased Performing Loans (1)		Purchased Credit Deteriorated Loans (2)		Purchased Non-Performing Loans		Securities, at fair value		Real Estate Owned		Other, net (3)	Total
Fair Value/Carrying Value	$6,316		$525		$1,072		$257		$156		$595	$8,921
Financing Agreements with Non-mark-to-market Collateral Provisions	(589)		(126)		(214)		—		(11)		—	(940)
Financing Agreements with Mark-to-market Collateral Provisions	(2,152)		(100)		(139)		(159)		(12)		—	(2,562)
Less Securitized Debt	(2,103)		(195)		(331)		—		(21)		—	(2,650)
Less Convertible Senior Notes	—		—		—		—		—		(226)	(226)
Net Equity Allocated	$1,472		$104		$388		$98		$112		$369	$2,543
Debt/Net Equity Ratio (4)	3.3	x	4.0	x	1.8	x	1.6	x	0.4	x		2.5	x

(1)Includes $3.5 billion of Non-QM loans, $728.0 million of Rehabilitation loans, $949.8 million of Single-family rental loans, $102.0 million of Seasoned performing loans, and $1.1 billion of Agency eligible investor loans. At December 31, 2021, the total fair value of these loans is estimated to be approximately $6.4 billion.
(2)At December 31, 2021, the total fair value of these loans is estimated to be approximately $624.0 million.
(3)Includes $304.7 million of cash and cash equivalents, $99.8 million of restricted cash, and $71.7 million of capital contributions made to loan origination partners, as well as other assets and other liabilities.
(4)Total Debt/Net Equity ratio represents the sum of borrowings under our financing agreements noted above as a multiple of net equity allocated.

Residential Whole Loans

The following table presents the contractual maturities of our residential whole loan portfolios at December 31, 2021. Amounts presented do not reflect estimates of prepayments or scheduled amortization.

(In Thousands)	Purchased Performing Loans (1)	Purchased Credit Deteriorated Loans (2)	Purchased Non-Performing Loans
Amount due:
Within one year	$431,173	$1,109	$4,066
After one year:
Over one to five years	331,900	2,861	3,812
Over five years	5,569,332	543,802	1,064,392
Total due after one year	$5,901,232	$546,663	$1,068,204
Total residential whole loans	$6,332,405	$547,772	$1,072,270

(1)Excludes an allowance for credit losses of $16.7 million at December 31, 2021.
(2)Excludes an allowance for credit losses of $22.8 million at December 31, 2021.

The following table presents, at December 31, 2021, the dollar amount of certain of our residential whole loans, contractually maturing after one year, and indicates whether the loans have fixed interest rates or adjustable interest rates:

(In Thousands)	Purchased Performing Loans (1)(2)	Purchased Credit Deteriorated Loans (1)(3)	Purchased Non-Performing Loans (1)
Interest rates:
Fixed	$4,253,384	$444,163	$835,125
Adjustable	1,647,848	102,500	233,079
Total	$5,901,232	$546,663	$1,068,204

(1)Includes loans on which borrowers have defaulted and are not making payments of principal and/or interest as of December 31, 2021.
(2)Excludes an allowance for credit losses of $16.7 million at December 31, 2021.
(3)Excludes an allowance for credit losses of $22.8 million at December 31, 2021.

For additional information regarding our residential whole loan portfolios, see Note 3 to the consolidated financial statements, included under Item 8 of this Annual Report on Form 10-K.

Securities, at Fair Value

The following table presents information with respect to our Securities, at fair value at December 31, 2021 and December 31, 2020:

(Dollars in Thousands)	December 31, 2021	December 31, 2020
MSR-Related Assets
Face/Par	$154,350	$249,769
Fair Value	153,771	238,999
Amortized Cost	121,376	184,908
Weighted average yield (1)	10.30%	12.30%
Weighted average time to maturity	1.7 years	8.7 years

CRT Securities
Face/Par	$99,999	$104,031
Fair Value	102,914	104,234
Amortized Cost	86,643	86,214
Weighted average yield	10.52%	7.37%
Weighted average time to maturity	18.5 Years	19.7 years

RPL/NPL MBS
Face/Par	$—	$54,998
Fair Value	—	53,946
Amortized Cost	—	46,862
Weighted average yield	—%	7.55%
Weighted average time to maturity	N/A	28.7 years
(1)Weighted average yield is annualized interest income divided by average amortized cost for MSR-related assets held at December 31, 2021.

Tax Considerations

Current period estimated taxable income

We estimate that for 2021, our REIT taxable income was approximately $72.2 million. We have until the filing of our 2021 tax return (due not later than October 17, 2022) to declare the distribution of any 2021 REIT taxable income not previously distributed.

Key differences between GAAP net income and REIT Taxable Income

Residential Whole Loans and Securities

The determination of taxable income attributable to residential whole loans and securities is dependent on a number of factors, including principal payments, defaults, loss mitigation efforts and loss severities. In estimating taxable income for such investments during the year, management considers estimates of the amount of discount expected to be accreted. Such estimates require significant judgment and actual results may differ from these estimates.

Potential timing differences can arise with respect to the accretion of discount and amortization of premium into income as well as the recognition of gain or loss for tax purposes as compared to GAAP. For example: a) while our REIT uses fair value accounting for GAAP in some instances, it generally is not used for purposes of determining taxable income; b) impairments generally are not recognized by us for income tax purposes until the asset is written-off or sold; c) capital losses may only be recognized by us to the extent of its capital gains; capital losses in excess of capital gains generally are carried over by us for potential offset against future capital gains; and d) tax hedge gains and losses resulting from the termination of interest rate swaps by us generally are amortized over the remaining term of the swap.

Securitization

Generally, securitization transactions for GAAP and tax can be characterized as either sales or financings, depending on transaction type, structure and available elections. For GAAP purposes, our securitizations have been treated as on-balance sheet financing transactions. For tax purposes, they have been characterized as both financing and sale transactions.
Where a securitization has been characterized as a sale, gain or loss is recognized for tax purposes. In addition, we own or may in the future acquire interests in securitization and/or re-securitization trusts, in which several of the classes of securities are or will be issued with original issue discount (or OID). As the holder of the retained interests in the trust, for tax purposes we generally will be required to include OID in our current gross interest income over the term of the applicable securities as the OID accrues. The rate at which the OID is recognized into taxable income is calculated using a constant rate of yield to maturity, with realized losses impacting the amount of OID recognized in REIT taxable income once they are actually incurred. REIT taxable income may be recognized in excess of economic income (i.e., OID) or in advance of the corresponding cash flow from these assets, thereby affecting our dividend distribution requirement to stockholders.
For securitization and/or re-securitization transactions that were treated as a sale of the underlying collateral for tax purposes, the unwinding of any such transaction will likely result in taxable income or loss. Given that securitization and re-securitization transactions are typically accounted for as financing transactions for GAAP purposes, such income or loss is not likely to be recognized for GAAP. As a result, the income recognized from securitization and re-securitization transactions may differ for tax and GAAP purposes.

Whether our investments are held by our REIT or one of its Taxable REIT Subsidiaries (TRS)

We estimate that for 2021, our gross TRS taxable income will be $79.8 million and that we will utilize $72.7 million of net operating loss; resulting in net TRS taxable income of $7.1 million Net income generated by our TRS subsidiaries is included in consolidated GAAP net income, but may not be included in REIT taxable income in the same period. REIT taxable income generally does not include taxable income of the TRS unless and until it is distributed to the REIT. For example, because our securitization transactions that are treated as a sale for tax purposes are undertaken by a domestic TRS, any gain or loss recognized on the sale is not included in our REIT taxable income until it is distributed by the TRS. Similarly, the income earned from loans, securities, REO and other investments held by our domestic TRS is excluded from REIT taxable income until it is distributed by the TRS. Net income of our foreign domiciled TRS subsidiaries is included in REIT taxable income as if distributed to the REIT in the taxable year it is earned by the foreign domiciled TRS.

Consequently, our REIT taxable income calculated in a given period may differ significantly from our GAAP net income.

Results of Operations

In this section, we discuss the results of our operations for the year ended December 31, 2021 compared to the year ended December 31, 2020. For a discussion related to our results of operations for the year ended December 31, 2020 compared to the year ended December 31, 2019, please refer to Part II, Item 7., “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the Year Ended December 31, 2020, which was filed with the SEC on February 23, 2021, and is available on the SEC’s website at www.sec.gov and on our website at www.mfafinancial.com.

Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

General

For 2021, we had a net income available to our common stock and participating securities of $296.0 million, or $2.66 per basic common share and $2.63 diluted common share, compared to a net loss available to common stock and participating securities for 2020 of $709.2 million, or $6.28 per basic and diluted common share. The prior period results were significantly impacted by the unprecedented disruption in residential mortgage markets due to concerns related to COVID-19 that required management to take actions to bolster and stabilize our balance sheet, improve our liquidity position and renegotiate the financing associated with our remaining investments. The actions included disposing our Agency and Legacy Non-Agency MBS portfolios, substantially reducing our investments in MSR-related assets and CRT securities, and sales of certain residential whole loans. In addition, as we had entered into forbearance agreements with the majority of our remaining lenders that were in place for most of the second quarter of 2020, our financing costs were dramatically increased during this period. Asset disposals resulted in net realized losses for the year ended December 31, 2020 totaling $188.8 million. Further, during the year ended December 31, 2020, we recorded impairment losses on certain residential mortgage securities and other assets of $425.1 million, recorded losses totaling $57.0 million on terminated Swaps that had previously been designated as hedges for accounting purposes, expenses totaling $25.3 million on the early payment of a senior secured credit agreement and $10.5 million of net unrealized losses on residential mortgage securities measured at fair value through earnings. These losses were partially offset by $20.8 million in net gains on residential whole loans measured at fair value through earnings. During the year ended December 31, 2020, we also recorded a provision for credit losses on residential whole loans and other financial assets of $22.4 million and incurred $44.4 million of professional services and other costs in connection with negotiating and exiting forbearance arrangements with our lenders. Accordingly, the increase in net income available to common stock and participating securities in 2021 over 2020 primarily reflects higher Other income, which in 2021 includes $38.9 million of gains recorded in connection with Lima One purchase accounting and a gain of $34.0 million from the reversal of prior period impairments, while the prior period was characterized by the significant losses discussed above. In addition, Net Interest Income was also significantly higher in 2021, as funding costs significantly decreased in the period after we exited forbearance and due to the increased use of securitization funding. Further, the current period results include a net reversal of provision for credit losses on residential whole loans held at carrying value, compared to a net provision in the prior year and lower operating and other expenses as the prior year period included significant professional services costs associated with restructuring and our forbearance agreements.
Net Interest Income

Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities.  Net interest income depends primarily upon the volume of interest-earning assets and interest-bearing liabilities and the corresponding interest rates earned or paid.  Our net interest income varies primarily as a result of changes in interest rates, the slope of the yield curve (i.e., the differential between long-term and short-term interest rates), borrowing costs (i.e., our interest expense) and prepayment speeds on our investments.  Interest rates and CPRs (which measure the amount of unscheduled principal prepayment on a bond or loan as a percentage of its unpaid balance) vary according to the type of investment, conditions in the financial markets and other factors, none of which can be predicted with any certainty.

The changes in average interest-earning assets and average interest-bearing liabilities and their related yields and costs are discussed in greater detail below under “Interest Income” and “Interest Expense.”

For 2021, our net interest spread and margin were 2.81% and 3.58%, respectively, compared to a net interest spread and margin of 0.87% and 1.94%, respectively, for 2020. Our net interest income increased by $77.8 million, or 47.4%, to $241.9 million from $164.1 million for 2020. For 2021, net interest income includes higher net interest income from our residential whole loan portfolio of approximately $57.2 million compared to 2020, primarily due to lower financing costs and higher yields, partially offset by lower average balances invested in these assets. In addition, interest expense for 2021 included $6.0 million of interest expense related to 8.00% Senior Notes due 2042 (or Senior Notes) that were redeemed in January of 2021 but were outstanding during all of 2020. Net interest income for our Securities, at fair value portfolio increased by approximately $1.9 million compared to 2020, primarily due to a higher yield earned on these assets due to the early redemption at par of several securities during the current year period and lower financing costs, offset by lower average amounts invested in these securities due to portfolio sales in the first and second quarters of 2020.

Analysis of Net Interest Income

The following table sets forth certain information about the average balances of our assets and liabilities and their related yields and costs for the years ended December 31, 2021 and 2020.  Average yields are derived by dividing interest income by the average amortized cost of the related assets, and average costs are derived by dividing interest expense by the daily average balance of the related liabilities, for the periods shown.  The yields and costs include premium amortization and purchase discount accretion which are considered adjustments to interest rates.

	For the Year Ended December 31,
	2021			2020
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
(Dollars in Thousands)
Assets:
Interest-earning assets:
Residential whole loans	$5,767,655	$303,468	5.26%	$6,395,581	$332,212	5.19%
Securities, at fair value (1)(2)	246,978	56,690	22.95	1,461,819	90,094	6.16
Cash and cash equivalents (3)	715,529	344	0.05	502,598	676	0.13
Other interest-earning assets	20,100	1,800	8.96	102,447	9,850	9.61
Total interest-earning assets	6,750,262	362,302	5.37	8,462,445	432,832	5.11
Total non-interest-earning assets	669,455			657,551
Total assets	$7,419,717			$9,119,996

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Collateralized financing agreements (4)(5)	$2,565,064	$67,766	2.64%	$5,067,511	$202,049	3.99%
Securitized debt (6)	1,902,913	36,831	1.94	725,200	23,749	3.27
Convertible Senior Notes	225,768	15,668	6.94	224,462	15,581	6.94
Senior Notes (7)	1,096	120	8.31	96,894	11,138	8.31
Senior secured credit agreement	—	—	—	147,643	16,241	11.00
Total interest-bearing liabilities	4,694,841	120,385	2.56	6,261,710	268,758	4.24
Total non-interest-bearing liabilities	169,399			127,349
Total liabilities	4,864,240			6,389,059
Stockholders’ equity	2,555,477			2,730,937
Total liabilities and stockholders’ equity	$7,419,717			$9,119,996

Net interest income/net interest rate spread (8)		$241,917	2.81%		$164,074	0.87%
Net interest-earning assets/net interest margin (9)	$2,055,421		3.58%	$2,200,735		1.94%

(1)Yields presented throughout this Annual Report on Form 10-K are calculated using average amortized cost data for securities which excludes unrealized gains and losses and includes principal payments receivable on securities.  For GAAP reporting purposes, purchases and sales are reported on the trade date. Average amortized cost data used to determine yields is calculated based on the settlement date of the associated purchase or sale as interest income is not earned on purchased assets and continues to be earned on sold assets until settlement date.
(2)The net yield of 22.95% includes $20.5 million of accretion income recognized in 2021, due to the redemption of MSR-related assets that had been held at amortized cost basis below par due to impairment charges recorded in the first quarter of 2020; and $8.1 million of accretion recognized during 2021 on the redemption of a Non-Agency MBS security that was purchased at a discount. Excluding this accretion, the yield reported would have been 11.38%.
(3)Includes average interest-earning cash, cash equivalents and restricted cash.
(4)Collateralized financing agreements include the following: Secured term notes, Non-mark-to-market term-asset based financing, and repurchase agreements. For additional information, see Note 6, included under Item 8 of this Annual Report on Form 10-K.
(5)Average cost of repurchase agreements in the prior year period includes the cost of Swaps allocated based on the proportionate share of the overall estimated weighted average portfolio duration.
(6)Includes both Securitized debt, at carrying value and Securitized debt, at fair value.

(7)Interest expense for 2020 includes a non-cash charge of $3.1 million recorded in the connection with the redemption of these notes that was completed early in 2021. The yield presented for the period excludes the impact of that charge.
(8)Net interest rate spread reflects the difference between the yield on average interest-earning assets and average cost of funds.
(9)Net interest margin reflects net interest income divided by average interest-earning assets.

Rate/Volume Analysis

The following table presents the extent to which changes in interest rates (yield/cost) and changes in the volume (average balance) of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated.  Information is provided in each category with respect to: (i) the changes attributable to changes in volume (changes in average balance multiplied by prior rate); (ii) the changes attributable to changes in rate (changes in rate multiplied by prior average balance); and (iii) the net change.  The changes attributable to the combined impact of volume and rate have been allocated proportionately, based on absolute values, to the changes due to rate and volume.

	Year Ended December 31, 2021
	Compared to
	Year Ended December 31, 2020
	Increase/(Decrease) due to		Total Net Change in Interest Income/Expense
(In Thousands)	Volume	Rate
Interest-earning assets:
Residential whole loans	$(33,145)	$4,401	$(28,744)
Securities, at fair value	(122,502)	89,098	(33,404)
Cash and cash equivalents	193	(525)	(332)
Other interest-earning assets	(7,425)	(625)	(8,050)
Total net change in income from interest-earning assets	$(162,879)	$92,349	$(70,530)

Interest-bearing liabilities:
Residential whole loan financing agreements	$(49,043)	$(49,240)	$(98,283)
Securities, at fair value repurchase agreements	(23,786)	(11,471)	(35,257)
REO financing agreements	471	—	471
Other repurchase agreements	(607)	(607)	(1,214)
Securitized debt	25,888	(12,806)	13,082
Convertible Senior Notes and Senior Notes	(9,201)	(1,730)	(10,931)
Senior secured credit agreement	(8,121)	(8,120)	(16,241)
Total net change in expense of interest-bearing liabilities	$(64,399)	$(83,974)	$(148,373)
Net change in net interest income	$(98,480)	$176,323	$77,843

The following table presents certain quarterly information regarding our net interest spread and net interest margin for the quarterly periods presented:

	Total Interest-Earning Assets and Interest- Bearing Liabilities
Quarter Ended	Net Interest Spread (1)	Net Interest Margin (2)

December 31, 2021	2.98%	3.60%
September 30, 2021	2.98	3.70
June 30, 2021	3.02	3.86
March 31, 2021	2.31	3.29

December 31, 2020	1.51	2.41
September 30, 2020	0.27	1.59
June 30, 2020	(0.88)	0.81
March 31, 2020	2.05	2.70

(1)Reflects the difference between the yield on average interest-earning assets and average cost of funds.
(2)Reflects annualized net interest income divided by average interest-earning assets.

The following table presents the components of the net interest spread earned on our Residential whole loans for the quarterly periods presented:

	Quarter Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

Purchased Performing Loans
Net Yield (1)	4.12%	4.56%	4.45%	4.41%	4.57%	4.58%	5.17%	5.10%
Cost of Funding (2)	2.19%	2.14%	2.09%	2.46%	2.77%	3.42%	6.34%	3.59%
Net Interest Spread (3)	1.93%	2.42%	2.36%	1.95%	1.80%	1.16%	(1.17)%	1.51%

Purchased Credit Deteriorated Loans
Net Yield (1)	7.15%	7.08%	7.17%	5.00%	5.16%	4.89%	5.07%	4.84%
Cost of Funding (2)	2.23%	2.18%	2.39%	2.86%	3.02%	3.22%	6.03%	3.39%
Net Interest Spread (3)	4.92%	4.90%	4.78%	2.14%	2.14%	1.67%	(0.96)%	1.45%

Purchased Non-Performing Loans
Net Yield (1)	9.83%	8.81%	7.98%	7.13%	7.06%	5.99%	5.42%	7.54%
Cost of Funding (2)	2.51%	2.43%	2.71%	3.41%	3.57%	3.78%	5.55%	3.60%
Net Interest Spread (3)	7.32%	6.38%	5.27%	3.72%	3.49%	2.21%	(0.13)%	3.94%

Total Residential Whole Loans
Net Yield (1)	5.08%	5.52%	5.48%	5.03%	5.13%	4.89%	5.20%	5.45%
Cost of Funding (2)	2.23%	2.20%	2.25%	2.70%	2.97%	3.47%	6.15%	3.58%
Net Interest Spread (3)	2.85%	3.32%	3.23%	2.33%	2.16%	1.42%	(0.95)%	1.87%

(1)Reflects annualized interest income on Residential whole loans divided by average amortized cost of Residential whole loans. Excludes servicing costs.

(2)Reflects annualized interest expense divided by average balance of repurchase agreements, agreements with non-mark-to-market collateral provisions, and securitized debt. Total Residential whole loans cost of funding includes six basis points associated with Swaps to hedge interest rate sensitivity on these assets for the quarter ended March 31, 2020. Cost of funding for the quarter ended June 30, 2020 includes the impact of amortization of $12.5 million of losses previously recorded in OCI related to Swaps unwound during the quarter ended March 31, 2020 that had been previously designated as hedges for accounting purposes. The amortization of these losses increased the funding cost by 116 basis points for Purchased Performing Loans, 107 basis points for Purchased Credit Deteriorated Loans, 77 basis points for Purchased Non-performing Loans, and 108 basis points for total Residential whole loans during the quarter ended June 30, 2020. At June 30, 2020, following the closing of certain financing transactions and our exit from forbearance arrangements, and an evaluation of our anticipated future financing transactions, $49.9 million of unamortized losses on Swaps previously designated as hedges for accounting purposes was transferred from OCI to earnings, as it was determined that certain financing transactions that were previously expected to be hedged by these Swaps were no longer probable of occurring. In addition, cost of funding for the quarter ended June 30, 2020 was significantly higher than for prior periods as it reflects default interest and/or higher rates charged by lenders while we were under a forbearance agreement. During the quarter ended September 30, 2020, we transferred from AOCI to earnings approximately $7.2 million of losses on Swaps that had been previously designated as hedges for accounting purposes as we had assessed that the underlying transactions were no longer probable of occurring.
(3)Reflects the difference between the net yield on average Residential whole loans and average cost of funds on Residential whole loans.

The following table presents the components of the net interest spread earned on our residential mortgage securities and MSR-related assets for the quarterly periods presented:

	Securities, at fair value
Quarter Ended	Net Yield (1)(2)	Cost of Funding (3)	Net Interest Rate Spread (4)
December 31, 2021	26.28%	1.50%	24.78%
September 30, 2021	18.78	1.61	17.17
June 30, 2021	24.57	1.81	22.76
March 31, 2021	22.25	2.02	20.23

December 31, 2020	10.15	2.69	7.46
September 30, 2020	9.80	3.49	6.31
June 30, 2020	8.20	5.81	2.39
March 31, 2020	5.22	2.53	2.69

(1)Reflects annualized interest income divided by average amortized cost. Impairment charges recorded on MSR-related assets resulted in a lower amortized cost basis which impacted the calculation of net yields in subsequent periods.
(2)For the quarter ended December 31, 2021, the net yield of 26.28% includes $8.1 million of accretion income recognized on the redemption at par of an MSR-related asset that had been held at amortized cost basis below par due to an impairment charge during the first quarter of 2020. Excluding this accretion, the yield reported would have been 11.37%. For the quarter ended September 30, 2021, the net yield of 18.78% includes $4.0 million of accretion income recognized on the redemption at par of an MSR-related asset that had been held at amortized cost basis below par due to an impairment charge during the first quarter of 2020. Excluding this accretion, the yield reported would have been 11.63%. For the quarter ended June 30, 2021, the net yield of 24.57% includes $8.4 million of accretion income recognized on the redemption at par of an MSR-related asset that had been held at amortized cost basis below par due to an impairment charge recorded in the first quarter of 2020. Excluding this accretion, the yield reported would have been 11.13%. For the quarter ended March 31, 2021, the net yield of 22.25% includes $8.1 million of accretion income recognized on the redemption of an RPL/NPL MBS security that was previously purchased at a discount. Excluding this accretion, the yield reported would have been 11.26%.
(3)Reflects annualized interest expense divided by average balance of repurchase agreements. Securities, at fair value cost of funding includes 26 basis points associated with Swaps to hedge interest rate sensitivity on these assets for the quarter ended March 31, 2020. Cost of funding for the quarter ended June 30, 2020 includes the impact of amortization of $1.7 million of losses previously recorded in OCI related to Swaps unwound during the quarter ended March 31, 2020 that had been previously designated as hedges for accounting purposes. The amortization of these losses increased the funding cost by 109 basis points for total Securities, at fair value during the quarter ended June 30, 2020. At June 30, 2020, following the closing of certain financing transactions and our exit from forbearance arrangements, and an evaluation of our anticipated future financing transactions, $49.9 million of unamortized losses on Swaps previously designated as hedges for accounting purposes was transferred from OCI to earnings, as it was determined that certain financing transactions that were previously expected to be hedged by these Swaps were no longer probable of occurring. In addition, during the quarter ended September 30, 2020, we transferred from AOCI to earnings approximately $7.2 million of losses on Swaps that had been previously designated as hedges for accounting purposes as we had assessed that the underlying transactions were no longer probable of occurring.
(4)Reflects the difference between the net yield on average Securities, at fair value, and average cost of funds on Securities, at fair value.

Interest Income

Interest income on our residential whole loans decreased by $28.7 million, or 8.7%, for 2021, to $303.5 million compared to $332.2 million for 2020. This decrease primarily reflects a $627.9 million decrease in the average balance of this portfolio to $5.8 billion for 2021 from $6.4 billion for 2020, partially offset by an increase in the yield to 5.26% for 2021 from 5.19% for 2020.

Due to the previously discussed asset sales and impairment charges that primarily occurred late in the first quarter of 2020 to early in the second quarter of 2020, as well as further asset disposals and redemptions that have occurred later in 2020 and throughout 2021, the average amortized cost of our Securities, at fair value portfolio decreased $1.2 billion to $247.0 million for 2021 from $1.5 billion for 2020, and interest income on our Securities, at fair value portfolio decreased $33.4 million to $56.7 million for 2021 from $90.1 million for 2020. The net yield on our Securities, at fair value was 22.95% for 2021, compared to 6.16% for 2020. The increase in the net yield on our Securities, at fair value portfolio primarily reflects approximately $20.5 million of accretion income recognized in 2021 due to the redemption of MSR-related assets that had been held at amortized cost basis below par due to impairment charges recorded in the first quarter of 2020; and $8.1 million of accretion recognized in 2021 due to the redemption of a Non-Agency MBS that had been previously purchased at a discount.

Interest Expense

Our interest expense for 2021 decreased by $148.4 million, or 55.2%, to $120.4 million, from $268.8 million for 2020.  This decrease primarily reflects a decrease in our average collateralized financing agreement borrowings to finance our residential mortgage asset portfolio and a decrease in financing rates on our financing agreements. In addition, in the prior year period we incurred interest expense of approximately $16.2 million related to the senior secured credit agreement we entered into during the second quarter of 2020. Further, 2020 included $11.1 million of interest expense related to our Senior Notes, which were redeemed in the first quarter of 2021. The effective interest rate paid on our borrowings decreased to 2.56% for 2021, from 4.24% for 2020.

Provision for Credit Losses on Residential Whole Loans Held at Carrying Value

For 2021, we recorded a reversal of provision for credit losses on residential whole loans held at carrying value of $44.9 million (which includes a reversal of provision for credit losses on undrawn commitments of $969,000) compared to a provision of $22.4 million for 2020. The reversal for the period primarily reflects run-off of loans held at carrying value and adjustments to certain macroeconomic and loan prepayment speed assumptions used in our credit loss forecasts. With respect to our residential whole loans held at carrying value, CECL requires that reserves for credit losses are estimated at the reporting date based on expected cash flows over the life of the loan or financial instrument, including anticipated prepayments and reasonable and supportable forecasts of future economic conditions.

Other Income, net

For 2021, Other Income/(Loss), net increased by $844.7 million, to $165.1 million compared to a $679.6 million loss for 2020.  The components of Other Income/(Loss), net for 2021 and 2020 are summarized in the table below:

	For the Year Ended December 31,
(In Thousands)	2021	2020
Net gain on residential whole loans measured at fair value through earnings	$16,736	$20,765
Gain on investment in Lima One common equity (Note 15)	38,933	—
Impairment and other gains and losses on securities available-for-sale and other assets	33,956	(425,082)
Lima One - origination, servicing and other fee income	22,600	—
Net gain on real estate owned	22,838	5,391
Net realized loss on sales of securities and residential whole loans	—	(188,847)
Loss on terminated swaps previously designated as hedges for accounting purposes	—	(57,034)
Other residential whole loan related income	4,472	4,268
Net unrealized gain/(loss) on securities, at fair value measured at fair value through earnings	1,605	(10,486)
Other	23,963	(28,544)
Total Other Income/(Loss), net	$165,103	$(679,569)

Operating and Other Expense

During 2021, we had compensation and benefits and other general and administrative expenses of $85.5 million, compared to $56.7 million for 2020.  Compensation and benefits expense increased $22.8 million to $53.8 million for 2021, compared to $31.0 million for 2020 primarily reflecting the impact of including Lima One compensation expense in our financial results and an increase in annual bonus compensation for the current year period. The prior year period also included a provision for estimated severance costs in connection with a reduction in workforce that occurred in the third quarter of 2020. Our other general and administrative expenses increased by $6.1 million to $31.7 million for 2021 compared to $25.7 million for 2020, primarily reflecting the impact of including Lima One expenses in our financial results, increased information technology costs and higher costs associated with deferred compensation to Directors in the current year period, which were impacted by changes in our stock price. In addition, during 2020, we also incurred professional service and other costs of $44.4 million related to negotiating and exiting forbearance arrangements with our lenders.

Operating and Other Expense during 2021 also includes $30.9 million of loan servicing and other related operating expenses related to our residential whole loan activities. These expenses decreased compared to 2020 by approximately $9.5 million, or 23.5%, primarily due to lower servicing fees and non-recoverable advances on our REO portfolio and lower expenses recognized related to loan securitization activities.

In addition, Other expenses for 2021 also includes $6.6 million of amortization related to intangible assets recognized as part of the purchase accounting for the Lima One acquisition.

Selected Financial Ratios

The following table presents information regarding certain of our financial ratios at or for the dates presented:

At or for the Quarter Ended	Return on Average Total Assets (1)	Return on Average Total Stockholders’ Equity (2)(3)	Total Average Stockholders’ Equity to Total Average Assets (4)	Dividend Payout Ratio (5)	Leverage Multiple (6)	Book Value per Share of Common Stock (7)	Economic Book Value per Share of Common Stock (8)
December 31, 2021	1.67%	6.84%	30.00%	1.38	2.5	$19.12	$20.58
September 30, 2021	6.64	20.48	34.55	0.36	2.2	19.29	21.02
June 30, 2021	3.46	10.57	37.28	0.77	1.8	18.62	20.41
March 31, 2021	4.55	13.54	37.21	0.44	1.6	18.54	20.32

December 31, 2020	2.12	7.24	35.72	0.94	1.7	18.15	19.65
September 30, 2020	4.17	13.85	33.23	0.29	1.9	18.45	19.66
June 30, 2020	4.33	15.70	30.08	—	2.0	18.06	17.99
March 31, 2020	(26.72)	(26.58)	24.90	—	3.4	17.35	16.81

(1)Reflects annualized net income available to common stock and participating securities divided by average total assets.
(2)Reflects annualized net income divided by average total stockholders’ equity.
(3)For the quarter ended March 31, 2020, the amount calculated reflects the quarterly net income divided by average total stockholders’ equity.
(4)Reflects total average stockholders’ equity divided by total average assets.
(5)Reflects dividends declared per share of common stock divided by earnings per share.
(6)Represents the sum of our borrowings under financing agreements and payable for unsettled purchases divided by stockholders’ equity.
(7)Reflects total stockholders’ equity less the preferred stock liquidation preference divided by total shares of common stock outstanding.
(8)“Economic book value” is a non-GAAP financial measure of our financial position. To calculate our Economic book value, our portfolios of Residential whole loans and securitized debt held at carrying value are adjusted to their fair value, rather than the carrying value that is required to be reported under the GAAP accounting model applied to these loans. For additional information please refer to “Economic Book Value” below.

Economic Book Value

“Economic book value” is a non-GAAP financial measure of our financial position. To calculate our Economic book value, our portfolios of Residential whole loans and securitized debt held at carrying value are adjusted to their fair value, rather than the carrying value that is required to be reported under the GAAP accounting model applied to these financial instruments. These adjustments are also reflected in the table below in our end of period stockholders’ equity. Management considers that Economic book value provides investors with a useful supplemental measure to evaluate our financial position as it reflects the impact of fair value changes for all of our residential mortgage investments and certain associated financing arrangements, irrespective of the accounting model applied for GAAP reporting purposes. Economic book value does not represent and should not be considered as a substitute for Stockholders’ Equity, as determined in accordance with GAAP, and our calculation of this measure may not be comparable to similarly titled measures reported by other companies.

The following table provides a reconciliation of our GAAP book value per common share to our non-GAAP Economic book value per common share as of the quarterly periods below:

	Quarter Ended:
(In Millions, Except Per Share Amounts)	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
GAAP Total Stockholders’ Equity	$2,542.8	$2,601.1	$2,526.5	$2,542.3	$2,524.8	$2,565.7	$2,521.1	$2,440.7
Preferred Stock, liquidation preference	(475.0)	(475.0)	(475.0)	(475.0)	(475.0)	(475.0)	(475.0)	(475.0)
GAAP Stockholders’ Equity for book value per common share	2,067.8	2,126.1	2,051.5	2,067.3	2,049.8	2,090.7	2,046.1	1,965.7
Adjustments:
Fair value adjustment to Residential whole loans, at carrying value	153.5	198.8	206.2	203.0	173.9	141.1	(25.3)	(113.5)
Fair value adjustment to Securitized debt, at carrying value (1)	4.3	(8.0)	(8.9)	(3.6)	(5.1)	(3.5)	18.0	51.9

Stockholders’ Equity including fair value adjustments to Residential whole loans and Securitized debt held at carrying value (Economic book value) (1)	$2,225.6	$2,316.9	$2,248.8	$2,266.7	$2,218.6	$2,228.3	$2,038.8	$1,904.1

GAAP book value per common share	$19.12	$19.29	$18.62	$18.54	$18.15	$18.45	$18.06	$17.35
Economic book value per common share (1)	$20.58	$21.02	$20.41	$20.32	$19.65	$19.66	$17.99	$16.81
Number of shares of common stock outstanding	108.1	110.2	110.2	111.5	112.9	113.3	113.3	113.3

(1)Economic book value per common share for periods prior to December 31, 2021 have been restated to include the impact of fair value changes in securitized debt held at carrying value.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our consolidated financial statements include the accounts of all of our subsidiaries.  The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements, giving due consideration to materiality.  Actual results could differ from these estimates.

Our accounting policies are described in Note 2 to the consolidated financial statements, included under Item 8 of this Annual Report on Form 10-K.  Management believes the policies which more significantly rely on estimates and judgments to be as follows:

Allowance for Credit Losses on Residential Whole Loans

An allowance for credit losses is recorded at acquisition, and maintained on an ongoing basis, for all losses expected over the life of the respective loan. Any required credit loss allowance would reduce the net carrying value of the loan with a corresponding charge to earnings, and may increase or decrease over time. Significant judgments are required in determining any allowance for credit loss, including assumptions regarding the loan cash flows expected to be collected, including related economic forecasts, the value of the underlying collateral and our ability to collect on any other forms of security, such as a personal guaranty provided either by the borrower or an affiliate of the borrower.
Fair Value Measurements - Residential Whole Loans

GAAP requires the categorization of fair value measurements into three broad levels that form a hierarchy. The following describes the valuation methodologies used for our financial instrument investments categorized as level 3 in the valuation hierarchy, which require the most significant estimates and judgments to be made.

We determine the fair value of our residential whole loans after considering valuations obtained from a third-party who specializes in providing valuations of residential mortgage loans. The valuation approach applied generally depends on whether the loan is considered performing or non-performing at the date the valuation is performed. For performing loans, estimates of fair value are derived using a discounted cash flow approach, where estimates of cash flows are determined from the scheduled payments, adjusted using forecasted prepayment, default and loss given default rates. For non-performing loans, asset liquidation cash flows are derived based on the estimated time to liquidate the loan, the estimated value of the collateral, expected costs and estimated home price levels. Estimated cash flows for both performing and non-performing loans are discounted at yields considered appropriate to arrive at a reasonable exit price for the asset. Indications of loan value such as actual trades, bids, offers and generic market color may be used in determining the appropriate discount yield. The estimation of cash flows used in pricing models is inherently subjective and imprecise. Changes in market conditions, as well as changes in the assumptions or methodology used to determine fair value, could result in a significant increase or decrease in fair value.

Residential whole loans, at fair value are recorded on our consolidated balance sheets at fair value and changes in their fair value are recorded through earnings. With respect to Residential whole loans, at carrying value, the fair value for these loans is disclosed in the footnotes to the consolidated financial statements and changes in their fair value do not impact earnings.

Recent Accounting Standards to Be Adopted in Future Periods

We are not aware of any recent accounting standards to be adopted in future periods that we expect would materially impact us.

LIQUIDITY AND CAPITAL RESOURCES

Our principal sources of cash generally consist of borrowings under repurchase agreements and other collateralized financings, payments of principal and interest we receive on our investment portfolio, cash generated from our operating results and, to the extent such transactions are entered into, proceeds from capital market and structured financing transactions. Our most significant uses of cash are generally to pay principal and interest on our financing transactions, to purchase and originate residential mortgage assets, to make dividend payments on our capital stock, to fund our operations, to meet margin calls and to make other investments that we consider appropriate.

We seek to employ a diverse capital raising strategy under which we may issue capital stock and other types of securities. To the extent we raise additional funds through capital market transactions, we currently anticipate using the net proceeds from such transactions to acquire additional residential mortgage-related assets, consistent with our investment policy, and for working capital, which may include, among other things, the repayment of our financing transactions. There can be no assurance, however, that we will be able to access the capital markets at any particular time or on any particular terms. We have available for issuance an unlimited amount (subject to the terms and limitations of our charter) of common stock, preferred stock, depository shares representing preferred stock, warrants, debt securities, rights and/or units pursuant to our automatic shelf registration statement and, at December 31, 2021, we had approximately 2.1 million shares of common stock available for issuance pursuant to our DRSPP shelf registration statement. During 2021, we issued 107,925 shares of common stock through our DRSPP, raising net proceeds of approximately $1.9 million. During 2021, we did not sell any shares of common stock through our at-the-market equity offering program.

During 2021, we repurchased 5,025,374 shares of our common stock through the stock repurchase program at an average cost of $17.04 per share and a total cost of approximately $85.6 million, net of fees and commissions paid to the sales agents of approximately $201,000. At December 31, 2021, approximately $80.3 million remained outstanding for future repurchases under the repurchase program.

Financing agreements

Our borrowings under financing agreements include a combination of shorter term and longer arrangements. Certain of these arrangements are collateralized directly by our residential mortgage investments or otherwise have recourse to us, while securitized debt financing is non-recourse financing. Further, certain of our financing agreements contain terms that allow the lender to make margin calls on us based on changes in the value of the underlying collateral securing the borrowing. As of December 31, 2021, we had $2.6 billion of total unpaid principal balance related to asset-backed financing agreements with mark-to-market collateral provisions and $3.6 billion of total unpaid principal balance related to asset-backed financing agreements that do not include mark-to-market collateral provisions. Repurchase agreements and other forms of collateralized financing are renewable at the discretion of our lenders and, as such, our lenders could determine to reduce or terminate our access to future borrowings at virtually any time. The terms of the repurchase transaction borrowings under our master repurchase agreements, as such terms relate to repayment, margin requirements and the segregation of all securities that are the subject of repurchase transactions, generally conform to the terms contained in the standard master repurchase agreement published by the Securities Industry and Financial Markets Association (or SIFMA) or the global master repurchase agreement published by SIFMA and the International Capital Market Association. In addition, each lender typically requires that we include supplemental terms and conditions to the standard master repurchase agreement. Typical supplemental terms and conditions, which differ by lender, may include changes to the margin maintenance requirements, required haircuts (or the percentage amount by which the collateral value is contractually required to exceed the loan amount), purchase price maintenance requirements, requirements that all controversies related to the repurchase agreement be litigated in a particular jurisdiction and cross default and setoff provisions. Other non-repurchase agreement financing arrangements also contain provisions governing collateral maintenance.

With respect to margin maintenance requirements for agreements secured by harder to value assets, such as residential whole loans, Non-Agency MBS and MSR-related assets, margin calls are typically determined by our counterparties based on their assessment of changes in the fair value of the underlying collateral and in accordance with the agreed upon haircuts specified in the transaction confirmation with the counterparty.  We address margin call requests in accordance with the required terms specified in the applicable agreement and such requests are typically satisfied by posting additional cash or collateral on the same business day. We review margin calls made by counterparties and assess them for reasonableness by comparing the counterparty valuation against our valuation determination. When we believe that a margin call is unnecessary because our assessment of collateral value differs from the counterparty valuation, we typically hold discussions with the counterparty and are able to resolve the matter. If this is not successful, we will look to resolve the dispute based on the remedies available to us under the terms of the repurchase agreement, which in some instances may include the engagement of a third-party to review collateral valuations. For certain other agreements that do not include such provisions, we could resolve the matter by substituting collateral as permitted in accordance with the agreement or otherwise request the counterparty to return the collateral in exchange for cash to unwind the financing. For additional information regarding our various types of financing arrangements, including those with non-mark-to-market terms and the haircuts for those agreements with mark-to-market collateral provisions, see Note 6 to the consolidated financial statements, included under Item 8 of this Annual Report on Form 10-K.

We expect that we will continue to pledge residential mortgage assets as part of certain of our ongoing financing arrangements. When the value of our residential mortgage assets pledged as collateral experiences rapid decreases, margin calls under our financing arrangements could materially increase, causing an adverse change in our liquidity position. Additionally, if one or more of our financing counterparties choose not to provide ongoing funding, our ability to finance our long-maturity assets would decline or otherwise become available on possibly less advantageous terms. Further, when liquidity tightens, our counterparties to our short term arrangements with mark-to-market collateral provisions may increase their required collateral cushion (or margin) requirements on new financings, including financings that we roll with the same counterparty, thereby reducing our ability to use leverage. Access to financing may also be negatively impacted by ongoing volatility in financial markets, thereby potentially adversely impacting our current or future lenders’ ability or willingness to provide us with financing. In addition, there is no assurance that favorable market conditions will exist to permit us to consummate additional securitization transactions if we determine to seek that form of financing.

Our ability to meet future margin calls will be affected by our ability to use cash or obtain financing from unpledged collateral, the amount of which can vary based on the market value of such collateral, our cash position and margin requirements. Our cash position fluctuates based on the timing of our operating, investing and financing activities and is managed based on our anticipated cash needs. (See “Interest Rate Risk” included under Item 7A. of this Annual Report on Form 10-K and our Consolidated Statements of Cash Flows, included under Item 8 of this Annual Report on Form 10-K.)

At December 31, 2021, we had a total of $4.9 billion of residential whole loans and securities and $10.2 million of restricted cash pledged to our financing counterparties. At December 31, 2021, we had access to various sources of liquidity, including $304.7 million of cash and cash equivalents. Our sources of liquidity do not include restricted cash. In addition, at December 31, 2021, we had $280.2 million of unencumbered residential whole loans. Further, we believe that we have unused capacity in certain borrowing lines, given that the amount currently borrowed is less than the maximum advance rate permitted by the facility. This unused capacity serves to act as a buffer against potential margin calls on certain pledged assets in the event that asset prices do not decline by more than a specified amount.

The table below presents certain information about our borrowings under asset-backed financing agreements and securitized debt:

	Asset-backed Financing Agreements			Securitized Debt
Quarter Ended (1)	Quarterly Average Balance	End of Period Balance	Maximum Balance at Any Month-End	Quarterly Average Balance	End of Period Balance	Maximum Balance at Any Month-End
(In Thousands)
December 31, 2021	$3,313,641	$3,501,839	$3,501,839	$2,302,990	$2,650,473	$2,650,473
September 30, 2021	2,516,940	3,278,941	3,278,941	2,008,639	2,045,729	2,137,773
June 30, 2021	2,063,852	2,156,598	2,156,598	1,778,909	2,046,381	2,046,381
March 31, 2021	2,362,791	2,221,570	2,443,149	1,535,995	1,548,920	1,602,148

December 31, 2020	2,833,649	2,497,290	2,823,306	1,202,292	1,514,509	1,514,509
September 30, 2020	3,511,453	3,217,678	3,613,968	610,120	837,683	837,683
June 30, 2020	4,736,610	3,692,845	5,024,926	538,245	516,102	541,698
March 31, 2020	9,233,808	7,768,180	9,486,555	558,007	533,733	594,458

December 31, 2019	8,781,646	9,139,821	9,139,821	590,813	570,952	594,458
September 30, 2019	8,654,350	8,571,422	8,833,159	617,689	605,712	621,071
June 30, 2019	8,621,895	8,630,642	8,639,311	645,972	627,487	649,405
March 31, 2019	8,282,621	8,509,713	8,509,713	675,678	659,184	679,269

(1)The information presented in the table above excludes $230.0 million of Convertible Senior Notes issued in June 2019 and $100.0 million of Senior Notes issued in April 2012. The outstanding balance of the Convertible Senior Notes have been unchanged since issuance. Subsequent to the end of the third quarter of 2020, we repaid in full the outstanding principal balance of the senior secured term loan facility. During the first quarter of 2021, we redeemed all of our outstanding Senior Notes.

Cash Flows and Liquidity for the Year Ended December 31, 2021

Our cash, cash equivalents and restricted cash decreased by $417.1 million during 2021, reflecting:  $2.2 billion used in our investing activities, $1.6 billion provided by our financing activities and $120.3 million provided by our operating activities.

At December 31, 2021, our debt-to-equity multiple was 2.5 times compared to 1.7 times at December 31, 2020. At December 31, 2021, we had borrowings under asset-backed financing agreements of $3.5 billion, of which $3.3 billion were secured by residential whole loans, $159.1 million were secured by securities and $23.0 million were secured by REO. In addition, at December 31, 2021, we had securitized debt of $2.7 billion in connection with our loan securitization transactions. At December 31, 2020, we had borrowings under asset-backed financing agreements of $2.5 billion, of which $2.3 billion were secured by residential whole loans, $213.9 million were secured by securities and $13.7 million were secured by REO. In addition, at December 31, 2020, we had securitized debt of $1.5 billion in connection with our loan securitization transactions.

During 2021, $2.2 billion was used in our investing activities.  We utilized $4.5 billion for acquisitions of residential whole loans, loan related investments and capitalized advances. During 2021, we received $2.0 billion of principal payments on residential whole loans and loan related investments and $187.0 million of proceeds on sales of REO.  In addition, during 2021, we received cash of $157.3 million from prepayments and scheduled amortization on our securities.

In connection with our repurchase agreement financings and Swaps, we routinely receive margin calls/reverse margin calls from our counterparties and make margin calls to our counterparties. Margin calls and reverse margin calls, which requirements vary over time, may occur daily between us and any of our counterparties when the value of collateral pledged changes from the amount contractually required. The value of securities pledged as collateral fluctuates reflecting changes in: (i) the face (or par) value of our assets; (ii) market interest rates and/or other market conditions; and (iii) the market value of our Swaps. Margin calls/reverse margin calls are satisfied when we pledge/receive additional collateral in the form of additional assets and/or cash.

The table below summarizes our margin activity with respect to our repurchase agreement financings and derivative hedging instruments for the quarterly periods presented:

	Collateral Pledged to Meet Margin Calls			Cash and Securities Received for Reverse Margin Calls	Net Assets Received/(Pledged) for Margin Activity
For the Quarter Ended (1)	Fair Value of Securities Pledged	Cash Pledged	Aggregate Assets Pledged For Margin Calls
(In Thousands)
December 31, 2021	$—	$14,446	$14,446	$2,000	$(12,446)
September 30, 2021	—	—	—	2,500	2,500
June 30, 2021	—	3,433	3,433	—	(3,433)
March 31, 2021	—	—	—	—	—

(1)Excludes variation margin payments on our cleared Swaps which are treated as a legal settlement of the exposure under the Swap contract.

We are subject to various financial covenants under our financing agreements, which include minimum liquidity and net worth requirements, net worth decline limitations and maximum debt-to-equity ratios. We were in compliance with all financial covenants as of December 31, 2021.

During 2021, we paid $156.1 million for cash dividends on our common stock and dividend equivalents and paid cash dividends of $32.9 million on our preferred stock. On December 14, 2021, we declared our fourth quarter 2021 dividend on our common stock of $0.44 per share; on January 31, 2022, we paid this dividend, which totaled approximately $47.8 million, including dividend equivalents of approximately $170,000.

Item 8.  Financial Statements and Supplementary Data.

All other financial statement schedules are omitted because the required information is not applicable or deemed not material, or the required information is included in the consolidated financial statements and/or notes thereto.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
MFA Financial, Inc.:
Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of MFA Financial, Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive income/(loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes and Schedule IV – Mortgage Loans on Real Estate (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2021, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 23, 2022 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
Change in Accounting Principle
As discussed in Note 3 to the consolidated financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments – Credit Losses.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Assessment of the allowance for credit losses on certain residential whole loans held at carrying value
As discussed in Note 3 to the consolidated financial statements, the Company adopted ASU No. 2016-13, Financial Instruments — Credit Losses (ASC Topic 326), as of January 1, 2020, and the Company’s total allowance for credit losses on residential whole loans held at carrying value as of December 31, 2021 was $39.4 million (the December 31, 2021 ACL). The Company estimated the December 31, 2021 ACL using a current expected credit losses methodology which is based on relevant information about historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the loan balances, specific to the Company’s loan portfolio segments grouped by shared risk characteristics which include Non-Qualified Mortgages (non-QM loans), Rehabilitation loans, Single-Family Rental loans, Seasoned Performing loans, and Purchased Credit Deteriorated loans. These expected credit losses are generally calculated based on the estimated probability of default and loss severity of loans in the portfolio, which involves projecting each loan’s expected cash flows based on their contractual terms, expected prepayments, and estimated default and loss severity rates. These results were not discounted. The default and loss severity rates were estimated based on the following steps: (i) obtained the Company’s historical experience through an entire economic cycle for each loan type or, to the extent the Company did not have sufficient historical loss experience for a given loan type, publicly available data derived from the historical loss experience of certain banks, which data the Company believes is generally representative of its portfolio, (ii) obtained historical economic data (U.S. unemployment rates and home price appreciation) over the same period, and (iii) estimated default and severity rates during three distinct future periods based on historical default and severity rates during periods when economic conditions similar to those forecasted were experienced. The default and severity rates were applied to the estimated amount of loans outstanding during each future period, based on contractual terms and expected prepayments. Expected prepayments are estimated based on historical experience and current and expected future economic conditions, including market interest rates. The three periods were as follows: (i) a one-year forecast of economic conditions based on U.S. unemployment rates and home price appreciation, followed by (ii) a two-year “reversion” period during which economic conditions (U.S. unemployment rates and home price appreciation) are projected to revert to historical averages on a straight line basis, followed by (iii) the remaining life of each loan, during which period economic conditions (U.S. unemployment rates and home price appreciation) are projected to equal historical averages. The Company forecasts future economic conditions based on forecasts provided by an external preparer of economic forecasts, as well as its own knowledge of the market and its portfolio. The Company generally considers multiple scenarios and selects the one that it believes results in the most reasonable estimate of expected losses. The Company may apply qualitative adjustments to these expected loss estimates, which are determined based on a variety of factors, including differences between the Company’s loan portfolio and the loan portfolios represented by data available in regulatory filings of certain banks that are considered to have similar loan portfolios (available proxy data), and differences between current (and expected future) market conditions in comparison to market conditions that occurred in historical periods.

We identified the assessment of the December 31, 2021 ACL associated with the Company’s non-QM loans, Rehabilitation loans, and Purchased Credit Deteriorated loans as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, and subjective and complex auditor judgment was involved in the assessment of the December 31, 2021 ACL for these loans due to significant measurement uncertainty. Specifically, the assessment encompassed the evaluation of the December 31, 2021 ACL methodology, including the methods and models used to estimate the expected prepayments and default and loss severity rates and their significant assumptions. Such significant assumptions included the economic forecast scenario and macroeconomic assumptions, the reasonable and supportable forecast periods, the composition of the publicly available data derived from the historical loss experience of certain banks, and the historical experience period. The assessment also included the evaluation of the qualitative factors and their significant assumptions. Such significant assumptions were sensitive to variation, such that minor changes in the assumption can cause significant changes in the estimates. The assessment also included an evaluation of the conceptual soundness and performance of the prepayment, default and loss severity models. In addition, auditor judgment was required to evaluate the sufficiency of audit evidence obtained.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Company’s measurement of the December 31, 2021 ACL estimate, including controls over the:
•development of the ACL methodology
•continued use and appropriateness of changes made to the prepayment, default and loss severity models
•identification and determination of the significant assumptions used in the prepayment, default and loss severity models
•performance monitoring of the prepayment, default and loss severity models
•continued use and appropriateness of changes made to the qualitative factors, including the significant assumptions used in the measurement of the qualitative factors
•analysis of the ACL results, trends, and ratios.
We evaluated the Company’s process to develop the December 31, 2021 ACL estimate by testing certain sources of data, factors, and assumptions that the Company used, and considered the relevance and reliability of such data, factors, and assumptions. In addition, we involved credit risk professionals with specialized skills and knowledge, who assisted in:
•evaluating the Company’s ACL methodology for compliance with U.S. generally accepted accounting principles

•evaluating judgments made by the Company in the continued use and appropriateness of changes made to the prepayment, default and loss severity models by comparing them to relevant Company-specific metrics and trends and the applicable industry and regulatory practices
•assessing the conceptual soundness and performance testing of the prepayment, default and loss severity models by inspecting the model documentation to determine whether the models are suitable for their intended use
•evaluating the methodology used to develop the economic forecast scenarios and underlying macroeconomic assumptions by comparing it to the Company’s business environment and relevant industry practices
•evaluating the economic forecast scenario selected through comparison to publicly available forecasts
•evaluating the length of the historical experience period and reasonable and supportable forecast periods by comparing them to specific portfolio risk characteristics and trends
•assessing the composition of the publicly available data derived from the historical loss experience of certain banks by comparing to specific portfolio risk characteristics
•evaluating the methodology used to develop the qualitative factors and the effect of those factors on the ACL compared with relevant credit risk factors and consistency with credit trends and identified limitations of the underlying quantitative models.
We also assessed the sufficiency of the audit evidence obtained related to the December 31, 2021 ACL by evaluating the:
•cumulative results of the audit procedures
•qualitative aspects of the Company’s accounting practices
•potential bias in the account estimates.
Assessment of the valuation of residential whole loans, at fair value
As discussed in Notes 2, 3 and 13 to the consolidated financial statements, the Company records certain residential whole loans at fair value on its consolidated balance sheet as a result of a fair value election made at the time of acquisition. As of December 31, 2021, the recorded balance of the Company’s residential whole loans, at fair value was $5.3 billion. The Company determines the fair value of its residential whole loans held at fair value after considering valuations obtained from a third-party that specializes in providing valuations of residential mortgage loans. The valuation approach applied generally depends on whether the loan is considered performing or non-performing at the date the valuation is performed. For performing loans, estimates of fair value are derived using a discounted cash flow approach, where estimates of cash flows are determined from the scheduled payments, adjusted using forecasted prepayment, default and loss given default rates. For non-performing loans, asset liquidation cash flows are derived based on the estimated time to liquidate the loan, the estimated value of the collateral, expected costs and estimated home price levels. Estimated cash flows for both performing and non-performing loans are discounted at yields considered appropriate to arrive at a reasonable exit price for the asset.
We identified the assessment of the valuation of residential whole loans, at fair value, as a critical audit matter. A high degree of audit effort, including specialized skills and knowledge, was involved in determining certain of the estimate assumptions, including the forecasted prepayment, default and loss given default rates, property appraised value, and discount rate, which are not readily observable in the market and subject to significant measurement uncertainty. The evaluation of the assumptions to determine the valuation of residential whole loans, at fair value, required subjective and complex auditor judgement as the assumptions used were sensitive to variation, such that minor changes in home prices and/or credit quality of the borrower can cause significant changes in the estimate.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design and tested the operating effectiveness of certain internal controls related to the Company’s measurement of residential whole loans, at fair value. We involved valuation professionals with specialized skills and knowledge who assisted in evaluating the Company’s internal controls specific to the (1) assessment of whether the third-party aforementioned derived assumptions used to determine the fair value reflect those which a market participant would use to determine an exit price in the current market environment and (2) assessment of the third-party developed valuation techniques and models.
We involved valuation professionals with specialized skills and knowledge, who assisted in:

•evaluating that the methodology used by the Company in determining the property appraised value and residential whole loan fair value is in accordance with U.S. GAAP
•evaluating that the methodology and assumptions used to determine the property appraised value used by the Company for a sample of residential whole loans at fair value
•evaluating the assumptions used to determine the residential whole loan fair value used by the Company by comparing them to market research and relevant industry practices
•developing a fair value estimate for a sample of non-performing residential whole loans at fair value using the evaluated property appraised value, estimated time to liquidate the loan, expected liquidation costs, and home price index assumptions used by the Company and publicly available external market data collectively with independently developed valuation models and/or inputs and comparing the results of our estimate of fair value to the Company’s fair value estimate and
•developing an independent fair value estimate for a sample of performing residential whole loans at fair value based on independently developed valuation models and/or inputs and comparing the results of our estimate of fair value to the Company’s fair value estimate.
/s/ KPMG LLP

We have served as the Company’s auditor since 2011.

New York, New York
February 23, 2022, except for the first paragraph of Note 2(a) and Note 16, which is as of September 27, 2022

MFA FINANCIAL, INC.
CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)	December 31, 2021	December 31, 2020
Assets:
Residential whole loans, net ($5,305,349 and $1,216,902 held at fair value, respectively) (1)(2)	$7,913,000	$5,325,401
Securities, at fair value (2)	256,685	399,999
Cash and cash equivalents	304,696	814,354
Restricted cash	99,751	7,165
Other assets (2)	565,556	385,381
Total Assets	$9,139,688	$6,932,300

Liabilities:
Financing agreements ($3,266,773 and $3,366,772 held at fair value, respectively)	$6,378,782	$4,336,976
Other liabilities	218,058	70,522
Total Liabilities	$6,596,840	$4,407,498

Commitments and contingencies (See Note 9)

Stockholders’ Equity:
Preferred stock, $0.01 par value; 7.5% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Preferred stock, $0.01 par value; 6.5% Series C fixed-to-floating rate cumulative redeemable; 12,650 shares authorized; 11,000 shares issued and outstanding ($275,000 aggregate liquidation preference)	110	110
Common stock, $0.01 par value; 874,300 and 874,300 shares authorized; 108,138 and 112,929 shares issued and outstanding, respectively	1,082	1,129
Additional paid-in capital, in excess of par	3,775,482	3,851,517
Accumulated deficit	(1,279,484)	(1,405,327)
Accumulated other comprehensive income	45,578	77,293
Total Stockholders’ Equity	$2,542,848	$2,524,802
Total Liabilities and Stockholders’ Equity	$9,139,688	$6,932,300

(1)Includes approximately $3.0 billion and $1.8 billion of Residential whole loans transferred to consolidated variable interest entities (“VIEs”) at December 31, 2021 and December 31, 2020, respectively. Such assets can be used only to settle the obligations of each respective VIE.
(2)See Note 6 for information regarding the Company’s pledged assets.

The accompanying notes are an integral part of the consolidated financial statements.

MFA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
(In Thousands, Except Per Share Amounts)	2021	2020	2019
Interest Income:
Residential whole loans	$303,468	$332,212	$358,161
Securities, at fair value	56,690	90,094	327,201
Other interest-earning assets	1,800	9,850	7,152
Cash and cash equivalent investments	344	676	3,393
Interest Income	$362,302	$432,832	$695,907

Interest Expense:
Asset-backed and other collateralized financing arrangements	$104,597	$242,039	$315,344
Other interest expense	15,788	26,719	17,012
Interest Expense	$120,385	$268,758	$332,356

Net Interest Income	$241,917	$164,074	$363,551

Reversal/(Provision) for credit and valuation losses on residential whole loans and other financial instruments	$44,863	$(22,381)	$(2,569)
Net Interest Income after Provision for Credit and Valuation Losses	$286,780	$141,693	$360,982

Other Income, net:
Net gain on residential whole loans measured at fair value through earnings	$16,736	$20,765	$44,149
Gain on investment in Lima One common equity (Note 15)	38,933	—	—
Impairment and other gains and losses on securities available-for-sale and other assets	33,956	(425,082)	(180)
Lima One - origination, servicing and other fee income	22,600	—	—
Net gain/(loss) on real estate owned	22,838	5,391	(5,878)
Net realized (loss)/gain on sales of securities and residential whole loans	—	(188,847)	62,002
Loss on terminated swaps previously designated as hedges for accounting purposes	—	(57,034)	—
Other, net	30,040	(34,762)	11,583
Other Income/(Loss), net	$165,103	$(679,569)	$111,676

Operating and Other Expense:
Compensation and benefits	$53,817	$31,042	$32,235
Other general and administrative expense	31,729	25,666	20,413
Loan servicing, financing and other related costs	30,867	40,372	41,893
Amortization of intangible assets	6,600	—	—
Costs associated with restructuring/forbearance agreement	—	44,434	—
Operating and Other Expense	$123,013	$141,514	$94,541

Net Income/(Loss)	$328,870	$(679,390)	$378,117
Less Preferred Stock Dividend Requirement	$32,875	$29,796	15,000
Net Income/(Loss) Available to Common Stock and Participating Securities	$295,995	$(709,186)	$363,117

Basic Earnings/(Loss) per Common Share	$2.66	$(6.28)	$3.21
Diluted Earnings/(Loss) per Common Share	$2.63	$(6.28)	$3.17

The accompanying notes are an integral part of the consolidated financial statements.

MFA FINANCIAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

	For the Year Ended December 31,
(In Thousands)	2021	2020	2019
Net income/(loss)	$328,870	$(679,390)	$378,117
Other Comprehensive (Loss):
Unrealized (losses)/gains on securities available-for-sale	(32,774)	420,281	20,335
Reclassification adjustment for securities sales included in net income	—	(389,127)	(44,600)
Reclassification adjustment for impairments included in net income	—	(344,269)	(180)
Derivative hedging instrument fair value changes, net	—	(50,127)	(23,342)
Changes in fair value of financing agreements at fair value due to changes in instrument-specific credit risk	1,059	(2,314)	—
Reclassification adjustment for losses related to hedging instruments included in net income	—	72,802	(2,454)
Other Comprehensive (Loss)	(31,715)	(292,754)	(50,241)
Comprehensive income/(loss) before preferred stock dividends	$297,155	$(972,144)	$327,876
Dividends required on preferred stock	(32,875)	(29,796)	(15,000)
Comprehensive Income/(Loss) Available to Common Stock and Participating Securities	$264,280	$(1,001,940)	$312,876

The accompanying notes are an integral part of the consolidated financial statements.

MFA FINANCIAL, INC. CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
	For the Year Ended December 31, 2021
(In Thousands, Except Per Share Amounts)	Preferred Stock 6.5% Series C Fixed-to-Floating Cumulative Redeemable - Liquidation Preference $25.00 per Share		Preferred Stock 7.5% Series B Cumulative Redeemable - Liquidation Preference $25.00 per Share		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2020	11,000	$110	8,000	$80	112,929	$1,129	$3,851,517	$(1,405,327)	$77,293	$2,524,802
Net Income	—	—	—	—	—	—	—	328,870	—	328,870
Issuance of common stock, net of expenses	—	—	—	—	288	3	1,829	—	—	1,832
Repurchase of shares of common stock (1)	—	—	—	—	(5,079)	(50)	(86,343)	—	—	(86,393)
Equity based compensation expense	—	—	—	—	—	—	9,038	—	—	9,038
Change in accrued dividends attributable to stock-based awards	—	—	—	—	—	—	(559)	(278)	—	(837)
Dividends declared on common stock ($1.540 per share)	—	—	—	—	—	—	—	(169,275)	—	(169,275)
Dividends declared on Series B Preferred Stock ($1.875 per share)	—	—	—	—	—	—	—	(15,000)	—	(15,000)
Dividends declared on Series C Preferred Stock ($1.625 per share)	—	—	—	—	—	—	—	(17,875)	—	(17,875)
Dividends attributable to dividend equivalents	—	—	—	—	—	—	—	(599)	—	(599)
Change in unrealized losses on securities, net	—	—	—	—	—	—	—	—	(32,774)	(32,774)
Changes in fair value of financing agreements at fair value due to changes in instrument-specific credit risk	—	—	—	—	—	—	—	—	1,059	1,059
Balance at December 31, 2021	11,000	$110	8,000	$80	108,138	$1,082	$3,775,482	$(1,279,484)	$45,578	$2,542,848

MFA FINANCIAL, INC. CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	For the Year Ended December 31, 2020
(In Thousands, Except Per Share Amounts)	Preferred Stock 6.5% Series C Fixed-to-Floating Cumulative Redeemable - Liquidation Preference $25.00 per Share		Preferred Stock 7.5% Series B Cumulative Redeemable - Liquidation Preference $25.00 per Share		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2019	—	$—	8,000	$80	113,092	$1,131	$3,643,734	$(631,040)	$370,047	$3,383,952
Cumulative effect adjustment on adoption of new accounting standard ASU 2016-13	—	—	—	—	—	—	—	(8,326)	—	(8,326)
Net loss	—	—	—	—	—	—	—	(679,390)	—	(679,390)
Issuance of Series C Preferred Stock, net of expenses	11,000	110	—	—	—	—	265,942	—	—	266,052
Issuance of common stock, net of expenses	—	—	—	—	3,448	34	7,419	—	—	7,453
Repurchase of shares of common stock (1)	—	—	—	—	(3,611)	(36)	(53,541)	—	—	(53,577)
Equity based compensation expense	—	—	—	—	—	—	6,715	—	—	6,715
Change in accrued dividends attributable to stock-based awards	—	—	—	—	—	—	856	—	—	856
Dividends declared on common stock ($0.500 per share)	—	—	—	—	—	—	—	(56,546)	—	(56,546)
Dividends declared on Series B Preferred Stock ($1.875 per share)	—	—	—	—	—	—	—	(15,000)	—	(15,000)
Dividends declared on Series C Preferred Stock ($1.345 per share)	—	—	—	—	—	—	—	(14,796)	—	(14,796)
Dividends attributable to dividend equivalents	—	—	—	—	—	—	—	(229)	—	(229)
Change in unrealized losses on MBS, net	—	—	—	—	—	—	—	—	(313,115)	(313,115)
Derivative hedging instruments fair value changes and amortization, net	—	—	—	—	—	—	—	—	22,675	22,675
Warrants issued and repurchased, net	—	—	—	—	—	—	(19,608)	—	—	(19,608)
Changes in fair value of financing agreements at fair value due to changes in instrument-specific credit risk	—	—	—	—	—	—	—	—	(2,314)	(2,314)
Balance at December 31, 2020	11,000	$110	8,000	$80	112,929	$1,129	$3,851,517	$(1,405,327)	$77,293	$2,524,802

	For the Year Ended December 31, 2019
(In Thousands, Except Per Share Amounts)	Preferred Stock 7.5% Series B Cumulative Redeemable - Liquidation Preference $25.00 per Share		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	8,000	$80	112,447	$1,124	$3,626,649	$(632,040)	$420,288	$3,416,101
Net income	—	—	—	—	—	378,117	—	378,117
Issuance of common stock, net of expenses	—	—	786	7	12,318	—	—	12,325
Repurchase of shares of common stock (1)	—	—	(141)	—	(4,118)	—	—	(4,118)
Equity based compensation expense	—	—	—	—	9,230	—	—	9,230
Change in accrued dividends attributable to stock-based awards	—	—	—	—	(345)	—	—	(345)
Dividends declared on common stock ($3.20 per share)	—	—	—	—	—	(361,033)	—	(361,033)
Dividends declared on Series B Preferred Stock ($1.875 per share)	—	—	—	—	—	(15,000)	—	(15,000)
Dividends attributable to dividend equivalents	—	—	—	—	—	(1,084)	—	(1,084)
Change in unrealized losses on MBS, net	—	—	—	—	—	—	(24,445)	(24,445)
Derivative hedging instruments fair value changes, net	—	—	—	—	—	—	(25,796)	(25,796)
Balance at December 31, 2019	8,000	$80	113,092	$1,131	$3,643,734	$(631,040)	$370,047	$3,383,952

(1) For the year ended December 31, 2021, includes approximately $799,000 (53,281 shares) surrendered for tax purposes related to equity-based compensation awards. For the year ended December 31, 2020, includes approximately $2.7 million (90,134 shares) surrendered for tax purposes related to equity-based compensation awards. For the year ended December 31, 2019, includes approximately $4.1 million (140,704 shares) surrendered for tax purposes related to equity-based compensation awards.

The accompanying notes are an integral part of the consolidated financial statements.

MFA FINANCIAL, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
	For the Year Ended December 31,
(In Thousands)	2021	2020	2019
Cash Flows From Operating Activities:
Net income/(loss)	$328,870	$(679,390)	$378,117
Adjustments to reconcile net income to net cash provided by operating activities:
(Gains)/losses on residential whole loans and real estate owned, net	(31,703)	243,933	(79,948)
Gains on securities, net	(1,606)	(74,515)	(69,082)
Impairment and other gains and losses on securities available-for-sale and other assets	(72,996)	425,082	180
Loss on terminated swaps previously designed as hedges for accounting purposes	—	57,034	—
Accretion of purchase discounts and amortization of purchase premiums on residential whole loans and securities, and amortization of terminated hedging instruments	(59,424)	10,949	(25,167)
(Reversal of provision)/provision for credit and valuation losses on residential whole loans and other financial instruments	(48,355)	22,121	2,569
Net other non-cash losses included in net income	10,902	44,055	24,815
(Increase)/Decrease in other assets	(19,441)	39,930	(34,262)
Increase/(Decrease) in other liabilities	14,046	(50,803)	18,553
Net cash provided by operating activities	$120,293	$38,396	$215,775

Cash Flows From Investing Activities:
Purchases of residential whole loans, loan related investments and capitalized advances	$(4,516,971)	$(1,477,320)	$(4,591,422)
Proceeds from sales of residential whole loans, and residential whole loan repurchases	—	1,510,902	(6,769)
Principal payments on residential whole loans and loan related investments	2,012,901	1,825,606	1,378,529
Increase in cash balances resulting from Lima One purchase transaction, net	6,121	—	—
Purchases of securities	—	(163,748)	(1,008,215)
Proceeds from sales of securities and other assets	—	3,790,148	908,697
Principal payments on securities	157,297	633,194	2,098,416
Purchases of real estate owned and capital improvements	(1,338)	(10,198)	(20,110)
Proceeds from sales of real estate owned	187,010	279,786	108,012
Additions to leasehold improvements, furniture and fixtures	(12,048)	(4,862)	(1,879)
Net cash (used in)/provided by investing activities	$(2,167,028)	$6,383,508	$(1,134,741)

Cash Flows From Financing Activities:
Principal payments on financing agreements with mark-to-market collateral provisions	$(1,822,198)	$(21,810,920)	$(67,463,756)
Proceeds from borrowings under financing agreements with mark-to-market collateral provisions	3,022,279	14,008,042	68,724,021
Principal payments on other collateralized financing agreements	(1,883,068)	(1,733,345)	(114,386)
Proceeds from borrowings under other collateralized financing agreements	2,692,576	3,803,150	—
Payment made for other collateralized financing agreement related costs	(7,145)	(1,699)	—
Principal payment on redemption of Senior notes	(100,000)	—	—
Proceeds from issuance of convertible senior notes	—	—	223,311
Payments made for settlements and unwinds of Swaps	—	(60,022)	(40,029)
Proceeds from issuance of series C preferred stock	—	275,000	—
Payments made for costs related to series C preferred stock issuance	—	(8,948)	—
Proceeds from issuances of common stock	1,825	7,441	12,325
Payments made for the repurchase of common stock through the share repurchase program	(85,591)	(50,835)	—
Proceeds from the issuance of warrants	—	14,041	—
Payments made for the repurchase of warrants	—	(33,650)	—
Dividends paid on preferred stock	(32,875)	(29,796)	(15,000)
Dividends paid on common stock and dividend equivalents	(156,140)	(113,508)	(361,565)
Net cash provided by/(used in) financing activities	$1,629,663	$(5,735,049)	$964,921
Net (decrease)/increase in cash, cash equivalents and restricted cash	$(417,072)	$686,855	$45,955
Cash, cash equivalents and restricted cash at beginning of period	$821,519	$134,664	$88,709
Cash, cash equivalents and restricted cash at end of period	$404,447	$821,519	$134,664

Supplemental Disclosure of Cash Flow Information
Interest Paid	$116,966	$254,270	$330,398

			(continued)

Non-cash Investing and Financing Activities:
Transfer from residential whole loans to real estate owned	$72,304	$96,766	$257,701
Dividends and dividend equivalents declared and unpaid	$47,751	$34,016	$90,749
Right-of-use lease asset and lease liability	$40,893	$—	$—
Repayment of Lima One preferred stock in connection with the Lima One transaction (see Note 15)	$22,030	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

1.      Organization

MFA Financial, Inc. (the “Company”) was incorporated in Maryland on July 24, 1997 and began operations on April 10, 1998.  The Company has elected to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.  In order to maintain its qualification as a REIT, the Company must comply with a number of requirements under federal tax law, including that it must distribute at least 90% of its annual REIT taxable income to its stockholders.  The Company has elected to treat certain of its subsidiaries as taxable REIT subsidiaries (“TRS”). In general, a TRS may hold assets and engage in activities that the Company cannot hold or engage in directly and generally may engage in any real estate or non-real estate related business (see Note 8).

2.      Summary of Significant Accounting Policies

(a)  Basis of Presentation and Consolidation

On April 4, 2022, the Company effected a one-for-four reverse stock split of its issued and outstanding shares of common stock (the “Reverse Stock Split”). Accordingly, all share and per share data included in these consolidated financial statements and notes thereto have been adjusted retroactively to reflect the impact of the reverse stock split.

The accompanying consolidated financial statements of the Company have been prepared on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (“GAAP”).  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Although the Company’s estimates contemplate current conditions and how it expects them to change in the future, it is reasonably possible that actual conditions could differ from those estimates, which could materially impact the Company’s results of operations and its financial condition.  Management has made significant estimates in several areas: impairment, valuation allowances and loss allowances on residential whole loans (see Note 3), mortgage-backed securities (“MBS”), credit risk transfer (“CRT”) securities and mortgage servicing rights (“MSR”) related assets (collectively, “Securities, at fair value”) (see Note 4), and Other assets (see Note 5), valuation of Securities, at fair value (see Notes 4 and 13), income recognition and valuation of residential whole loans (see Notes 3 and 13), valuation of derivative instruments (see Notes 5(c) and 13) and income recognition on certain Non-Agency MBS (defined below) purchased at a discount (see Note 4). In addition, estimates are used in the determination of taxable income used in the assessment of REIT compliance and contingent liabilities for related taxes, penalties and interest (see Note 8). Actual results could differ from those estimates.

The Company has two reportable segments as further discussed in Note 16.

The consolidated financial statements of the Company include the accounts of all subsidiaries. All intercompany accounts and transactions have been eliminated. In addition, the Company consolidates entities established to facilitate transactions related to the acquisition and securitization of residential whole loans completed in prior years. Certain prior period amounts have been reclassified to conform to the current period presentation. In particular, prior period disclosures have been conformed to the current period presentation of interest income from residential whole loans at fair value. Starting in the second quarter of 2021, interest income for these loans is presented in interest income in the Company’s consolidated statements of operations. Previously, interest income received on residential whole loans at fair value was presented in other income in the Company’s consolidated statements of operations. On July 1, 2021, the Company completed the acquisition of Lima One Holdings, LLC, the parent company of Lima One Capital, LLC (collectively referred to as “Lima One”), a leading nationwide originator and servicer of business purpose loans (“BPLs”). Lima One’s financial results are consolidated with MFA’s results from that date (see Notes 15 and 16).

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
(b)  Residential Whole Loans (including Residential Whole Loans transferred to consolidated VIEs)

Residential whole loans included in the Company’s consolidated balance sheets are primarily comprised of pools of fixed- and adjustable-rate residential mortgage loans acquired through consolidated trusts in secondary market transactions or originated by Lima One. The accounting model utilized by the Company is determined at the time each loan package is initially acquired. Prior to the second quarter of 2021, the fair value option was typically elected on loans that were 60 or more days delinquent at purchase (“Purchased Non-performing Loans”). Purchased Credit Deteriorated Loans acquired prior to the second quarter of 2021, and where the underlying borrower had a delinquency status of less than 60 days at the acquisition date, are typically held at carrying value. Purchased Performing Loans acquired prior to the second quarter of 2021 are also typically held at carrying value, but the accounting methods for income recognition and determination and measurement of any required credit loss reserves (as discussed below) differ from those used for Purchased Credit Deteriorated Loans held at carrying value. Starting in the second quarter of 2021, the Company elected the fair value option for all loans acquired, irrespective of borrower delinquency status at acquisition. Over time, the Company expects that election of the fair value option should serve to simplify reporting of the results of its loan investment activities as fair value accounting will be used for the majority of loans in the Company’s portfolio. The accounting model initially applied to loan acquisitions is not permitted to be subsequently changed. Consequently, the Company is not permitted to retroactively apply fair value accounting to loans held at carrying value acquired in periods prior to the second quarter of 2021.

The Company’s residential whole loans pledged as collateral against financing agreements are included in the consolidated balance sheets with amounts pledged disclosed in Note 6.  Purchases and sales of residential whole loans that are subject to an extended period of due diligence that crosses a reporting date are recorded in our balance sheet at amounts reflecting management’s current estimate of assets that will be acquired or disposed at the closing of the transaction. This estimate is subject to revision at the closing of the transaction, pending the outcome of due diligence performed prior to closing. Residential whole loans purchased under flow arrangements with loan origination partners are generally recorded at the transaction settlement date. Recorded amounts of residential whole loans for which the closing of the purchase transaction is yet to occur are not eligible to be pledged as collateral against any financing agreement until the closing of the purchase transaction. Interest income, credit related losses and changes in the fair value of loans held at fair value are recorded post settlement for acquired loans and until transaction settlement for sold loans (see Notes 3, 6, 13 and 14).

Purchased Performing Loans

Acquisitions of Purchased Performing Loans to date (which include loans purchased from third parties or loans originated by Lima One) have been primarily comprised of: (i) loans to finance (or refinance) one-to-four family residential properties that are not considered to meet the definition of a “Qualified Mortgage” in accordance with guidelines adopted by the Consumer Financial Protection Bureau (“Non-QM loans”), (ii) short-term business purpose loans collateralized by residential properties made to non-occupant borrowers who intend to rehabilitate and sell the property for a profit (“Rehabilitation loans” or “Fix and Flip loans”), (iii) loans to finance (or refinance) non-owner occupied one-to four-family residential properties that are rented to one or more tenants (“Single-family rental loans”), (iv) loans on investor properties that conform to the standards for purchase by a federally chartered corporation, such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”) (“Agency eligible investor loans”), and (v) previously originated loans secured by residential real estate that is generally owner occupied (“Seasoned performing loans”). Purchased Performing Loans are initially recorded at their purchase price (or amount funded for originated loans). Interest income on Purchased Performing Loans acquired at par is accrued based on each loan’s current interest bearing balance and current interest rate. Interest income on such loans acquired at a premium/discount to par is recorded each period based on the contractual coupon net of any amortization of premium or accretion of discount, adjusted for actual prepayment activity. For loans acquired with related servicing rights retained by the seller, interest income is reported net of related serving costs.

For Purchased Performing Loans acquired prior to the second quarter of 2021 and where the fair value option was not elected, an allowance for credit losses is recorded at acquisition, and maintained on an ongoing basis, for all losses expected over the life of the respective loan. Any required credit loss allowance would reduce the net carrying value of the loan with a corresponding charge to earnings, and may increase or decrease over time. Significant judgments are required in determining any allowance for credit loss, including assumptions regarding the loan cash flows expected to be collected, the value of the underlying collateral and the ability of the Company to collect on any other forms of security, such as a personal guaranty provided either by the borrower or an affiliate of the borrower. Income recognition is suspended, and interest accruals are reversed against income, for loans at the earlier of the date at which payments become 90 days past due or when, in the opinion of management, a full recovery of income and principal becomes doubtful (i.e., such loans are placed on nonaccrual status).

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
For nonaccrual loans, interest income is recorded under the cash basis method as interest payments are received. Interest accruals are resumed when the loan becomes contractually current. A loan is written off when it is no longer realizable and/or it is legally discharged. Modified loans are considered “troubled debt restructurings” if the Company grants a concession to a borrower who is experiencing financial difficulty (including the interpretation of this definition set forth in OCC Bulletin 2020-35).

Charge-offs to the allowance for loan losses occur when losses are confirmed through the receipt of cash or other consideration from the completion of a sale; when a modification or restructuring takes place in which we grant a concession to a borrower or agree to a discount in full or partial satisfaction of the loan; when we take ownership and control of the underlying collateral in full satisfaction of the loan; when loans are reclassified as other investments; or when significant collection efforts have ceased and it is highly likely that a loss has been realized.

The aggregate allowance for credit losses is equal to the sum of the losses expected over the life of each respective loan. Expected losses are generally calculated based on the estimated probability of default and loss severity of loans in the portfolio, which involves projecting each loan’s expected cash flows based on their contractual terms, expected prepayments, and estimated default and loss severity rates. The results were not discounted. The default and severity rates were estimated based on the following steps: (i) obtained the Company’s historical experience through an entire economic cycle for each loan type or, to the extent the Company did not have sufficient historical loss experience for a given loan type, publicly available data derived from the historical loss experience of certain banks, which data the Company believes is generally representative of its portfolio, (ii) obtained historical economic data (U.S. unemployment rates and home price appreciation) over the same period, and (iii) estimated default and severity rates during three distinct future periods based on historical default and severity rates during periods when economic conditions similar to those forecasted were experienced. The default and severity rates were applied to the estimated amount of loans outstanding during each future period, based on contractual terms and expected prepayments. Expected prepayments are estimated based on historical experience and current and expected future economic conditions, including market interest rates. The three periods were as follows: (i) a one-year forecast of economic conditions based on U.S. unemployment rates and home price appreciation, followed by (ii) a two-year “reversion” period during which economic conditions (U.S. unemployment rates and home price appreciation) are projected to revert to historical averages on a straight line basis, followed by (iii) the remaining life of each loan, during which period economic conditions (U.S. unemployment rates and home price appreciation) are projected to equal historical averages. In addition, a liability is established (and recorded in Other Liabilities) each period using a similar methodology for committed but undrawn loan amounts. The Company forecasts future economic conditions based on forecasts provided by an external preparer of economic forecasts, as well as its own knowledge of the market and its portfolio. The Company generally considers multiple scenarios and selects the one that it believes results in the most reasonable estimate of expected losses. The Company may apply qualitative adjustments to these results as further described in Note 3. For certain loans where foreclosure has been deemed to be probable, loss estimates are based on whether the value of the underlying collateral is sufficient to recover the carrying value of the loan. This methodology has not changed from the calculation of the allowance for credit losses on January 1, 2021.

Purchased Credit Deteriorated Loans

The Company has elected to account for these loans as credit deteriorated as they have experienced a more-than-insignificant deterioration in credit quality since origination and were acquired at discounted prices that reflect, in part, the impaired credit history of the borrower. Substantially all of these loans have previously experienced payment delinquencies and the amount owed may exceed the value of the property pledged as collateral. Consequently, these loans generally have a higher likelihood of default than newly originated mortgage loans with loan-to-value ratios (“LTVs”) of 80% or less to creditworthy borrowers. The Company believes that amounts paid to acquire these loans represent fair market value at the date of acquisition. Loans considered credit deteriorated are initially recorded at the purchase price on a net basis, after establishing an initial allowance for credit losses (their initial cost basis is equal to their purchase price plus the initial allowance for credit losses). Subsequent to acquisition, the gross recorded amount for these loans reflects the initial cost basis, plus accretion of interest income, less principal and interest cash flows received. Purchased Credit Deteriorated Loans acquired prior to the second quarter of 2021, or where the fair value option was not otherwise elected, are presented on the Company’s consolidated balance sheets at carrying value, which reflects the recorded cost basis reduced by any allowance for credit losses. Interest income on such loans purchased is recorded each period based on the contractual coupon net of amortization of the difference between their cost basis and unpaid principal balance (“UPB”), subject to the Company’s nonaccrual policy.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Residential Whole Loans at Fair Value

Certain of the Company’s residential whole loans are presented at fair value on its consolidated balance sheets as a result of a fair value election made at the time of acquisition. Prior to the second quarter of 2021, this accounting election was made primarily on Purchased Non-performing Loans. Starting in the second quarter of 2021, the Company made the fair value election on all loan acquisitions, which, to date, have been comprised exclusively of Purchased Performing Loans including loans originated by Lima One since its consolidation. The Company generally considers accounting for these loans at fair value to be more reflective of the expected pattern of returns from these loans under current economic conditions. The Company determines the fair value of its residential whole loans held at fair value after considering portfolio valuations obtained from a third-party that specializes in providing valuations of residential mortgage loans and trading activity observed in the marketplace. Subsequent changes in fair value are reported in current period earnings and presented in Net (loss)/gain on residential whole loans measured at fair value through earnings on the Company’s consolidated statements of operations.

Interest income is recorded on these loans based on their yield and is presented as part of interest income in the Company’s consolidated statements of operations. Cash outflows associated with loan-related advances made by the Company on behalf of the borrower are included in the basis of the loan and are reflected in unrealized gains or losses reported each period. Income and costs associated with originating loans on which the fair value option was elected are recorded in other income and expense respectively in the period in which they are earned or incurred.

(c)  Securities, at Fair Value

MSR-Related Assets

The Company has investments in financial instruments whose cash flows are considered to be largely dependent on underlying MSRs that either directly or indirectly act as collateral for the investment. These financial instruments, which are referred to as MSR-related assets, are discussed in more detail below. The Company’s MSR-related assets pledged as collateral against repurchase agreements are included in the consolidated balance sheets with the amounts pledged disclosed in Note 6. Purchases and sales of MSR-related assets are recorded on the trade date (see Notes 4, 6, and 13).

Term Notes Backed by MSR-Related Collateral
The Company has invested in term notes that are issued by special purpose vehicles (“SPV”) that have acquired rights to receive cash flows representing the servicing fees and/or excess servicing spread associated with certain MSRs. The Company considers payment of principal and interest on these term notes to be largely dependent on the cash flows generated by the underlying MSRs as this impacts the cash flows available to the SPV that issued the term notes. Credit risk borne by the holders of the term notes is also mitigated by structural credit support in the form of over-collateralization. Credit support is also provided by a corporate guarantee from the ultimate parent or sponsor of the SPV that is intended to provide for payment of interest and principal to the holders of the term notes should cash flows generated by the underlying MSRs be insufficient.

The Company’s term notes backed by MSR-related collateral are treated as “available-for-sale” (“AFS”) securities and reported at fair value on the Company’s consolidated balance sheets with unrealized gains and losses excluded from earnings and reported in Accumulated other comprehensive income/(loss) (“AOCI”), a component of Stockholders’ Equity, subject to impairment and loss allowances. Interest income is recognized on an accrual basis on the Company’s consolidated statements of operations. The Company’s valuation process for such notes is similar to that used for residential mortgage securities and considers a number of observable market data points, including prices obtained from pricing services, brokers and repurchase agreement counterparties, dialogue with market participants, as well as management’s observations of market activity. Other factors taken into consideration include estimated changes in fair value of the related underlying MSR collateral, as applicable, and the financial performance of the ultimate parent or sponsoring entity of the issuer, which has provided a guarantee that is intended to provide for payment of interest and principal to the holders of the term notes should cash flows generated by the related underlying MSR collateral be insufficient.

Corporate Loans
The Company has made or participated in loans to provide financing to entities that originate residential mortgage loans and own the related MSRs. These corporate loans are generally secured by certain MSRs, as well as certain other unencumbered assets owned by the borrower.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Corporate loans are recorded on the Company’s consolidated balance sheets at the drawn amount, on which interest income is recognized on an accrual basis on the Company’s consolidated statements of operations, subject to loss allowances. Commitment fees received on the undrawn amount are deferred and recognized as interest income over the remaining loan term at the time of draw. At the end of the commitment period, any remaining deferred commitment fees are recorded as Other Income on the Company’s consolidated statements of operations. The Company evaluates the recoverability of its corporate loans on a quarterly basis considering various factors, including the current status of the loan, changes in the fair value of the MSRs that secure the loan and the recent financial performance of the borrower.

Residential Mortgage Securities

Prior to the quarter ended June 30, 2020, the Company had invested in residential mortgage-backed securities (“MBS”) that are issued or guaranteed as to principal and/or interest by a federally chartered corporation, such as Fannie Mae or Freddie Mac, or an agency of the U.S. Government, such as the Government National Mortgage Association (“Ginnie Mae”) (collectively, “Agency MBS”), and residential MBS that are not guaranteed by any agency of the U.S. Government or any federally chartered corporation (“Non-Agency MBS”). The Company disposed of its investments in Agency MBS during 2020 and disposed of its remaining investments in Non-Agency MBS during the second quarter of 2021. In addition, the Company has investments in CRT securities that are issued by or sponsored by Fannie Mae and Freddie Mac. The coupon payments on CRT securities are paid by the issuer and the principal payments received are dependent on the performance of loans in either a reference pool or an actual pool of loans. As the loans in the underlying pool are paid, the principal balance of the CRT securities is paid. As an investor in a CRT security, the Company may incur a principal loss if the performance of the actual or reference pool loans results in either an actual or calculated loss that exceeds the credit enhancement of the security owned by the Company.

Designation

Securities that the Company generally intends to hold until maturity, but that it may sell from time to time as part of the overall management of its business, are designated as AFS. Such securities are carried at their fair value with unrealized gains and losses excluded from earnings (except when an allowance for loan losses is recognized, as discussed below) and reported in AOCI, a component of Stockholders’ Equity.

Upon the sale of an AFS security, any unrealized gain or loss is reclassified out of AOCI to earnings as a realized gain or loss using the specific identification method.

The Company had elected the fair value option for certain of its previously held Agency MBS that it did not intend to hold to maturity. These securities were carried at their fair value with changes in fair value included in earnings for the period and reported in Other Income, net on the Company’s consolidated statements of operations.

In addition, the Company has elected the fair value option for certain of its CRT securities as it considers this method of accounting to more appropriately reflect the risk-sharing structure of these securities. Such securities are carried at their fair value with changes in fair value included in earnings for the period and reported in Other Income, net on the Company’s consolidated statements of operations.

Revenue Recognition, Premium Amortization and Discount Accretion

Interest income on securities is accrued based on their outstanding principal balance and their contractual terms. Premiums and discounts associated with Agency MBS and Non-Agency MBS assessed as high credit quality at the time of purchase are amortized into interest income over the life of such securities using the effective yield method. Adjustments to premium amortization are made for actual prepayment activity.

Determination of Fair Value for Residential Mortgage Securities

In determining the fair value of the Company’s residential mortgage securities, management considers a number of observable market data points, including prices obtained from pricing services, brokers and repurchase agreement counterparties, dialogue with market participants, as well as management’s observations of market activity (see Note 13).

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Allowance for credit losses

When the fair value of an AFS security is less than its amortized cost at the balance sheet date, the security is considered impaired.  The Company assesses its impaired securities, as well as securities for which a credit loss allowance had been previously recorded, on at least a quarterly basis and determines whether any changes to the allowance for credit losses are required.  If the Company intends to sell an impaired security, or it is more likely than not that it will be required to sell the impaired security before its anticipated recovery, then the Company must recognize a write-down through charges to earnings equal to the entire difference between the investment’s amortized cost and its fair value at the balance sheet date.  If the Company does not expect to sell an impaired security, only the portion of the impairment related to credit losses is recognized through a loss allowance charged to earnings with the remainder recognized through AOCI on the Company’s consolidated balance sheets.  Impairments recognized through other comprehensive income/(loss) (“OCI”) do not impact earnings.  Credit loss allowances are subject to reversal through earnings resulting from improvements in expected cash flows. The determination as to whether to record (or reverse) a credit loss allowance is subjective, as such determinations are based on factual information available at the time of assessment as well as the Company’s estimates of future performance and cash flow projections.  As a result, the timing and amount of losses constitute material estimates that are susceptible to significant change (see Note 4).

Balance Sheet Presentation

The Company’s residential mortgage securities pledged as collateral against financing agreements and interest rate swap agreements (“Swaps”) are included on the consolidated balance sheets with the fair value of the securities pledged disclosed in Note 6.  Purchases and sales of securities are recorded on the trade date.

(d)  Cash and Cash Equivalents

Cash and cash equivalents include cash on deposit with financial institutions and investments in money market funds, all of which have original maturities of three months or less.  Cash and cash equivalents may also include cash pledged as collateral to the Company by its financing counterparties as a result of reverse margin calls (i.e., margin calls made by the Company).  The Company did not hold any cash pledged by its counterparties at December 31, 2021 and December 31, 2020. At December 31, 2021 and December 31, 2020, the Company had cash and cash equivalents of $304.7 million and $814.4 million, respectively. At December 31, 2021, the Company had $215.8 million of investments in overnight money market funds, which are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other government agency. As of December 31, 2020, the Company had $752.4 million worth of investments in overnight money market funds. In addition, deposits in FDIC insured accounts generally exceed insured limits (see Notes 6 and 13).

(e)  Restricted Cash

Restricted cash primarily represents the Company’s cash collections held in connection with certain of the Company’s financing agreements, Swaps and/or loan servicing activities that are not available to the Company for general corporate purposes. Restricted cash may be applied against amounts due to financing agreement and/or Swap counterparties, or may be returned to the Company when the related collateral requirements are exceeded or at the maturity of financing agreements and/or Swaps.  The Company had aggregate restricted cash of $99.8 million and $7.2 million at December 31, 2021 and December 31, 2020, respectively (see Notes 5(c), 6 and 13).

(f)  Goodwill & Intangible Assets

At December 31, 2021, the Company had goodwill of $61.1 million, which represents the excess of the fair value of consideration paid over the fair value of net assets acquired in connection with the acquisition of Lima One, see Note 15, and other intangible assets of $21.4 million (net of amortization) primarily comprised of customer relationships, non-competition agreements, trademarks and trade names, and internally developed software recognized as part of the acquisition of Lima One. The intangible assets are amortized over their expected useful lives, which range from one to ten years. Goodwill, which is not subject to amortization, and intangible assets are tested for impairment at least annually, or more frequently under certain circumstances. Through December 31, 2021, the Company had not recognized any impairment against its goodwill or intangible assets. Goodwill and intangible assets are included in Other assets on the Company’s consolidated balance sheets.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
(g) Real Estate Owned (“REO”)
REO represents real estate acquired by the Company, including through foreclosure, deed in lieu of foreclosure, or purchased in connection with the acquisition of residential whole loans. REO acquired through foreclosure or deed in lieu of foreclosure is initially recorded at fair value less estimated selling costs. REO acquired in connection with the acquisition of residential whole loans is initially recorded at its purchase price. Subsequent to acquisition, REO is reported, at each reporting date, at the lower of the current carrying amount or fair value less estimated selling costs and for presentation purposes is included in Other assets on the Company’s consolidated balance sheets. Changes in fair value that result in an adjustment to the reported amount of an REO property that has a fair value at or below its carrying amount are reported in Other Income, net on the Company’s consolidated statements of operations. The Company has acquired certain properties that it holds for investment purposes, including rentals to third parties. These properties are held at their historical basis less depreciation, and are subject to impairment. Related rental income and expenses are recorded in Other Income, net (see Note 5).

(h)  Leases and Depreciation

Leases

The Company records its operating lease liabilities and operating lease right-of-use assets on its consolidated balance sheets. The operating lease liabilities are equal to the present value of the remaining fixed lease payments (excluding real estate tax and operating expense escalations) discounted at the Company’s estimated incremental borrowing rate at the date of lease commencement, and the operating lease right-of-use assets are equal to the operating lease liabilities adjusted for lease incentives and initial direct costs. As lease payments are made, the operating lease liabilities are reduced to the present value of the remaining lease payments and the operating lease right-of-use assets are reduced by the difference between the lease expense (straight-lined over the lease term) and the theoretical interest expense amount (calculated using the incremental borrowing rate at the date of lease commencement). See Notes 5 and 9 for further discussion on leases.

Leasehold Improvements, Real estate and Other Depreciable Assets

Depreciation is computed on the straight-line method over the estimated useful life of the related assets or, in the case of leasehold improvements, over the shorter of the useful life or the lease term.  Furniture, fixtures, computers and related hardware have estimated useful lives ranging from five to fifteen years at the time of purchase. The building component of real estate held-for-investment is depreciated over 27.5 years.

(i)  Loan Securitization and Other Debt Issuance Costs

Loan securitization related costs are costs associated with the issuance of beneficial interests by consolidated VIEs and incurred by the Company in connection with various financing transactions completed by the Company.  These costs may include underwriting, rating agency, legal, accounting and other fees.  Such costs, which reflect deferred charges (unless the debt is recorded at fair value, as discussed below), are included on the Company’s consolidated balance sheets as a direct deduction from the corresponding debt liability. These deferred charges are amortized as an adjustment to interest expense using the effective interest method. For certain financing agreements, such costs are amortized over the shorter of the period to the expected or stated legal maturity of the debt instruments. The Company periodically reviews the recoverability of these deferred costs and, in the event an impairment charge is required, such amount will be included in Operating and Other Expense on the Company’s consolidated statements of operations.

(j)  Financing Agreements

The Company finances the majority of its residential mortgage assets with financing agreements that include repurchase agreements and other forms of collateralized financing.  Under repurchase agreements, the Company sells assets to a lender and agrees to repurchase the same assets in the future for a price that is higher than the original sale price.  The difference between the sale price that the Company receives and the repurchase price that the Company pays represents interest paid to the lender.  Although legally structured as sale and repurchase transactions, the Company accounts for repurchase agreements as secured borrowings. Under its repurchase agreements and other forms of collateralized financing, the Company pledges its assets as collateral to secure the borrowing, in an amount which is equal to a specified percentage of the fair value of the pledged collateral, while the Company retains beneficial ownership of the pledged collateral.  At the maturity of a repurchase financing, unless the repurchase financing is renewed with the same counterparty, the Company is required to repay the loan including any

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
accrued interest and concurrently receives back its pledged collateral from the lender.  With the consent of the lender, the Company may renew a repurchase financing at the then prevailing financing terms.  Margin calls, whereby a lender requires that the Company pledge additional assets or cash as collateral to secure borrowings under its repurchase financing with such lender, are routinely experienced by the Company when the value of the assets pledged as collateral declines as a result of principal amortization and prepayments or due to changes in market interest rates, spreads or other market conditions.  The Company also may make margin calls on counterparties when collateral values increase.

The Company’s repurchase financings collateralized by residential mortgage securities and MSR-related assets typically have terms ranging from one month to six months at inception, while the majority of our financing arrangements collateralized by residential whole loans have terms of twelve months or longer.  Should a counterparty decide not to renew a financing arrangement at maturity, the Company must either refinance elsewhere or be in a position to satisfy the obligation.  If, during the term of a financing, a lender should default on its obligation, the Company might experience difficulty recovering its pledged assets which could result in an unsecured claim against the lender for the difference between the amount loaned to the Company plus interest due to the counterparty and the fair value of the collateral pledged by the Company to such lender, including accrued interest receivable on such collateral (see Notes 6 and 13).

The Company has elected the fair value option on certain of its financing agreements. These agreements are reported at their fair value, with changes in fair value being recorded in earnings each period (or other comprehensive income, to the extent the change results from a change in instrument specific credit risk), as further detailed in Note 6. Financing costs, including “up front” fees paid at inception related to financing agreements at fair value are expensed as incurred. Interest expense is recorded based on the current interest rate in effect for the related agreement.

(k)  Equity-Based Compensation

Compensation expense for equity-based awards that are subject to vesting conditions, is recognized ratably over the vesting period of such awards, based upon the fair value of such awards at the grant date.

The Company has made annual grants of restricted stock units (“RSUs”), certain of which cliff vest after a three-year period, subject only to continued employment, and others of which cliff vest after a three-year period, subject to both continued employment and the achievement of certain performance criteria based on a formula tied to the Company’s achievement of average total shareholder return (“TSR”) during that three-year period, as well as the TSR of the Company relative to the TSR of a group of peer companies (over the three-year period) selected by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) at the date of grant. The features in these awards related to the attainment of TSR over a specified period constitute a “market condition,” which impacts the amount of compensation expense recognized for these awards.  Specifically, the uncertainty regarding the achievement of the market condition was reflected in the grant date fair valuation of the RSUs, which is recognized as compensation expense over the relevant vesting period.  The amount of compensation expense recognized is not dependent on whether the market condition was or will be achieved.

The Company makes dividend equivalent payments in connection with certain of its equity-based awards.  A dividend equivalent is a right to receive a distribution equal to the dividend distributions that would be paid on a share of the Company’s common stock.  Dividend equivalents may be granted as a separate instrument or may be a right associated with the grant of another award (e.g., an RSU) under the Company’s Equity Compensation Plan (the “Equity Plan”), and they are paid in cash or other consideration at such times and in accordance with such rules, terms and conditions, as the Compensation Committee may determine in its discretion.  Payments pursuant to dividend equivalents are generally charged to Stockholders’ Equity to the extent that the attached equity awards are expected to vest.  Compensation expense is recognized for payments made for dividend equivalents to the extent that the attached equity awards (i) do not or are not expected to vest and (ii) grantees are not required to return payments of dividends or dividend equivalents to the Company (see Notes 2(l) and 12).

(l)  Earnings per Common Share (“EPS”)

Basic EPS is computed using the two-class method, which includes the weighted-average number of shares of common stock outstanding during the period and an estimate of other securities that participate in dividends, such as the Company’s dividend equivalents attached to/associated with RSUs, to arrive at total common equivalent shares.  In applying the two-class method, earnings are allocated to both shares of common stock and estimated securities that participate in dividends based on their respective weighted-average shares outstanding for the period.  For the diluted EPS calculation, common equivalent shares are further adjusted for the effect of RSUs outstanding that are unvested and have dividends that are subject to forfeiture, and

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
for the effect of outstanding warrants, using the treasury stock method.  Under the treasury stock method, common equivalent shares are calculated assuming that all dilutive common stock equivalents are exercised and the proceeds, along with future compensation expenses associated with such instruments (if any), are used to repurchase shares of the Company’s outstanding common stock at the average market price during the reported period.  In addition, the Company’s 6.25% Convertible Senior Notes due 2024 (the “Convertible Senior Notes”) are included in the calculation of diluted EPS if the assumed conversion into common shares is dilutive, using the “if-converted” method. This calculation involves adding back the periodic interest expense associated with the Convertible Senior Notes to the numerator and by adding the shares that would be issued in an assumed conversion (regardless of whether the conversion option is in or out of the money) to the denominator for the purposes of calculating diluted EPS (see Note 11).

(m)  Comprehensive Income/(Loss)

The Company’s comprehensive income/(loss) available to common stock and participating securities includes net income, the change in net unrealized gains/(losses) on its AFS securities and derivative hedging instruments (to the extent that such changes are not recorded in earnings), adjusted by realized net gains/(losses) reclassified out of AOCI for sold AFS securities and terminated hedging relationships, as well as the portion of unrealized gains/(losses) on its financing agreements held at fair value related to instrument-specific credit risk, and is reduced by dividends declared on the Company’s preferred stock and issuance costs of redeemed preferred stock.

(n)  Derivative Financial Instruments

The Company may use a variety of derivative instruments to economically hedge a portion of its exposure to market risks, including interest rate risk and prepayment risk. The objective of the Company’s risk management strategy is to reduce fluctuations in net book value over a range of interest rate scenarios.

Swaps

Historically, the Company’s derivative instruments have generally been comprised of Swaps, the majority of which were designated as cash flow hedges against the interest rate risk associated with its borrowings. The Company documented its risk-management policies, including objectives and strategies, for its hedging activities and the relationship between the hedging instrument and the hedged liability for all Swaps designated as hedging transactions.  The Company assessed, both at the inception of a hedge and on a quarterly basis thereafter, whether or not the hedge was “highly effective.”

During the first quarter of 2020, in response to the turmoil in the financial markets resulting from COVID-19, and given that management no longer considered these transactions to be effective hedges in the then prevailing interest rate environment, the Company terminated all of its then existing Swaps. Prior to their termination, Swaps were carried on the Company’s consolidated balance sheets at fair value, in Other assets, if their fair value was positive, or in Other liabilities, if their fair value was negative.  Changes in the fair value of the Company’s Swaps previously designated in hedging transactions were recorded in OCI provided that the hedge remained effective.  Periodic payments accrued in connection with Swaps designated as hedges were included in interest expense and treated as an operating cash flow.

The Company discontinued hedge accounting for the terminated Swaps as it determined that it was no longer probable that the forecasted transactions would occur (see Notes 5(c), 6 and 13).

During the fourth quarter of 2021, the Company entered into Swaps that were not designated as hedges for accounting purposes. Changes in the fair value of the Company’s Swaps not designated in hedging transactions are recorded in Other income, net on the Company’s consolidated statements of operations.

To Be Announced (“TBA”) Securities

The Company has entered into transactions to take short positions in TBA securities in connection with the management of interest rate and other market risks associated with purchases of Agency eligible investor loans. As the Company does not intend to physically settle its transactions in TBA securities, they are required to be accounted for as derivative financial instruments. The Company does not apply hedge accounting to its TBA securities. Accordingly, TBA securities are recorded on the Company’s balance sheets at fair value, with realized and unrealized changes in fair value each period recorded in Other income, net in the Company’s consolidated statements of operations.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

(o)  Fair Value Measurements and the Fair Value Option for Financial Assets and Financial Liabilities

The Company’s presentation of fair value for its financial assets and liabilities is determined within a framework that stipulates that the fair value of a financial asset or liability is an exchange price in an orderly transaction between market participants to sell the asset or transfer the liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability.  The transaction to sell the asset or transfer the liability is a hypothetical transaction at the measurement date, considered from the perspective of a market participant that holds the asset or owes the liability.  This definition of fair value focuses on exit price and prioritizes the use of market-based inputs over entity-specific inputs when determining fair value.  In addition, the framework for measuring fair value establishes a three-level hierarchy for fair value measurements based upon the observability of inputs to the valuation of an asset or liability as of the measurement date.

In addition to the financial instruments that it is required to report at fair value, the Company has elected the fair value option for certain of its financial assets and liabilities at the time of acquisition or issuance. Subsequent changes in the fair value of these financial instruments are generally reported in Other income, net, in the Company’s consolidated statements of operations. A decision to elect the fair value option for an eligible financial instrument, which may be made on an instrument by instrument basis, is irrevocable (see Notes 2(b), 2(c), 3, 4, and 13).

(p)  Variable Interest Entities

An entity is referred to as a VIE if it meets at least one of the following criteria:  (i) the entity has equity that is insufficient to permit the entity to finance its activities without the additional subordinated financial support of other parties; or (ii) as a group, the holders of the equity investment at risk lack (a) the power to direct the activities of an entity that most significantly impact the entity’s economic performance; (b) the obligation to absorb the expected losses; or (c) the right to receive the expected residual returns; or (iii) the holders of the equity investment at risk have disproportional voting rights and the entity’s activities are conducted on behalf of the investor that has disproportionately few voting rights.

The Company consolidates a VIE when it has both the power to direct the activities that most significantly impact the economic performance of the VIE and a right to receive benefits or absorb losses of the entity that could be potentially significant to the VIE.   The Company is required to reconsider its evaluation of whether to consolidate a VIE each reporting period, based upon changes in the facts and circumstances pertaining to the VIE.

The Company has entered into several financing transactions which resulted in the Company forming entities to facilitate these transactions.  In determining the accounting treatment to be applied to these transactions, the Company concluded that the entities used to facilitate these transactions are VIEs and that they should be consolidated.  If the Company had determined that consolidation was not required, it would have then assessed whether the transfers of the underlying assets would qualify as sales or should be accounted for as secured financings under GAAP (see Note 14).

The Company also includes on its consolidated balance sheets certain financial assets and liabilities that are acquired/issued by trusts and/or other special purpose entities that have been evaluated as being required to be consolidated by the Company under the applicable accounting guidance.

(q)  Offering Costs Related to Issuance and Redemption of Preferred Stock

Offering costs related to the issuance of preferred stock are recorded as a reduction in Additional paid-in capital, a component of Stockholders’ Equity, at the time such preferred stock is issued. On redemption of preferred stock, any excess of the fair value of the consideration transferred to the holders of the preferred stock over the carrying amount of the preferred stock in the Company’s consolidated balance sheets is included in the determination of Net Income Available to Common Stock and Participating Securities in the calculation of EPS.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
(r)  New Accounting Standards and Interpretations

Accounting Standards Adopted in 2021

ASU 2020-06 Early Adoption

In August 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (or ASU 2020-06). ASU 2020-06 was issued in order to reduce the complexity associated with recording financial instruments with characteristics of both liabilities and equity by eliminating certain accounting models associated with such instruments and enhancing disclosure requirements. The Company early adopted ASU 2020-06 in the first quarter of 2021 and it did not have a material impact on the Company’s accounting or disclosures.

3. Residential Whole Loans

Included on the Company’s consolidated balance sheets at December 31, 2021 and 2020 are approximately $7.9 billion and $5.3 billion, respectively, of residential whole loans arising from the Company’s interests in certain trusts established to acquire the loans and certain entities established in connection with its loan securitization transactions. The Company has assessed that these entities are required to be consolidated for financial reporting purposes. Starting in the second quarter of 2021, the Company elected the fair value option for all loan acquisitions, including loans originated by Lima One subsequent to its acquisition by the Company. Prior to the second quarter of 2021, the fair value option was typically elected only for Purchased Non-performing Loans.
The following table presents the components of the Company’s Residential whole loans, and the accounting model designated at December 31, 2021 and 2020:

	Held at Carrying Value		Held at Fair Value		Total
(Dollars in Thousands)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Purchased Performing Loans:
Non-QM loans	$1,448,162	$2,357,185	$2,013,369	$—	$3,461,531	$2,357,185
Rehabilitation loans	217,315	581,801	517,530	—	734,845	581,801
Single-family rental loans	331,808	446,374	619,415	—	951,223	446,374
Seasoned performing loans	102,041	136,264	—	—	102,041	136,264
Agency eligible investor loans	—	—	1,082,765	—	1,082,765	—
Total Purchased Performing Loans	$2,099,326	$3,521,624	$4,233,079	$—	$6,332,405	$3,521,624

Purchased Credit Deteriorated Loans	$547,772	$673,708	$—	$—	$547,772	$673,708

Allowance for Credit Losses	$(39,447)	$(86,833)	$—	$—	$(39,447)	$(86,833)

Purchased Non-Performing Loans	$—	$—	$1,072,270	$1,216,902	$1,072,270	$1,216,902

Total Residential Whole Loans	$2,607,651	$4,108,499	$5,305,349	$1,216,902	$7,913,000	$5,325,401

Number of loans	9,361	13,112	14,734	5,622	24,095	18,734

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
The following table presents additional information regarding the Company’s Residential whole loans at December 31, 2021 and 2020:

December 31, 2021

	Fair Value / Carrying Value	Unpaid Principal Balance (“UPB”)	Weighted Average Coupon (1)	Weighted Average Term to Maturity (Months)	Weighted Average LTV Ratio (2)	Weighted Average Original FICO (3)	Aging by UPB
								Past Due Days
(Dollars In Thousands)							Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans	$3,453,242	$3,361,164	5.07%	355	66%	731	$3,165,964	$77,581	$22,864	$94,755
Rehabilitation loans	727,964	731,154	7.18	11	67	735	616,733	5,834	5,553	103,034
Single-family rental loans	949,772	924,498	5.46	329	70	732	898,166	2,150	695	23,487
Seasoned performing loans	101,995	111,710	2.76	162	37	722	102,047	938	481	8,244
Agency eligible investor loans	1,082,765	1,060,486	3.40	354	62	767	1,039,257	21,229	—	—
Total Purchased Performing Loans	$6,315,738	$6,189,012	5.05%	307

Purchased Credit Deteriorated Loans	$524,992	$643,187	4.55%	283	69%	N/A	$456,924	$50,048	$18,736	$117,479

Purchased Non-Performing Loans	$1,072,270	$1,073,544	4.87%	283	73%	N/A	$492,481	$87,041	$40,876	$453,146

Residential whole loans, total or weighted average	$7,913,000	$7,905,743	4.99%	301

December 31, 2020

	Fair Value / Carrying Value	Unpaid Principal Balance (“UPB”)	Weighted Average Coupon (1)	Weighted Average Term to Maturity (Months)	Weighted Average LTV Ratio (2)	Weighted Average Original FICO (3)	Aging by UPB
								Past Due Days
(Dollars In Thousands)							Current	30-59	60-89	90+
Purchased Performing Loans:
Non-QM loans	$2,336,117	$2,294,086	5.84%	351	64%	712	$2,042,405	$71,303	$35,697	$144,681
Rehabilitation loans	563,430	581,801	7.29	3	63	719	390,706	29,315	25,433	136,347
Single-family rental loans	442,456	442,208	6.32	324	70	730	411,377	6,691	3,907	20,233
Seasoned performing loans	136,157	149,004	3.30	171	40	723	136,778	2,248	1,155	8,823
Total Purchased Performing Loans	$3,478,160	$3,467,099	6.04%	281

Purchased Credit Deteriorated Loans	$630,339	$782,319	4.46%	287	76	N/A	$544,803	$65,791	$26,697	$145,028

Purchased Non-Performing Loans	$1,216,902	$1,282,093	4.87%	290	80	N/A	$497,299	$104,993	$54,180	$625,621

Residential whole loans, total or weighted average	$5,325,401	$5,531,511	5.54%	284

(1)Weighted average is calculated based on the interest bearing principal balance of each loan within the related category. For loans acquired with servicing rights released by the seller, interest rates included in the calculation do not reflect loan servicing fees. For loans acquired with servicing rights retained by the seller, interest rates included in the calculation are net of servicing fees.
(2)LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Rehabilitation loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Rehabilitation loans, totaling $137.3 million and $189.9 million at December 31, 2021 and 2020, respectively, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. The weighted average LTV of these loans based on the current unpaid principal balance and the valuation obtained during underwriting, is 71% and 69% at December 31, 2021 and 2020, respectively. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.
(3)Excludes loans for which no Fair Isaac Corporation (“FICO”) score is available.

No Residential whole loans were sold during 2021. During the year ended December 31, 2020, $1.8 billion of Non-QM loans were sold, realizing losses of $273.0 million. During the year ended December 31, 2020, Purchased Non-performing loans with an aggregate unpaid principal balance of $24.1 million were sold, realizing net losses of approximately $800,000.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Allowance for Credit Losses

The following table presents a roll-forward of the allowance for credit losses on the Company’s Residential Whole Loans, at Carrying Value:

	For the Year Ended December 31, 2021
(Dollars In Thousands)	Non-QM Loans	Rehabilitation Loans (1)(2)	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans (3)	Totals
Allowance for credit losses at December 31, 2020	$21,068	$18,371	$3,918	$107	$43,369	$86,833
Current provision	(6,523)	(3,700)	(1,172)	(41)	(10,936)	(22,372)
Write-offs	—	(1,003)	—	—	(214)	(1,217)
Allowance for credit losses at March 31, 2021	$14,545	$13,668	$2,746	$66	$32,219	$63,244
Current provision/(reversal)	(2,416)	(1,809)	(386)	(9)	(3,963)	(8,583)
Write-offs	(37)	(255)	—	—	(108)	(400)
Allowance for credit losses at June 30, 2021	$12,092	$11,604	$2,360	$57	$28,148	$54,261
Current provision/(reversal)	(2,403)	(2,526)	(670)	(7)	(4,020)	(9,626)
Write-offs	—	(393)	(56)	—	(84)	(533)
Allowance for credit losses at September 30, 2021	$9,689	$8,685	$1,634	$50	$24,044	$44,102
Current provision/(reversal)	(1,400)	(706)	(178)	(4)	(1,142)	(3,430)
Write-offs	—	(1,098)	(5)	—	(122)	(1,225)
Allowance for credit losses at December 31, 2021	$8,289	$6,881	$1,451	$46	$22,780	$39,447

	For the Year Ended December 31, 2020
(Dollars In Thousands)	Non-QM Loans	Rehabilitation Loans (1)(2)	Single-family Rental Loans	Seasoned Performing Loans	Purchased Credit Deteriorated Loans (3)	Totals
Allowance for credit losses at December 31, 2019	$388	$2,331	$62	$—	$244	$3,025
Transition adjustment on adoption of ASU 2016-13 (4)	6,904	517	754	19	62,361	70,555
Current provision	26,358	33,213	6,615	230	8,481	74,897
Write-offs	—	(428)	—	—	(219)	(647)
Valuation adjustment on loans held for sale	70,181	—	—	—	—	70,181
Allowance for credit and valuation losses at March 31, 2020	$103,831	$35,633	$7,431	$249	$70,867	$218,011
Current provision/(reversal)	(2,297)	(5,213)	(500)	(25)	(2,579)	(10,614)
Write-offs	—	(420)	—	—	(207)	(627)
Valuation adjustment on loans held for sale	(70,181)	—	—	—	—	(70,181)
Allowance for credit losses at June 30, 2020	$31,353	$30,000	$6,931	$224	$68,081	$136,589
Current provision/(reversal)	(4,568)	(7,140)	(1,906)	(74)	(16,374)	(30,062)
Write-offs	(32)	(227)	—	—	(22)	(281)
Allowance for credit losses at September 30, 2020	$26,753	$22,633	$5,025	$150	$51,685	$106,246
Current provision/(reversal)	(5,599)	(3,837)	(1,107)	(43)	(7,997)	(18,583)
Write-offs	(86)	(425)	—	—	(319)	(830)
Allowance for credit losses at December 31, 2020	$21,068	$18,371	$3,918	$107	$43,369	$86,833

(1)In connection with purchased Rehabilitation loans at carrying value, the Company had unfunded commitments of $18.5 million and $73.2 million as of December 31, 2021 and 2020, respectively, with an allowance for credit losses of $205,000 and $1.2 million at December 31, 2021 and 2020, respectively. Such allowance is included in “Other liabilities” in the Company’s consolidated balance sheets (see Note 7).
(2)Includes $87.0 million and $143.4 million of loans that were assessed for credit losses based on a collateral dependent methodology as of December 31, 2021 and 2020, respectively.
(3)Includes $57.4 million and $72.7 million of loans that were assessed for credit losses based on a collateral dependent methodology as of December 31, 2021 and 2020, respectively.
(4)Of the $70.6 million of reserves recorded on adoption of ASU 2016-13, $8.3 million was recorded as an adjustment to stockholders’ equity and $62.4 million was recorded as a “gross up” of the amortized cost basis of Purchased Credit Deteriorated Loans.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
The Company adopted the accounting standard addressing the measurement of credit losses on financial instruments (“CECL”) on January 1, 2020. The anticipated impact of the COVID-19 pandemic on expected economic conditions, including forecasted unemployment, home price appreciation, and prepayment rates, for the short to medium term resulted in significantly increased estimates of credit losses recorded under CECL for the first quarter of 2020 for residential whole loans held at carrying value. Since the end of the first quarter of 2020, primarily as a result of generally more stable markets and an ongoing economic recovery, the Company has made subsequent revisions to certain macroeconomic assumptions, including its estimates related to future rates of unemployment and home price appreciation, and has made adjustments to the quantitative model outputs for relevant qualitative factors. The net impact of these assumption revisions and qualitative adjustments, as well as reductions in balances subject to CECL, has resulted in a reversal of a portion of the allowance for loan loss since the end of the first quarter of 2020. The qualitative adjustments, which have the effect of increasing expected loss estimates, were determined based on a variety of factors, including differences between the Company’s loan portfolio and the loan portfolios represented by data available in regulatory filings of certain banks that are considered to have similar loan portfolios (available proxy data), and differences between current (and expected future) market conditions in comparison to market conditions that occurred in historical periods. Such differences include uncertainty with respect to the ongoing impact of the pandemic, the speed of vaccine deployment and time period for a significant portion of society to be vaccinated, the extent and timing of government stimulus efforts and heightened political uncertainty. The Company’s estimates of credit losses reflect the Company’s expectation that full recovery to pre-pandemic economic conditions will take an extended period, resulting in increased delinquencies and defaults during this period compared to historical periods. Estimates of credit losses under CECL are highly sensitive to changes in assumptions and current economic conditions have increased the difficulty of accurately forecasting future conditions.

The amortized cost basis of Purchased Performing Loans on nonaccrual status as of December 31, 2021 and December 31, 2020 was $240.2 million and $373.3 million, respectively. The amortized cost basis of Purchased Credit Deteriorated Loans on nonaccrual status as of December 31, 2021 and December 31, 2020 was $108.9 million and $151.4 million, respectively. The fair value of Purchased Non-performing Loans on nonaccrual status as of December 31, 2021 and December 31, 2020 was $588.1 million and $730.9 million, respectively. During the year ended December 31, 2021, the Company recognized $21.2 million of interest income on loans on nonaccrual status, including $15.5 million on its portfolio of loans which were non-performing at acquisition. At December 31, 2021 and December 31, 2020, there were approximately $107.4 million and $130.7 million, respectively, of loans on nonaccrual status that did not have an associated allowance for credit losses because they were determined to be collateral dependent and the estimated fair value of the related collateral exceeded the carrying value of each loan, respectively.

In periods prior to the adoption of CECL, an allowance for loan losses was recorded when, based on current information and events, it was probable that the Company would be unable to collect all amounts due under the existing contractual terms of the loan agreement. Any required loan loss allowance would reduce the carrying value of the loan with a corresponding charge to earnings. Significant judgments were required in determining any allowance for loan loss, including assumptions regarding the loan cash flows expected to be collected, the value of the underlying collateral and the ability of the Company to collect on any other forms of security, such as a personal guaranty provided either by the borrower or an affiliate of the borrower.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

The following table presents certain additional credit-related information regarding our Residential whole loans, at Carrying Value:

	Amortized Cost Basis by Origination Year and LTV Bands
(Dollars In Thousands)	2021	2020	2019	2018	2017	Prior	Total
Non-QM loans
LTV <= 80% (1)	$60,441	$290,836	$662,258	$342,250	$35,833	$3,954	$1,395,572
LTV > 80% (1)	2,770	25,075	11,164	11,545	1,886	150	52,590
Total Non-QM loans	$63,211	$315,911	$673,422	$353,795	$37,719	$4,104	$1,448,162
Year Ended December 31, 2021 Gross write-offs	$—	$—	$—	$37	$—	$—	$37
Year Ended December 31, 2021 Recoveries	—	—	—	—	—	—	—
Year Ended December 31, 2021 Net write-offs	$—	$—	$—	$37	$—	$—	$37

Rehabilitation loans
LTV <= 80% (1)	$12,754	$24,716	$151,632	$21,534	$3,427	$—	$214,063
LTV > 80% (1)	—	—	756	796	1,700	—	3,252
Total Rehabilitation loans	$12,754	$24,716	$152,388	$22,330	$5,127	$—	$217,315
Year Ended December 31, 2021 Gross write-offs	$—	$—	$1,329	$1,296	$123	$—	$2,748
Year Ended December 31, 2021 Recoveries	—	—	—	—	—	—	—
Year Ended December 31, 2021 Net write-offs	$—	$—	$1,329	$1,296	$123	$—	$2,748

Single family rental loans
LTV <= 80% (1)	$15,444	$35,727	$186,931	$77,689	$10,107	$—	$325,898
LTV > 80% (1)	—	512	5,312	86	—	—	5,910
Total Single family rental loans	$15,444	$36,239	$192,243	$77,775	$10,107	$—	$331,808
Year Ended December 31, 2021 Gross write-offs	$—	$—	$56	$5	$—	$—	$61
Year Ended December 31, 2021 Recoveries	—	—	—	—	—	—	—
Year Ended December 31, 2021 Net write-offs	$—	$—	$56	$5	$—	$—	$61

Seasoned performing loans
LTV <= 80% (1)	$—	$—	$—	$—	$—	$98,288	$98,288
LTV > 80% (1)	—	—	—	—	—	3,754	3,754
Total Seasoned performing loans	$—	$—	$—	$—	$—	$102,042	$102,042
Year Ended December 31, 2021 Gross write-offs	$—	$—	$—	$—	$—	$—	$—
Year Ended December 31, 2021 Recoveries	—	—	—	—	—	—	—
Year Ended December 31, 2021 Net write-offs	$—	$—	$—	$—	$—	$—	$—

Purchased credit deteriorated loans
LTV <= 80% (1)	$—	$—	$—	$—	$618	$404,603	$405,221
LTV > 80% (1)	—	—	—	—	—	142,551	142,551
Total Purchased credit deteriorated loans	$—	$—	$—	$—	$618	$547,154	$547,772
Year Ended December 31, 2021 Gross write-offs	$—	$—	$—	$—	$—	$527	$527
Year Ended December 31, 2021 Recoveries	—	—	—	—	—	—	—
Year Ended December 31, 2021 Net write-offs	$—	$—	$—	$—	$—	$527	$527

Total LTV <= 80% (1)	$88,639	$351,279	$1,000,821	$441,473	$49,985	$506,845	$2,439,042
Total LTV > 80% (1)	2,770	25,587	17,232	12,427	3,586	146,455	208,057
Total residential whole loans, at carrying value	$91,409	$376,866	$1,018,053	$453,900	$53,571	$653,300	$2,647,099
Total Gross write-offs	$—	$—	$1,385	$1,338	$123	$527	$3,373
Total Recoveries	—	—	—	—	—	—	—
Total Net write-offs	$—	$—	$1,385	$1,338	$123	$527	$3,373

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
(1)LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Rehabilitation loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Rehabilitation loans, totaling $137.3 million at December 31, 2021, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. The weighted average LTV of these loans based on the current unpaid principal balance and the valuation obtained during underwriting is 71% at December 31, 2021. Certain low value loans secured by vacant lots are categorized as LTV > 80%.

The following tables present certain information regarding the LTVs of the Company’s Residential whole loans that are 90 days or more delinquent:

	December 31, 2021
(Dollars In Thousands)	Carrying Value / Fair Value	UPB	LTV (1)
Purchased Performing Loans
Non-QM loans	$96,473	$94,755	64.6%
Rehabilitation loans	103,166	103,034	67.6%
Single-family rental loans	23,524	23,487	73.4%
Seasoned performing loans	7,740	8,244	45.6%
Agency eligible investor loans	—	—	—%
Total Purchased Performing Loans	$230,903	$229,520

Purchased Credit Deteriorated Loans	$95,899	$117,479	79.1%

Purchased Non-Performing Loans	$454,443	$453,146	80.2%

Total Residential whole loans	$781,245	$800,145

	December 31, 2020
(Dollars In Thousands)	Carrying Value / Fair Value	UPB	LTV (1)
Purchased Performing Loans
Non-QM loans	$148,387	$144,681	65.9%
Rehabilitation loans	136,347	136,347	65.8%
Single-family rental loans	20,388	20,233	72.7%
Seasoned performing loans	8,031	8,823	55.1%
Agency eligible investor loans	—	—	—%
Total Purchased Performing Loans	$313,153	$310,084

Purchased Credit Deteriorated Loans	$119,621	$145,028	86.7%

Purchased Non-Performing Loans	$571,729	$625,621	86.8%

Total Residential whole loans	$1,004,503	$1,080,733

(1)LTV represents the ratio of the total unpaid principal balance of the loan to the estimated value of the collateral securing the related loan as of the most recent date available, which may be the origination date. For Rehabilitation loans, the LTV presented is the ratio of the maximum unpaid principal balance of the loan, including unfunded commitments, to the estimated “after repaired” value of the collateral securing the related loan, where available. For certain Rehabilitation loans, an after repaired valuation was not obtained and the loan was underwritten based on an “as is” valuation. Excluded from the calculation of weighted average LTV are certain low value loans secured by vacant lots, for which the LTV ratio is not meaningful.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
The following tables present the components of interest income on the Company’s Residential whole loans for the years ended December 31, 2021, 2020 and 2019:

	Held at Carrying Value			Held at Fair Value			Total
	For the Year Ended December 31,			For the Year Ended December 31,			For the Year Ended December 31,
(In Thousands)	2021	2020	2019	2021	2020	2019	2021	2020	2019
Purchased Performing Loans:
Non-QM loans	$75,517	$136,527	$116,282	$21,431	$—	$—	$96,948	$136,527	$116,282
Rehabilitation loans	22,424	49,484	54,419	10,705	—	—	33,129	49,484	54,419
Single-family rental loans	24,863	27,722	17,742	9,306	—	—	34,169	27,722	17,742
Seasoned performing loans	6,684	8,793	12,191	—	—	—	6,684	8,793	12,191
Agency eligible investor loans	—	—	—	11,667	—	—	11,667	—	—
Total Purchased Performing Loans	$129,488	$222,526	$200,634	$53,109	$—	$—	$182,597	$222,526	$200,634

Purchased Credit Deteriorated Loans	$40,130	$36,238	$43,346	$—	$—	$—	$40,130	$36,238	$43,346

Purchased Non-Performing Loans	$—	$—	$—	$80,741	$73,448	$114,181	$80,741	$73,448	$114,181

Total Residential Whole Loans	$169,618	$258,764	$243,980	$133,850	$73,448	$114,181	$303,468	$332,212	$358,161

The following table presents the components of Net gain/(loss) on residential whole loans measured at fair value through earnings for the years ended December 31, 2021, 2020 and 2019:

	For the Year Ended December 31,
(In Thousands)	2021	2020	2019
Net unrealized gains	$16,243	$17,204	$47,849
Other income/(loss) (1)	493	3,561	(3,700)
Total	$16,736	$20,765	$44,149

(1)Primarily includes cash payments received from private mortgage insurance on liquidated loans and losses on liquidations of non-performing loans.

4.                   Securities, at Fair Value

MSR-Related Assets

Term Notes Backed by MSR-Related Collateral

At December 31, 2021 and 2020, the Company had $153.8 million and $239.0 million, respectively, of term notes issued by SPVs that have acquired rights to receive cash flows representing the servicing fees and/or excess servicing spread associated with certain MSRs. Payment of principal and interest on these term notes is considered to be largely dependent on cash flows generated by the underlying MSRs, as this impacts the cash flows available to the SPV that issued the term notes.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
At December 31, 2021, these term notes had an amortized cost of $121.4 million, gross unrealized gains of approximately $32.4 million, a weighted average yield of 10.3% and a weighted average term to maturity of 1.7 years. At December 31, 2020, the term notes had an amortized cost of $184.9 million, gross unrealized gains of approximately $54.0 million, a weighted average yield of 12.3% and a weighted average term to maturity of 8.7 years. During the year ended December 31, 2020, the Company sold certain term notes for $711.7 million, realizing gains of $28.7 million. During the three months ended March 31, 2020, the Company recognized an impairment loss related to its term notes of $280.8 million based on its intent to sell, or the likelihood it will be required to sell, such notes.

CRT Securities

CRT securities are debt obligations issued by or sponsored by Fannie Mae and Freddie Mac. The coupon payments on CRT securities are paid by the issuer and the principal payments received are dependent on the performance of loans in either a reference pool or an actual pool of loans. As an investor in a CRT security, the Company may incur a principal loss if the performance of the actual or reference pool loans results in either an actual or calculated loss that exceeds the credit enhancement of the security owned by the Company. The Company assesses the credit risk associated with its investments in CRT securities by assessing the current and expected future performance of the associated loan pool. The Company pledges a portion of its CRT securities as collateral against its borrowings under repurchase agreements (see Note 6).

Agency and Non-Agency MBS

MBS investments held during the year ended December 31, 2020 and in prior periods included Agency MBS and Non-Agency MBS which include MBS issued prior to 2008 (“Legacy Non-Agency MBS”). These MBS are secured by: (i) hybrid mortgages (“Hybrids”), which have interest rates that are fixed for a specified period of time and, thereafter, generally adjust annually to an increment over a specified interest rate index; (ii) adjustable-rate mortgages (“ARMs”), which have interest rates that reset annually or more frequently (collectively, “ARM-MBS”); and (iii) 15 and 30 year fixed-rate mortgages for Agency MBS and, for Non-Agency MBS, 30-year and longer-term fixed rate mortgages. In addition, until the second quarter of 2021 the Company’s MBS were also comprised of MBS backed by securitized re-performing/non-performing loans (“RPL/NPL MBS”), where the cash flows of the bond may not reflect the contractual cash flows of the underlying collateral. The Company’s RPL/NPL MBS were generally structured with a contractual coupon step-up feature where the coupon increases from 300 - 400 basis points at 36 - 48 months from issuance or sooner. The Company pledges a significant portion of its MBS as collateral against its borrowings under repurchase agreements (see Note 6).

Agency MBS:  Agency MBS are guaranteed as to principal and/or interest by a federally chartered corporation, such as Fannie Mae or Freddie Mac, or an agency of the U.S. Government, such as Ginnie Mae.  The payment of principal and/or interest on Ginnie Mae MBS is explicitly backed by the full faith and credit of the U.S. Government.  Since the third quarter of 2008, Fannie Mae and Freddie Mac have been under the conservatorship of the Federal Housing Finance Agency, which significantly strengthened the backing for these government-sponsored entities. The Company sold its remaining holdings of Agency MBS during the quarter ended June 30, 2020.

Non-Agency MBS:  The Company’s Non-Agency MBS are primarily secured by pools of residential mortgages, which are not guaranteed by an agency of the U.S. Government or any federally chartered corporation.  Credit risk associated with Non-Agency MBS is regularly assessed as new information regarding the underlying collateral becomes available and based on updated estimates of cash flows generated by the underlying collateral. During 2020, the Company sold all of its holdings of Legacy Non-Agency MBS and substantially reduced its holdings of other Non-Agency MBS. Due to issuer redemptions, remaining holdings of Non-Agency MBS were reduced to zero as of June 30, 2021.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
The following tables present certain information about the Company’s residential mortgage securities at December 31, 2021 and 2020:

December 31, 2021

(In Thousands)	Principal/ Current Face	Purchase Premiums	Accretable Purchase Discounts	Discount Designated as Credit Reserve (1)	Gross Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Net Unrealized Gain/(Loss)	Fair Value
Total residential mortgage securities (2)(3)(4)	$99,999	$7,466	$(55)	$(20,768)	$86,642	$16,282	$(10)	$16,272	$102,914

December 31, 2020

(In Thousands)	Principal/ Current Face	Purchase Premiums	Accretable Purchase Discounts	Discount Designated as Credit Reserve (1)	Gross Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Net Unrealized Gain/(Loss)	Fair Value
Total residential mortgage securities (2)(3)(4)(5)	$161,878	$3,022	$(8,206)	$(21,437)	$135,257	$26,926	$(1,183)	$25,743	$161,000

(1)Discount designated as Credit Reserve is generally not expected to be accreted into interest income.
(2)Based on management’s current estimates of future principal cash flows expected to be received.
(3)At December 31, 2020, the Company expected to recover approximately 99% of the then-current face amount of Non-Agency MBS.
(4)Amounts disclosed at December 31, 2021 includes CRT securities with a fair value of $67.5 million for which the fair value option has been elected. Such securities had $1.8 million gross unrealized gains and gross unrealized losses of approximately $10,000 at December 31, 2021. Amounts disclosed at December 31, 2020 includes CRT securities with a fair value of $66.2 million for which the fair value option has been elected. Such securities had gross unrealized gains of approximately $551,000 and gross unrealized losses of approximately $322,000 at December 31, 2020.
(5)Includes RPL/NPL MBS, which at December 31, 2020 had a $55.0 million Principal/Current face, $46.9 million amortized cost and $53.9 million fair value.

Sales of Residential Mortgage Securities

The following table presents information about the Company’s sales of its residential mortgage securities for the years ended December 31, 2021, 2020 and 2019. The Company has no continuing involvement with any of the sold securities.

	For the Year Ended December 31,
	2021		2020		2019
(In Thousands)	Sales Proceeds	Gains/(Losses)	Sales Proceeds	Gains/(Losses)	Sales Proceeds	Gains/(Losses)
Agency MBS	$—	$—	$1,500,875	$(19,291)	$360,634	$499
Non-Agency MBS	—	—	1,318,958	107,999	291,391	50,360
CRT Securities	—	—	243,025	(27,011)	256,671	11,143
Total	$—	$—	$3,062,858	$61,697	$908,696	$62,002

Unrealized Losses on Residential Mortgage Securities

There were no gross unrealized losses on the Company’s AFS securities at December 31, 2021.

The Company did not recognize an allowance for credit losses (or other than temporary impairment in prior year periods) through earnings related to its MBS for the year ended December 31, 2021. During the three months ended March 31, 2020, the Company recognized an aggregate impairment loss related to its MBS of $63.5 million based on its intent to sell, or the likelihood it will be required to sell, certain securities at such time.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
The following table presents a roll-forward of the allowance for credit losses on the Company’s Residential mortgage securities and MSR-related assets:

	For the Year Ended December 31,
(Dollars In Thousands)	2021	2020
Allowance for credit losses at beginning of period	$—	$—
Current provision:	—	—
Securities with no prior loss allowance	—	344,269
Securities with a prior loss allowance	—	—
Write-offs, including allowance related to securities the Company intended to sell	—	(344,269)
Allowance for credit losses at end of period	$—	$—

Impact of AFS Securities on AOCI

The following table presents the impact of the Company’s AFS securities on its AOCI for the years ended December 31, 2021, 2020, and 2019:

	For the Year Ended December 31,
(In Thousands)	2021	2020	2019
AOCI from AFS securities:
Unrealized gain on AFS securities at beginning of period	$79,607	$392,722	$417,167
Unrealized (losses)/gains on securities available-for-sale	(32,774)	420,281	20,335
Reclassification adjustment for MBS sales included in net income	—	(389,127)	(44,600)
Reclassification adjustment for impairment included in net income	—	(344,269)	(180)
Change in AOCI from AFS securities	(32,774)	(313,115)	(24,445)
Balance at end of period	$46,833	$79,607	$392,722

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Interest Income on Securities, at Fair Value

The following table presents the components of interest income on the Company’s Securities, at fair value for the years ended December 31, 2021, 2020 and 2019:

	For the Year Ended December 31,
(In Thousands)	2021	2020	2019
Agency MBS
Coupon interest	$—	$14,038	$82,446
Effective yield adjustment (1)	—	(5,186)	(26,545)
Interest income	$—	$8,852	$55,901

Legacy Non-Agency MBS
Coupon interest	$14	$18,263	$87,024
Effective yield adjustment (2)(3)	670	10,565	59,622
Interest income	$684	$28,828	$146,646

RPL/NPL MBS
Coupon interest	$373	$8,376	$53,086
Effective yield adjustment (1)(4)	8,136	560	338
Interest income	$8,509	$8,936	$53,424

CRT securities
Coupon interest	$3,690	$7,010	$20,532
Effective yield adjustment (2)	4,459	511	(1,949)
Interest income	$8,149	$7,521	$18,583

MSR-related assets
Coupon interest	$7,462	$25,970	$52,644
Effective yield adjustment (1)(2)(5)	31,886	9,987	3
Interest income	$39,348	$35,957	$52,647

(1)Includes amortization of premium paid net of accretion of purchase discount.  For Agency MBS, RPL/NPL MBS and the corporate loan secured by MSRs, interest income is recorded at an effective yield, which reflects net premium amortization/accretion based on actual prepayment activity.
(2)The effective yield adjustment is the difference between the net income calculated using the net yield less the current coupon yield. The net yield may be based on management’s estimates of the amount and timing of future cash flows or in the instrument’s contractual cash flows, depending on the relevant accounting standards.
(3)Includes accretion income recognized due to the impact of redemptions of certain securities that had been previously purchased at a discount of $670,000 and $14.5 million during the years ended December 31, 2021 and 2019, respectively.
(4)Includes accretion income recognized due to the impact of redemptions of certain securities that had been previously purchased at a discount of $8.1 million and $329,000 during the years ended December 31, 2021 and 2019, respectively.
(5)Includes $20.5 million of accretion income recognized during the year ended December 31, 2021 due to the impact of the redemption at par of MSR-related assets that had been held at amortized cost basis below par due to an impairment charge recorded in the first quarter of 2020.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
5.    Other Assets

The following table presents the components of the Company’s Other assets at December 31, 2021 and 2020:

(In Thousands)	December 31, 2021	December 31, 2020
REO (1)	$156,223	$249,699
Goodwill	61,076	—
Intangibles, net (2)	21,400	—
Capital contributions made to loan origination partners	71,673	47,148
Other interest-earning assets	57,522	—
Interest receivable	50,191	38,850
Other loan related receivables	34,191	16,682
Lease Right-of-Use Asset (3)	39,370	758
Other	73,910	32,244
Total Other Assets	$565,556	$385,381

(1)Includes $11.3 million and $61.8 million of REO that is held-for-investment at December 31, 2021 and 2020.
(2)Net of aggregate accumulated amortization of $6.6 million as of December 31, 2021.
(3)An estimated incremental borrowing rate of 7.5% was used in connection with the Company’s primary operating lease (see Notes 2 and 9).

(a) Real Estate Owned
At December 31, 2021, the Company had 553 REO properties with an aggregate carrying value of $156.2 million. At December 31, 2020, the Company had 946 REO properties with an aggregate carrying value of $249.7 million.

At December 31, 2021, $155.2 million of residential real estate property was held by the Company that was acquired either through a completed foreclosure proceeding or from completion of a deed-in-lieu of foreclosure or similar legal agreement. In addition, formal foreclosure proceedings were in process with respect to $84.4 million of residential whole loans held at carrying value and $351.4 million of residential whole loans held at fair value at December 31, 2021.

The following table presents the activity in the Company’s REO for the years ended December 31, 2021 and 2020:

	For the Year Ended December 31,
(Dollars In Thousands)	2021	2020
Balance at beginning of period	$249,699	$411,659
Adjustments to record at lower of cost or fair value	(4,772)	(12,570)
Transfer from residential whole loans (1)	72,304	96,766
Purchases and capital improvements, net	2,458	10,198
Disposals and other (2)	(163,466)	(256,354)
Balance at end of period	$156,223	$249,699

Number of properties	553	946

(1)Includes a net loss recorded on transfer of approximately $700,000 and a net gain recorded on transfer of approximately $5.1 million, respectively, for the years ended December 31, 2021 and 2020.
(2)During the year ended December 31, 2021, the Company sold 647 REO properties for consideration of $187.9 million, realizing net gains of approximately $23.5 million. During the year ended December 31, 2020, the Company sold 1,086 REO properties for consideration of $274.1 million, realizing net gains of approximately $15.1 million. These amounts are included in Other Income, net on the Company’s consolidated statements of operations.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
(b) Capital Contributions Made to Loan Origination Partners

The Company has made investments in several loan originators as part of its strategy to be a reliable source of capital to select partners from whom it sources residential mortgage loans through both flow arrangements and bulk purchases. To date, such contributions of capital include the following investments (based on their carrying value prior to any impairments): $23.2 million of common equity (including partnership interests) and $78.9 million of preferred equity. In addition, for certain partners, options or warrants may have also been acquired that provide the Company the ability to increase the level of its investment if certain conditions are met. At the end of each reporting period, or earlier if circumstances warrant, the Company evaluates whether the nature of its interests and other involvement with the investee entity requires the Company to apply equity method accounting or consolidate the results of the investee entity with the Company’s financial results. On July 1, 2021, the Company completed the acquisition of certain ownership interests in Lima One, which resulted in the Company owning all of Lima One’s outstanding ownership interests. Accordingly, the Company consolidated Lima One’s financial results beginning on that date. In addition, in connection with the purchase accounting for the acquisition, the Company was required to revalue its investments in Lima One common equity, resulting in a $38.9 million gain, which was recorded in Other Income in the Company’s consolidated statements of operations (Refer to Note 15 for further details). Further, to the extent that the nature of the Company’s interests has resulted in the need for the Company to apply equity method accounting, the impact of such accounting on the Company’s results for periods subsequent to that in which the Company was determined to have significant influence over the investee company was not material for any period. With respect to investments in entities that the Company does not either consolidate or apply equity method accounting, as the interests acquired to date by the Company generally do not have a readily determinable fair value, the Company accounts for these interests (including any acquired options and warrants) in loan originators initially at cost. The carrying value of these investments will be adjusted if it is determined that an impairment has occurred or if there has been a subsequent observable transaction in either the investee company’s equity securities or a similar security that provides evidence to support an adjustment to the carrying value. Following an evaluation of the anticipated impact of COVID-19 on economic conditions for the short to medium term, the Company recorded impairment charges of $65.3 million on investments in certain loan origination partners during the year ended December 31, 2020, which was included in “Impairment and other gains and losses on securities available-for-sale and other assets” on the consolidated statements of operations. During the year ended December 31, 2021, the Company reversed $10.0 million of previously recorded impairment as two of the Company’s preferred equity investments were repaid in full. In addition, the Company recorded a gain of $24.0 million related to a preferred equity investment that had been previously impaired and that was required to be revalued during the period, as the investee company completed a capital transaction with an unrelated third party. These gains were recorded in Other Income in the consolidated statements of operations. The Company did not record any impairment charges to earnings on investments in loan origination partners during the year ended December 31, 2021.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

(c) Derivative Instruments

Swaps

The Company’s derivative instruments include Swaps, which are used to economically hedge the interest rate risk associated with certain borrowings. Pursuant to these arrangements, the Company agreed to pay a fixed rate of interest and receive a variable interest rate, generally based on Secured Overnight Financing Rate (“SOFR”), on the notional amount of the Swap. At December 31, 2021, none of the Company’s Swaps are designated as hedges for accounting purposes.

In response to the turmoil in the financial markets resulting from COVID-19 experienced during the three months ended March 31, 2020, and given that management no longer considered these transactions to be effective hedges in the then prevailing interest rate environment, the Company unwound all of its approximately $4.1 billion of Swap hedging transactions late in the first quarter of 2020 in order to recover previously posted margin.

The following table presents the assets pledged as collateral against the Company’s Swap contracts at December 31, 2021 and 2020:

	December 31,
(In Thousands)	2021	2020
Restricted Cash	$14,446	$—

At December 31, 2021, the Company had Swaps with an aggregate notional amount of $900.0 million and extended approximately 48 months on average with a maximum term of approximately 60 months.

The following table presents information about the Company’s Swaps at December 31, 2021 and 2020:

	December 31, 2021			December 31, 2020
Maturity (1)	Notional Amount	Weighted Average Fixed-Pay Interest Rate	Weighted Average Variable Interest Rate (2)	Notional Amount	Weighted Average Fixed-Pay Interest Rate	Weighted Average Variable Interest Rate (2)
(Dollars in Thousands)
Within 30 days to 12 months	$—	—%	—%	$—	—%	—%
Over 12 months to 24 months	—	—	—	—	—	—
Over 24 months to 36 months	450,010	0.90	0.05	—	—	—
Over 36 months to 48 months	—	—	—	—	—	—
Over 48 months to 60 months	450,000	1.12	0.05	—	—	—
Total Swaps	$900,010	1.01%	0.05%	$—	—%	—%

(1)Each maturity category reflects contractual amortization and/or maturity of notional amounts.
(2)Reflects the benchmark variable rate due from the counterparty at the date presented, which rate adjusts annually based on SOFR.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
The following table presents the net impact of the Company’s derivative hedging instruments on its net interest expense and the weighted average interest rate paid and received for such Swaps for the years ended December 31, 2021, 2020 and 2019:

	For the Year Ended December 31,
(Dollars in Thousands)	2021	2020	2019
Interest expense attributable to Swaps	$—	$(3,359)	$927
Weighted average Swap rate paid	—%	2.06%	2.28%
Weighted average Swap rate received	—%	1.63%	2.24%

During the year ended December 31, 2021, the Company recorded net losses on Swaps not designated in hedging relationships of approximately $598,000. During the years ended December 31, 2020 and 2019, the Company recorded net losses on Swaps not designated in hedging relationships of $4.3 million and $16.5 million, which included $9.4 million and $17.7 million, respectively, of losses realized on the unwind of certain Swaps. These amounts are included in Other income, net on the Company’s consolidated statements of operations.

Impact of Derivative Hedging Instruments on AOCI

The following table presents the impact of the Company’s derivative hedging instruments on its AOCI for the years ended December 31, 2021, 2020 and 2019:

	For the Year Ended December 31,
(In Thousands)	2021	2020	2019
AOCI from derivative hedging instruments:
Balance at beginning of period	$—	$(22,675)	$3,121
Net loss on Swaps	—	(50,127)	(23,342)
Reclassification adjustment for losses/gains related to hedging instruments included in net income	—	72,802	(2,454)
Balance at end of period	$—	$—	$(22,675)

TBA Securities

In order to economically hedge the risks arising from the investments in Agency eligible investor loans, the Company has entered into short positions in certain TBA securities. The table below summarizes open short positions in TBA securities as of December 31, 2021, which had an aggregate value of $(1.3) million and were included in Other liabilities on the Company’s consolidated balance sheets.

(Dollars in Thousands)	Notional Amount	Settlement Date
TBA Security
FNCL 2.5 1/22	$180,000	January 13, 2022
FNCL 2 1/21	$130,000	January 13, 2022

TBA short positions are subject to margining requirements which serve to mitigate counterparty credit risk associated with these transactions. Open TBA positions are measured at fair value each reporting date, with realized and unrealized changes in the fair value of these positions recorded in Other income, net in our consolidated statements of operations. For the year ended December 31, 2021, the Company recorded realized and unrealized changes in fair value on TBA short positions of $2.0 million. No TBA short positions had been entered into in the prior periods presented.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
6.      Financing Agreements

The following tables present the components of the Company’s Financing agreements at December 31, 2021 and 2020:

	December 31, 2021
(In Thousands)	Unpaid Principal Balance	Amortized Cost Balance	Fair Value/Carrying Value (1)
Financing agreements, at fair value
Agreements with mark-to-market collateral provisions	$1,322,362	$1,322,362	$1,322,362
Agreements with non-mark-to-market collateral provisions	627,026	627,026	628,280
Securitized debt	1,304,912	1,318,593	1,316,131
Total Financing agreements, at fair value	$3,254,300	$3,267,981	$3,266,773

Financing agreements, at carrying value
Securitized debt	$1,340,583		$1,334,342
Agreements with mark-to-market collateral provisions	1,240,510		1,239,937
Agreements with non-mark-to-market collateral provisions	311,977		311,260
Convertible senior notes	230,000		226,470
Total Financing agreements, at carrying value	$3,123,070		$3,112,009
Total Financing agreements	$6,377,370		$6,378,782

	December 31, 2020
(In Thousands)	Unpaid Principal Balance	Amortized Cost Balance	Fair Value/Carrying Value (1)
Financing agreements, at fair value
Agreements with non-mark-to-market collateral provisions	$1,156,899	$1,156,899	$1,159,213
Agreements with mark-to-market collateral provisions	1,338,077	1,338,077	1,338,077
Securitized debt	866,203	857,553	869,482
Total Financing agreements, at fair value	$3,361,179	$3,352,529	$3,366,772

Financing agreements, at carrying value
Securitized debt	$648,300		$645,027
Convertible senior notes	230,000		225,177
Senior notes	100,000		100,000
Total Financing agreements, at carrying value	$978,300		$970,204
Total Financing agreements	$4,339,479		$4,336,976

(1)Financing agreements at fair value are reported at estimated fair value each period as a result of the Company’s fair value option election. Other financing arrangements are reported at their carrying value (amortized cost basis) as the fair value option was not elected on these liabilities. Consequently, Total Financing agreements as presented reflects a summation of balances reported at fair and carrying value.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

The following table presents information with respect to the Company’s financing agreements with mark-to-market collateral provisions and associated assets pledged as collateral at December 31, 2021 and 2020:

(Dollars in Thousands)	December 31, 2021	December 31, 2020
Mark-to-market financing agreements secured by residential whole loans	$2,391,602	$1,113,553
Fair value of residential whole loans pledged as collateral under financing agreements (1)	$3,301,288	$1,798,813
Weighted average haircut on residential whole loans (2)	25.27%	34.17%
Mark-to-market financing agreements secured by securities at fair value	$159,148	$213,915
Securities at fair value pledged as collateral under financing agreements	$256,685	$399,999
Weighted average haircut on securities at fair value (2)	37.00%	41.16%
Mark-to-market financing agreements secured by real estate owned	$11,549	$10,609
Fair value of real estate owned pledged as collateral under financing agreements	$34,606	$22,525
Weighted average haircut on real estate owned (2)	58.46%	55.56%

(1)At December 31, 2020, includes Non-Agency MBS with an aggregate fair value of $141.9 million obtained in connection with the Company’s loan securitization transactions that are eliminated in consolidation.
(2)Haircut represents the percentage amount by which the collateral value is contractually required to exceed the loan amount.

The following table presents information with respect to the Company’s financing agreements with non-mark-to-market collateral provisions and associated assets pledged as collateral at December 31, 2021 and 2020:

(Dollars in Thousands)	December 31, 2021	December 31, 2020
Non-mark-to-market financing secured by residential whole loans	$928,055	$1,156,125
Fair value of residential whole loans pledged as collateral under financing agreements	$1,420,283	$1,930,283
Weighted average haircut on residential whole loans	29.98%	39.46%
Non-mark-to-market financing secured by real estate owned	$11,485	$3,088
Fair value of real estate owned pledged as collateral under financing agreements	$29,894	$7,441
Weighted average haircut on real estate owned	61.28%	59.73%

In addition, the Company had aggregate restricted cash held in connection with its financing agreements of $10.2 million and $7.2 million at December 31, 2021 and 2020, respectively.

The following table presents repricing information (excluding the impact of associated derivative hedging instruments, if any) about the Company’s financing agreements that have non-mark-to-market collateral provisions as well as those that have mark-to-market collateral provisions, at December 31, 2021 and 2020:

	December 31, 2021		December 31, 2020
	Amortized Cost Basis	Weighted Average Interest Rate	Amortized Cost Basis	Weighted Average Interest Rate
Time Until Interest Rate Reset
(Dollars in Thousands)
Within 30 days	$3,222,268	2.36%	$2,494,976	3.16%
Over 30 days to 3 months	257,444	2.49	—	—
Over 3 months to 12 months	22,164	4.50	—	—
Over 12 months	—	—	—	—
Total financing agreements	$3,501,876	2.38%	$2,494,976	3.16%

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
(a) Financing Agreements

In conjunction with its exit from forbearance arrangements in the second quarter of 2020, the Company entered into several asset backed financing arrangements and renegotiated financing arrangements for certain assets with existing lenders. The Company elected the fair value option on these financing arrangements, primarily to simplify the accounting associated with costs incurred to establish the new facilities or renegotiate existing facilities.

The Company considers the most relevant feature that distinguishes between the various asset backed financing arrangements is how the financing arrangement is collateralized, including the ability of the lender to make margin calls on the Company based on changes in value of the underlying collateral securing the financing. Accordingly, further details are provided below regarding assets that are financed with agreements that have non-mark-to-market collateral provisions and assets that are financed with agreements that have mark-to-market collateral provisions.

Agreements with mark-to-market collateral provisions

The Company has entered into financing arrangements which contain mark-to-market provisions that permit the lending counterparties to make margin calls on the Company should the value of the pledged collateral decline. The Company is also permitted to recover previously posted margin payments, should values of the pledged collateral subsequently increase. These facilities generally reset on a monthly or quarterly basis and can be renewed at the discretion of the lending counterparty at financing costs reflecting prevailing market pricing.

Agreements with non-mark-to-market collateral provisions

The Company has also entered into financing arrangements which do not contain mark-to-market provisions. The Company has generally pledged, as collateral security for these facilities, certain of its residential whole loans, as well as the equity in subsidiaries that own the loans. These facilities have maturities ranging from 5 to 45 months and $559.8 million of the facilities contain extension options, with maximum extensions ranging from 16 to 42 months, subject to certain conditions, in some cases including the payment of an extension fee and provided that no events of default have occurred. The financing cost for these facilities is generally calculated at a spread over prevailing short term market interest rates, which generally reset monthly.

Securitized Debt

Securitized debt represents third-party liabilities of consolidated VIEs and excludes liabilities of the VIEs acquired by the Company that are eliminated in consolidation. The third-party beneficial interest holders in the VIEs have no recourse to the general credit of the Company. The weighted average fixed rate on the securitized debt was 1.58% at December 31, 2021 (see Notes 9 and 14 for further discussion).

Convertible Senior Notes

On June 3, 2019, the Company issued $230.0 million in aggregate principal amount of its Convertible Senior Notes in an underwritten public offering, including an additional $30.0 million issued pursuant to the exercise of the underwriters’ option to purchase additional Convertible Senior Notes. The total net proceeds the Company received from the offering were approximately $223.3 million, after deducting offering expenses and the underwriting discount.  The Convertible Senior Notes bear interest at a fixed rate of 6.25% per year, paid semiannually on June 15 and December 15 of each year commencing December 15, 2019 and will mature on June 15, 2024, unless earlier converted, redeemed or repurchased in accordance with their terms. The Convertible Senior Notes are convertible at the option of the holders at any time until the close of business on the business day immediately preceding the maturity date into shares of the Company’s common stock based on an initial conversion rate of 31.4346 shares of the Company’s common stock for each $1,000 principal amount of the Convertible Senior Notes, which is equivalent to an initial conversion price of approximately $31.81 per share of common stock. The Convertible Senior Notes have an effective interest rate, including the impact of amortization to interest expense of debt issuance costs, of 6.94%. The Company does not have the right to redeem the Convertible Senior Notes prior to maturity, except to the extent necessary to preserve its status as a REIT, in which case the Company may redeem the Convertible Senior Notes, in whole or in part, at a redemption price equal to the principal amount redeemed plus accrued and unpaid interest.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
The Convertible Senior Notes are the Company’s senior unsecured obligations and are effectively junior to all of the Company’s secured indebtedness, which includes the Company’s repurchase agreements and other financing arrangements, to the extent of the value of the collateral securing such indebtedness and equal in right of payment to the Company’s existing and future senior unsecured obligations, including the Senior Notes.

Senior Notes

On April 11, 2012, the Company issued $100.0 million in aggregate principal amount of its Senior Notes in an underwritten public offering.  On January 6, 2021, the Company redeemed all of its outstanding Senior Notes. The Senior Notes bore interest at a fixed rate of 8.00% per year, paid quarterly in arrears on January 15, April 15, July 15 and October 15. The Senior Notes had an effective interest rate, including the impact of amortization to interest expense of debt issuance costs, of 8.31%.

Senior Secured Term Loan Facility

On June 26, 2020, the Company entered into a $500 million senior secured term loan facility (the “Term Loan Facility”) with certain funds, accounts and/or clients managed by affiliates of Apollo Global Management, Inc. and affiliates of Athene Holding Ltd. The outstanding balance of the Term Loan Facility was repaid and the Term Loan Facility was terminated prior to December 31, 2020.

(b) Counterparties

The Company had financing agreements, including repurchase agreements and other forms of secured financing, with 14 and 7 counterparties at December 31, 2021 and 2020, respectively. The following table presents information with respect to each counterparty under financing agreements for which the Company had greater than 5% of stockholders’ equity at risk in the aggregate at December 31, 2021:

	December 31, 2021
	Counterparty Rating (1)	Amount at Risk (2)	Weighted Average Months to Repricing for Repurchase Agreements	Percent of Stockholders’ Equity
Counterparty
(Dollars in Thousands)
Credit Suisse	BBB+/Baa1/A-	$557,688	1	21.9%
Barclays Bank (3)	BBB/Aa3/A	535,524	1	21.1
Wells Fargo	A+/Aa2/AA-	251,079	1	9.9
(1)As rated at December 31, 2021 by S&P, Moody’s and Fitch, Inc., respectively.  The counterparty rating presented is the lowest published rating for these entities.
(2)The amount at risk reflects the difference between (a) the amount loaned to the Company through financing agreements, including interest payable, and (b) the cash and the fair value of the assets pledged by the Company as collateral, including accrued interest receivable on such assets.
(3)Includes amounts at risk with various affiliates of Athene Holding, Ltd., held via participation in a loan syndication administered by Barclays Bank.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
(c) Pledged Collateral

The following tables present the Company’s assets (based on carrying value) pledged as collateral for its various financing arrangements as of December 31, 2021 and 2020:

	December 31, 2021
	Financing Agreements
(In Thousands)	Non-Mark-to-Market (1)	Mark-to-Market (1)	Securitized	Total
Assets:
Residential whole loans, at carrying value	$693,982	$459,349	$1,476,588	$2,629,919
Residential whole loans, at fair value	706,377	2,810,865	1,525,114	5,042,356
Securities, at fair value	—	256,685	—	256,685
Other assets: REO	25,692	29,374	35,379	90,445
Total	$1,426,051	$3,556,273	$3,037,081	$8,019,405

	December 31, 2020
	Financing Agreements
(In Thousands)	Non-Mark-to-Market (1)	Mark-to-Market (1)	Securitized	Total
Assets:
Residential whole loans, at carrying value	$1,497,281	$1,207,364	$1,436,316	$4,140,961
Residential whole loans, at fair value	430,183	396,817	382,349	1,209,349
Securities, at fair value	—	399,999	—	399,999
Other assets: REO	—	—	49,477	49,477
Total	$1,927,464	$2,004,180	$1,868,142	$5,799,786

(1)An aggregate of $25.7 million and $24.6 million of accrued interest on those assets pledged against non-mark-to-market and mark-to-market financings agreements had also been pledged as of December 31, 2021 and 2020, respectively.

The Company pledges securities or cash as collateral to its counterparties in relation to certain of its financing arrangements. In addition, the Company receives securities or cash as collateral pursuant to financing provided under reverse repurchase agreements. The Company exchanges collateral with its counterparties based on changes in the fair value, notional amount and term of the associated financing arrangements and Swap contracts, as applicable. In connection with these margining practices, either the Company or its counterparty may be required to pledge cash or securities as collateral. When the Company’s pledged collateral exceeds the required margin, the Company may initiate a reverse margin call, at which time the counterparty may either return the excess collateral or provide collateral to the Company in the form of cash or equivalent securities. The Company’s assets pledged as collateral are also described in Notes 2(e) - Restricted Cash and 5(c) - Derivative Instruments.

Certain of the Company’s financing arrangements and derivative transactions are governed by underlying agreements that generally provide for a right of setoff in the event of default or in the event of a bankruptcy of either party to the transaction. In the Company’s consolidated balance sheets, all balances associated with repurchase agreements are presented on a gross basis.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
7. Other Liabilities

The following table presents the components of the Company’s Other liabilities at December 31, 2021 and 2020:

(In Thousands)	December 31, 2021	December 31, 2020
Dividends and dividend equivalents payable	$47,751	$34,016
Lease liability	44,977	636
Accrued interest payable	9,621	11,116
Accrued expenses and other	115,709	24,754
Total Other Liabilities	$218,058	$70,522

8. Income Taxes

The Company has elected to be taxed as a REIT under the provisions of the Internal Revenue Code of 1986, as amended, (the “Code”), and the corresponding provisions of state law. The Company expects to operate in a manner that will enable it to satisfy the various requirements to maintain its status as a REIT for federal income tax purposes. In order to maintain its status as a REIT, the Company must, among other things, distribute at least 90% of its REIT taxable income (excluding net long-term capital gains) to stockholders in the timeframe permitted by the Code. As long as the Company maintains its status as a REIT, the Company will not be subject to regular federal income tax at the REIT level to the extent that it distributes 100% of its REIT taxable income (including net long-term capital gains) to its stockholders within the permitted timeframe. Should this not occur, the Company would be subject to federal taxes at prevailing corporate tax rates on the difference between its REIT taxable income and the amounts deemed to be distributed for that tax year. The Company’s objective is to distribute 100% of its REIT taxable income to its stockholders within the permitted timeframe. If the Company fails to distribute during each calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amounts actually distributed. To the extent that the Company incurs interest, penalties or related excise taxes in connection with its tax obligations, including as a result of its assessment of uncertain tax positions, such amounts will be included in Operating and Other Expense on the Company’s consolidated statements of operations.

In addition, the Company has elected to treat certain of its subsidiaries as taxable REIT subsidiaries (“TRS”). In general, a TRS may hold assets and engage in activities that the Company cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. Generally, a domestic TRS is subject to U.S. federal, state and local corporate income taxes. Given that a portion of the Company’s business is conducted through one or more TRS, the net taxable income earned by its domestic TRS, if any, is subject to corporate income taxation. To maintain the Company’s REIT election, no more than 20% of the value of the Company’s assets at the end of each calendar quarter may consist of stock or securities in TRS. For purposes of the determination of U.S. federal and state income taxes, the Company’s subsidiaries that elected to be treated as TRS record current or deferred income taxes based on differences (both permanent and timing) between the determination of their taxable income and net income under GAAP.

Based on its analysis of any potentially uncertain tax positions, the Company concluded that it does not have any material uncertain tax positions that meet the relevant recognition or measurement criteria as of December 31, 2021 or 2020. As of the date of this filing, the Company’s tax returns for tax years 2018 through 2021 are open to examination.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
The tax effects of temporary differences that give rise to significant portions of net deferred tax assets (“DTAs”) recorded at the Company’s domestic TRS entities at December 31, 2021 and 2020 are presented in the following table:

(In Thousands)	December 31, 2021	December 31, 2020
Deferred tax assets (DTAs):
Net operating loss and tax credit carryforwards	$35,796	$37,338
Unrealized mark-to-market, impairments and loss provisions	3,753	15,203
Other realized / unrealized treatment differences	12,131	21,600
Total deferred tax assets	51,680	74,141
Less: valuation allowance	(51,680)	(74,141)
Net deferred tax assets	$—	$—

Realization of the Company’s DTAs at December 31, 2021 is dependent on several factors, including generating sufficient taxable income prior to the expiration of net operating loss (“NOL”) carryforwards and generating sufficient capital gains in future periods prior to the expiration of capital loss carryforwards. The Company determines the extent to which realization of the deferred assets is not expected to be more likely than not and establishes a valuation allowance accordingly.

No net deferred tax benefit was recorded by the Company for the years ended December 31, 2021 and 2020, related to the net taxable losses in TRS entities, since a valuation allowance for the full amount of the associated deferred tax asset of approximately $51.7 million and $74.1 million at the ends of those periods, respectively, was recognized as its recovery was not considered more likely than not. The related NOL carryforwards generated prior to 2018 will begin to expire in 2037; those generated in 2018 and later can be carried forward indefinitely, until fully utilized. The Company’s estimate of net DTAs could change in future periods to the extent that actual or revised estimates of future taxable income change from current expectations.

At December 31, 2021, the Company’s federal NOL carryforward was $142.1 million, which may be carried forward indefinitely. If certain substantial changes in the Company’s ownership occur, there could be an annual limitation on the amount of the carryforwards that can be utilized.

The income tax provision (benefit) is included in Other general and administrative expense in the Company’s consolidated statements of operations. The following table summarizes the Company’s income tax provision (benefit) primarily recorded at the Company’s domestic TRS entities for the years ended December 31, 2021, 2020, and 2019:

	For the Year Ended
(In Thousands)	December 31, 2021	December 31, 2020	December 31, 2019
Current provision (benefit)
Federal	$2,025	$1,403	$3
State	644	598	496
Total current provision (benefit)	2,669	2,001	499
Deferred provision (benefit)
Federal	—	—	—
State	—	—	—
Total deferred provision (benefit)	—	—	—
Total provision (benefit)	$2,669	$2,001	$499

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
The following is a reconciliation of the statutory federal tax rate to the Company’s effective tax rate at December 31, 2021, 2020, and 2019:

	For the Year Ended
	December 31, 2021	December 31, 2020	December 31, 2019
Federal statutory rate	21.0%	21.0%	21.0%
Non-taxable REIT income (dividends paid deduction)	(4.6)%	0.1%	(20.3)%
Other differences in taxable income (loss) from GAAP	(4.7)%	(14.4)%	(3.0)%
State and local taxes	—%	—%	—%
Change in valuation allowance on DTAs	(11.1)%	(6.9)%	2.3%
Effective tax rate	0.6%	(0.2)%	—%

9.    Commitments and Contingencies

(a) Lease Commitments

The Company’s primary lease commitments relate to its corporate headquarters. In April 2021, the Company relocated its corporate headquarters, terminating its prior lease on April 30, 2021. For the year ended December 31, 2021, the Company recorded aggregate lease expense of approximately $4.0 million in connection with these two leases. The term specified in the current lease is approximately fifteen years with an option to renew for an additional five years.

In addition, the Company has a lease through February 2025 for its Lima One offices located in Greenville, South Carolina.

The Company recognized lease expense of $3.0 million and $2.7 million for the years ended December 31, 2020 and 2019, respectively, which is included in Other general and administrative expense within the consolidated statements of operations.

At December 31, 2021, the contractual minimum rental payments (exclusive of possible rent escalation charges and normal recurring charges for maintenance, insurance and taxes) were as follows:

Year Ended December 31,	Minimum Rental Payments
(In Thousands)
2022	$5,334
2023	5,353
2024	5,351
2025	4,659
2026	4,552
Thereafter	49,604
Total	$74,853

(b) Representations and Warranties in Connection with Loan Securitization Transactions

In connection with the loan securitization and sale transactions entered into by the Company, the Company has the obligation under certain circumstances to repurchase assets previously transferred to securitization vehicles, or otherwise sold, upon breach of certain representations and warranties. As of December 31, 2021, the Company was not aware of any material unsettled repurchase claims that would require a reserve (see Note 14).

(c) Rehabilitation Loan Commitments

At December 31, 2021, the Company had unfunded commitments of $285.8 million in connection with its purchased Rehabilitation loans (see Note 3).

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

10.    Stockholders’ Equity

(a) Preferred Stock

7.50% Series B Cumulative Redeemable Preferred Stock (“Series B Preferred Stock”)

On April 15, 2013, the Company completed the issuance of 8.0 million shares of its Series B Preferred Stock with a par value of $0.01 per share, and a liquidation preference of $25.00 per share plus accrued and unpaid dividends, in an underwritten public offering. The Company’s Series B Preferred Stock is entitled to receive a dividend at a rate of 7.50% per year on the $25.00 liquidation preference before the Company’s common stock is paid any dividends and is senior to the Company’s common stock with respect to distributions upon liquidation, dissolution or winding up. Dividends on the Series B Preferred Stock are payable quarterly in arrears on or about March 31, June 30, September 30 and December 31 of each year. The Series B Preferred Stock is redeemable at $25.00 per share plus accrued and unpaid dividends (whether or not authorized or declared) exclusively at the Company’s option.
The Series B Preferred Stock generally does not have any voting rights, subject to an exception in the event the Company fails to pay dividends on such stock for six or more quarterly periods (whether or not consecutive).  Under such circumstances, the Series B Preferred Stock will be entitled to vote to elect two additional directors to the Company’s Board of Directors (the “Board”), until all unpaid dividends have been paid or declared and set apart for payment.  In addition, certain material and adverse changes to the terms of the Series B Preferred Stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Series B Preferred Stock.
As a result of the turmoil in the financial markets resulting from the global COVID-19 pandemic, and in order to preserve liquidity, on March 25, 2020, the Company revoked the previously announced first quarter 2020 quarterly cash dividends on each of the Company's common stock and Series B Preferred Stock. On July 1, 2020, the Company announced that it had reinstated the payment of dividends on its Series B Preferred Stock and declared a preferred stock dividend of $0.9375 per share, payable on July 31, 2020 to Series B Preferred stockholders of record as of July 15, 2020.
The following table presents cash dividends declared by the Company on its Series B Preferred Stock from January 1, 2019 through December 31, 2021:

Year	Declaration Date	Record Date	Payment Date	Dividend Per Share
2021	November 16, 2021	December 1, 2021	December 31, 2021	$0.46875
	August 26, 2021	September 8, 2021	September 30, 2021	0.46875
	May 24, 2021	June 7, 2021	June 30, 2021	0.46875
	February 19, 2021	March 5, 2021	March 31, 2021	0.46875

2020	November 18, 2020	December 4, 2020	December 31, 2020	$0.46875
	August 12, 2020	September 8, 2020	September 30, 2020	0.46875
	July 1, 2020	July 15, 2020	July 31, 2020	0.93750

2019	November 15, 2019	December 2, 2019	December 31, 2019	$0.46875
	August 9, 2019	August 30, 2019	September 30, 2019	0.46875
	May 20, 2019	June 3, 2019	June 28, 2019	0.46875
	February 15, 2019	March 4, 2019	March 29, 2019	0.46875

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

6.50% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (“Series C Preferred Stock”)
On February 28, 2020, the Company amended its charter through the filing of articles supplementary to reclassify 12,650,000 shares of the Company’s authorized but unissued common stock as shares of the Company’s Series C Preferred Stock. On March 2, 2020, the Company completed the issuance of 11.0 million shares of its Series C Preferred Stock with a par value of $0.01 per share, and a liquidation preference of $25.00 per share plus accrued and unpaid dividends, in an underwritten public offering. The total net proceeds the Company received from the offering were approximately $266.0 million, after deducting offering expenses and the underwriting discount.

The Company’s Series C Preferred Stock is entitled to receive dividends (i) from and including the original issue date to, but excluding, March 31, 2025, at a fixed rate of 6.50% per year on the $25.00 liquidation preference and (ii) from and including March 31, 2025, at a floating rate equal to three-month London Interbank Offered Rate (“LIBOR”) plus a spread of 5.345% per year of the $25.00 per share liquidation preference before the Company’s common stock is paid any dividends, and is senior to the Company’s common stock with respect to distributions upon liquidation, dissolution or winding up. Dividends on the Series C Preferred Stock are payable quarterly in arrears on or about March 31, June 30, September 30 and December 31 of each year. The Series C Preferred Stock is not redeemable by the Company prior to March 31, 2025, except under circumstances where it is necessary to preserve the Company’s qualification as a REIT for U.S. federal income tax purposes and upon the occurrence of certain specified change in control transactions. On or after March 31, 2025, the Company may, at its option, subject to certain procedural requirements, redeem any or all of the shares of the Series C Preferred Stock for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends thereon (whether or not authorized or declared) to, but excluding, the redemption date.

The Series C Preferred Stock generally does not have any voting rights, subject to an exception in the event the Company fails to pay dividends on such stock for six or more quarterly periods (whether or not consecutive).  Under such circumstances, the Series C Preferred Stock will be entitled to vote to elect two additional directors to the Company’s Board, until all unpaid dividends have been paid or declared and set apart for payment. In addition, certain material and adverse changes to the terms of the Series C Preferred Stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Series C Preferred Stock.

Pursuant to the now-terminated forbearance agreements that the Company had previously entered into, the Company was prohibited from paying dividends on its Series C Preferred Stock during the forbearance period. On July 1, 2020, the Company announced that it had reinstated the payment of dividends on its Series C Preferred Stock and declared a preferred stock dividend of $0.53264 per share, payable on July 31, 2020 to the Series C Preferred stockholders of record as of July 15, 2020. Upon payment of this dividend, the Company paid in full all accumulated but previously unpaid dividends on its Series C Preferred Stock.

The following table presents cash dividends declared by the Company on its Series C Preferred Stock from January 1, 2020 through December 31, 2021:

Year	Declaration Date	Record Date	Payment Date	Dividend Per Share
2021	November 16, 2021	December 1, 2021	December 31, 2021	$0.40625
	August 26, 2021	September 8, 2021	September 30, 2021	0.40625
	May 24, 2021	June 7, 2021	June 30, 2021	0.40625
	February 19, 2021	March 5, 2021	March 31, 2021	0.40625

2020	November 18, 2020	December 4, 2020	December 31, 2020	$0.40625
	August 12, 2020	September 8, 2020	September 30, 2020	0.40625
	July 1, 2020	July 15, 2020	July 31, 2020	0.53264

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
(b)  Dividends on Common Stock

As discussed above, on March 25, 2020, the Company revoked its previously announced first quarter 2020 quarterly cash dividends on each of the Company's common stock and Series B Preferred Stock. The quarterly cash dividend of $0.80 per share on the Company's common stock had been declared on March 11, 2020, and was to be paid on April 30, 2020, to all stockholders of record as of the close of business March 31, 2020.

The following table presents cash dividends declared by the Company on its common stock from January 1, 2019 through December 31, 2021:

Year	Declaration Date	Record Date	Payment Date	Dividend Per Share
2021	December 14, 2021	December 31, 2021	January 31, 2022	$0.440	(1)
	September 15, 2021	September 30, 2021	October 29, 2021	0.400
	June 15, 2021	June 30, 2021	July 30, 2021	0.400
	March 12, 2021	March 31, 2021	April 30, 2021	0.300

2020	December 17, 2020	December 30, 2020	January 29, 2021	$0.300	(2)
	August 6, 2020	September 30, 2020	October 30, 2020	0.200

2019	December 12, 2019	December 30, 2019	January 31, 2020	$0.800	(3)
	September 12, 2019	September 30, 2019	October 31, 2019	0.800
	June 12, 2019	July 1, 2019	July 31, 2019	0.800
	March 6, 2019	March 29, 2019	April 30, 2019	0.800

(1)At December 31, 2021, the Company had accrued dividends and dividend equivalents payable of $47.8 million related to the common stock dividend declared on December 14, 2021. This dividend will be considered taxable income to the recipient in 2022. For more information see the Company’s 2021 Dividend Tax Information on its website.
(2)At December 31, 2020, we had accrued dividends and dividend equivalents payable of $34.0 million related to the common stock dividend declared on December 17, 2020. This dividend was considered taxable income to the recipient in 2021. For more information see our 2020 Dividend Tax Information on our website.
(3)At December 31, 2019, we had accrued dividends and dividend equivalents payable of $90.7 million related to the common stock dividend declared on December 12, 2019. This dividend was considered taxable income to the recipient in 2019. For more information see our 2019 Dividend Tax Information on our website.

In general, the Company’s common stock dividends have been characterized as ordinary income to its stockholders for income tax purposes.  However, a portion of the Company’s common stock dividends may, from time to time, be characterized as capital gains or return of capital.  For the year ended December 31, 2021, the portion of the Company’s common stock dividends that was deemed to be a return of capital was $1.0512 per share of common stock. For the year ended December 31, 2020, the portion of the Company’s common stock dividends that was deemed to be a return of capital was $0.20 per share of common stock. For the year ended December 31, 2019, the portion of the Company’s common stock dividends that were deemed to be capital gains were $0.6688 per share of common stock.

(c) Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (“DRSPP”)

On October 15, 2019, the Company filed a shelf registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering additional common stock for sale through its DRSPP.  Pursuant to Rule 462(e) under the Securities Act, this shelf registration statement became effective automatically upon filing with the SEC and, when combined with the unused portion of the Company’s previous DRSPP shelf registration statements, registered an aggregate of 2.25 million shares of common stock.  The Company’s DRSPP is designed to provide existing stockholders and new investors with a convenient and economical way to purchase shares of common stock through the automatic reinvestment of dividends and/or optional cash investments.  At December 31, 2021, approximately 2.1 million shares of common stock remained available for issuance pursuant to the DRSPP shelf registration statement.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
During the years ended December 31, 2021, 2020 and 2019, the Company issued 107,925, 58,909 and 80,722 shares of common stock through the DRSPP, raising net proceeds of approximately $1.9 million, $1.0 million and $2.4 million, respectively.  From the inception of the DRSPP in September 2003 through December 31, 2021, the Company issued 8,761,526 shares pursuant to the DRSPP, raising net proceeds of $289.5 million.

(d) At-the-Market Offering Program

On August 16, 2019 the Company entered into a three-year distribution agreement under the terms of which the Company may offer and sell shares of its common stock having an aggregate gross sales price of up to $400.0 million (the “ATM Shares”), from time to time, through various sales agents, pursuant to an at-the-market equity offering program (the “ATM Program”). Sales of the ATM Shares, if any, may be made in negotiated transactions or by transactions that are deemed to be “at-the-market” offerings, as defined in Rule 415 under the Securities Act, including sales made directly on the New York Stock Exchange (“NYSE”) or sales made to or through a market maker other than an exchange. The sales agents are entitled to compensation of up to two percent of the gross sales price per share for any shares of common stock sold under the distribution agreement.

During the years ended December 31, 2021 and 2020, the Company did not sell any shares of common stock through the ATM Program. At December 31, 2021, approximately $390.0 million remained outstanding for future offerings under this program. During the year ended December 31, 2019, the Company sold 339,382 shares of common stock through the ATM Program at a weighted average price of $29.60, raising proceeds of approximately $9.9 million, net of fees and commissions paid to sales agents of approximately $100,000.

(e)  Stock Repurchase Program

On November 2, 2020, the Company’s Board authorized a stock repurchase program under which the Company may repurchase up to $250 million of its common stock through the end of 2022. The Board’s authorization replaces the authorization under the Company’s existing stock repurchase program that was adopted in December 2013, which authorized the Company to repurchase up to 2.5 million shares of common stock and under which approximately 1.65 million remained available for repurchase.

The stock repurchase program does not require the purchase of any minimum number of shares. The timing and extent to which the Company repurchases its shares will depend upon, among other things, market conditions, share price, liquidity, regulatory requirements and other factors, and repurchases may be commenced or suspended at any time without prior notice. Acquisitions under the stock repurchase program may be made in the open market, through privately negotiated transactions or block trades or other means, in accordance with applicable securities laws (including, in the Company’s discretion, through the use of one or more plans adopted under Rule 10b5-1 promulgated under the Exchange Act of 1934, as amended (the “Exchange Act”)).

During the years ended December 31, 2021 and 2020, the Company repurchased 5,025,374 and 3,521,420 shares of its common stock through the stock repurchase program at an average cost of $17.04 and $14.44 per share and a total cost of approximately $85.6 million and $50.8 million, net of fees and commissions paid to the sales agent of approximately $201,000 and $141,000, respectively. In addition, as discussed further below, during the year ended December 31, 2020 the Company repurchased 4,398,394 warrants for $33.7 million that were included in the stock repurchase program. As of December 31, 2021, the Company was permitted to purchase an additional $80.3 million of its common stock. The Company did not repurchase any shares of its common stock during the year ended December 31, 2019.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
(f) Warrants

On June 15, 2020, the Company entered into an Investment Agreement with Apollo and Athene (together the “Purchasers”), under which the Company agreed to issue to the Purchasers warrants (the “Warrants”) to purchase, in the aggregate, 9,259,777 shares (subject to adjustment in accordance with their terms) of the Company’s common stock. One half of the Warrants had an exercise price of $6.64 per share and the other half had an exercise price of $8.32 per share. The Investment Agreement and the Term Loan Facility (see Note 6) were entered into simultaneously, and the $495.0 million of proceeds received were allocated between the debt ($481.0 million) and the warrants ($14.0 million). The amount allocated to the warrants was recorded in Additional paid-in capital on the Company’s consolidated balance sheets.

During the fourth quarter of 2020, the Company repurchased, for $33.7 million, approximately 48% of the Warrants that were issued to the Purchasers. The remaining Warrants were exercised by the Purchasers later in the fourth quarter of 2020, resulting in the Company issuing approximately 3.1 million shares of common stock and receiving $6.5 million in cash.

(g) Accumulated Other Comprehensive Income/(Loss)

The following tables present changes in the balances of each component of the Company’s AOCI for the years ended December 31, 2021, 2020 and 2019:

	For the Year Ended December 31, 2021
(In Thousands)	Net Unrealized Gain/(Loss) on AFS Securities	Net Gain/(Loss) on Swaps	Net Unrealized Gain/(Loss) on Financing Agreements (1)	Total AOCI
Balance at beginning of period	$79,607	$—	$(2,314)	$77,293
OCI before reclassifications	(32,774)	—	1,059	(31,715)
Amounts reclassified from AOCI (2)	—	—	—	—
Net OCI during the period (3)	(32,774)	—	1,059	(31,715)
Balance at end of period	$46,833	$—	$(1,255)	$45,578

	For the Year Ended December 31, 2020
(In Thousands)	Net Unrealized Gain/(Loss) on AFS Securities	Net Gain/(Loss) on Swaps	Net Unrealized Gain/(Loss) on Financing Agreements (1)	Total AOCI
Balance at beginning of period	$392,722	$(22,675)	$—	$370,047
OCI before reclassifications	420,281	(50,127)	(2,314)	367,840
Amounts reclassified from AOCI (2)	(733,396)	72,802	—	(660,594)
Net OCI during the period (3)	(313,115)	22,675	(2,314)	(292,754)
Balance at end of period	$79,607	$—	$(2,314)	$77,293

	For the Year Ended December 31, 2019
(In Thousands)	Net Unrealized Gain/(Loss) on AFS Securities	Net Gain/(Loss) on Swaps	Total AOCI
Balance at beginning of period	$417,167	$3,121	$420,288
OCI before reclassifications	20,335	(23,342)	(3,007)
Amounts reclassified from AOCI (2)	(44,780)	(2,454)	(47,234)
Net OCI during the period (3)	(24,445)	(25,796)	(50,241)
Balance at end of period	$392,722	$(22,675)	$370,047

(1)Net Unrealized Gain/(Loss) on Financing Agreements at Fair Value due to changes in instrument-specific credit risk.
(2)See separate table below for details about these reclassifications.
(3)For further information regarding changes in OCI, see the Company’s consolidated statements of comprehensive income/(loss).

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
The following table presents information about the significant amounts reclassified out of the Company’s AOCI for the years ended December 31, 2021, 2020, and 2019:

	For the Year Ended December 31,
	2021	2020	2019
Details about AOCI Components	Amounts Reclassified from AOCI			Affected Line Item in the Statement Where Net Income is Presented
(In Thousands)
AFS Securities:
Realized gain on sale of securities	$—	$(389,127)	$(44,600)	Net realized (loss)/gain on sales of securities and residential whole loans
Impairment recognized in earnings	—	(344,269)	(180)	Other, net
Total AFS Securities	$—	$(733,396)	$(44,780)
Swaps designated as cash flow hedges:
Amortization of de-designated hedging instruments	—	72,802	(2,454)	Other, net
Total Swaps designated as cash flow hedges	$—	$72,802	$(2,454)
Total reclassifications for period	$—	$(660,594)	$(47,234)

11.    EPS Calculation

The following table presents a reconciliation of the earnings/(loss) and shares used in calculating basic and diluted earnings/(loss) per share for the years ended December 31, 2021, 2020 and 2019:

	For the Year Ended December 31,
(In Thousands, Except Per Share Amounts)	2021	2020	2019
Basic Earnings/(Loss) per Share:
Net income/(loss) to common stockholders	$328,870	$(679,390)	$378,117
Dividends declared on preferred stock	(32,875)	(29,796)	(15,000)
Dividends, dividend equivalents and undistributed earnings allocated to participating securities	(1,044)	(229)	(1,087)
Net income/(loss) to common stockholders - basic	$294,951	$(709,415)	$362,030
Basic weighted average common shares outstanding	110,704	113,008	112,743
Basic Earnings/(Loss) per Share	$2.66	$(6.28)	$3.21

Diluted Earnings/(Loss) per Share:
Net income/(loss) to common stockholders - basic	$294,951	$(709,415)	$362,030
Dividends, dividend equivalents and undistributed earnings allocated to participating securities	1,044	—	—
Interest expense on Convertible Senior Notes	15,668	—	8,965
Net income/(loss) to common stockholders - diluted	$311,663	$(709,415)	$370,995
Basic weighted average common shares outstanding	110,704	113,008	112,743
Unvested and vested restricted stock units	533	—	—
Effect of assumed conversion of Convertible Senior Notes to common shares	7,230	—	4,199
Diluted weighted average common shares outstanding (1)	118,467	113,008	116,942
Diluted Earnings/(Loss) per Share	$2.63	$(6.28)	$3.17
(1)At December 31, 2021, the Company had approximately 1.8 million equity instruments outstanding that were included in the calculation of diluted EPS for the year ended December 31, 2021.  These equity instruments reflect RSUs (based on current estimate of expected share settlement amount) with a weighted average grant date fair value of $17.24. These equity instruments may continue to have a dilutive impact on future EPS.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

During the year ended December 31, 2021, the Convertible Senior Notes were determined to be dilutive and were included in the calculation of diluted EPS under the “if-converted” method. Under this method, the periodic interest expense for dilutive notes is added back to the numerator and the weighted average number of shares that the notes are entitled to (if converted, regardless of whether the conversion option is in or out of the money) is included in the denominator for the purpose of calculating diluted EPS. The Convertible Senior Notes may have a dilutive impact on future EPS.

12.  Equity Compensation and Other Benefit Plans

(a)  Equity Compensation Plan

In accordance with the terms of the Company’s Equity Plan, which was adopted by the Company’s stockholders on June 10, 2020 (and which amended and restated the Company’s 2010 Equity Compensation Plan), directors, officers and employees of the Company and any of its subsidiaries and other persons expected to provide significant services for the Company and any of its subsidiaries are eligible to receive grants of stock options (“Options”), restricted stock, RSUs, dividend equivalent rights and other stock-based awards under the Equity Plan.

Subject to certain exceptions, stock-based awards relating to a maximum of 4.5 million shares of common stock may be granted under the Equity Plan; forfeitures and/or awards that expire unexercised do not count toward this limit.  At December 31, 2021, approximately 2.6 million shares of common stock remained available for grant in connection with stock-based awards under the Equity Plan.  A participant may generally not receive stock-based awards in excess of 500,000 shares of common stock in any one year and no award may be granted to any person who, assuming exercise of all Options and payment of all awards held by such person, would own or be deemed to own more than 9.8% of the outstanding shares of the Company’s common stock.  Unless previously terminated by the Board, awards may be granted under the Equity Plan until June 10, 2030.

Restricted Stock Units

Under the terms of the Equity Plan, RSUs are instruments that provide the holder with the right to receive, subject to the satisfaction of conditions set by the Compensation Committee at the time of grant, a payment of a specified value, which may be a share of the Company’s common stock, the fair market value of a share of the Company’s common stock, or such fair market value to the extent in excess of an established base value, on the applicable settlement date.  Although the Equity Plan permits the Company to issue RSUs that can settle in cash, all of the Company’s outstanding RSUs as of December 31, 2021 are designated to be settled in shares of the Company’s common stock.  All RSUs outstanding at December 31, 2021 may be entitled to receive dividend equivalent payments depending on the terms and conditions of the award either in cash at the time dividends are paid by the Company, or for certain time-based and performance-based RSU awards, as a grant of stock at the time such awards are settled. At December 31, 2021 and 2020, the Company had unrecognized compensation expense of $12.3 million and $6.8 million, respectively, related to RSUs.  The unrecognized compensation expense at December 31, 2021 is expected to be recognized over a weighted average period of 1.8 years.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
The following table presents information with respect to the Company’s RSUs during the years ended December 31, 2021, 2020 and 2019:

	For the Year Ended December 31, 2021
	RSUs With Service Condition	Weighted Average Grant Date Fair Value	RSUs With Market and Service Conditions	Weighted Average Grant Date Fair Value	Total RSUs	Total Weighted Average Grant Date Fair Value
Outstanding at beginning of year:	457,376	$24.76	405,806	$25.03	863,182	$24.89
Granted (1)	379,281	16.63	602,156	13.60	981,437	14.77
Settled	(124,497)	25.98	(102,254)	27.62	(226,751)	26.72
Cancelled/forfeited	—	—	—	—	—	—
Outstanding at end of year	712,160	$20.22	905,708	$17.14	1,617,868	$18.50
RSUs vested but not settled at end of year	285,734	$20.89	112,752	$27.86	398,486	$22.86
RSUs unvested at end of year	426,426	$19.77	792,956	$15.62	1,219,382	$17.07

	For the Year Ended December 31, 2020
	RSUs With Service Condition	Weighted Average Grant Date Fair Value	RSUs With Market and Service Conditions	Weighted Average Grant Date Fair Value	Total RSUs	Total Weighted Average Grant Date Fair Value
Outstanding at beginning of year:	344,933	$30.47	325,332	$27.13	670,265	$28.85
Granted (2)	234,765	19.54	190,800	21.98	425,565	20.63
Settled	(94,822)	30.99	(110,326)	25.93	(205,148)	28.27
Cancelled/forfeited	(27,500)	30.36	—	—	(27,500)	30.36
Outstanding at end of year	457,376	$24.76	405,806	$25.03	863,182	$24.89
RSUs vested but not settled at end of year	290,115	$21.49	102,254	$27.62	392,369	$23.09
RSUs unvested at end of year	167,261	$30.43	303,552	$24.16	470,813	$26.39

	For the Year Ended December 31, 2019
	RSUs With Service Condition	Weighted Average Grant Date Fair Value	RSUs With Market and Service Conditions	Weighted Average Grant Date Fair Value	Total RSUs	Total Weighted Average Grant Date Fair Value
Outstanding at beginning of year:	301,627	$30.27	287,831	$24.85	589,458	$27.62
Granted (3)	115,382	29.41	112,752	27.86	228,134	28.64
Settled	(67,326)	27.71	(72,501)	19.22	(139,827)	23.31
Cancelled/forfeited	(4,750)	30.88	(2,750)	26.85	(7,500)	29.40
Outstanding at end of year	344,933	$30.47	325,332	$27.13	670,265	$28.85
RSUs vested but not settled at end of year	202,433	$30.79	110,326	$25.93	312,759	$29.08
RSUs unvested at end of year	142,500	$30.01	215,006	$27.75	357,506	$28.65

(1)The weighted average grant date fair value of these awards require the Company to estimate certain valuation inputs. In determining the fair value for 621,312 and 306,134 of these awards granted in 2021, the Company applied: (i) a weighted average volatility estimate of approximately 48% and 54%, which was determined considering historic volatility in the price of the Company’s and its peer group companies common stock over the three and 2.5-year period prior to the grant date and the implied volatility of certain exchange-traded options on the Company’s and peer group companies’ common stock at the grant date; and (ii) a weighted average risk-free rate of 0.17% and 0.36% based on the continuously compounded constant maturity treasury rate corresponding to a maturity commensurate with the expected vesting term of the awards, respectively. The weighted average grant date fair value for the remaining 53,991 awards with a

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
service condition only was estimated based on the closing price of the Company’s common stock at the grant date of $18.80. All of the 602,156 RSUs with market and service conditions granted in 2021 are subject to a one-year post-vesting holding requirement. There are no post vesting conditions on the 379,281 RSUs with service conditions granted in 2021.
(2)The weighted average grant date fair value of these awards require the Company to estimate certain valuation inputs.  In determining the fair value for 301,186 of these awards granted in 2020, the Company applied:  (i) a weighted average volatility estimate of approximately 14%, which was determined considering historic volatility in the price of the Company’s and its peer group companies’ common stock over the three-year period prior to the grant date and the implied volatility of certain exchange-traded options on the Company’s and peer group companies’ common stock at the grant date; and (ii) a weighted average risk-free rate of 1.36% based on the continuously compounded constant maturity treasury rate corresponding to a maturity commensurate with the expected vesting term of the awards.  The weighted average grant date fair value for the remaining 113,148 and 11,231 awards with a service condition only was estimated based on the closing price of the Company’s common stock at the grant date of $9.28 and $10.24, respectively. There are no post vesting conditions on these awards.
(3)The weighted average grant date fair value of these awards require the Company to estimate certain valuation inputs. In determining the fair value for 188,127 of these awards granted in 2019, the Company applied: (i) a weighted average volatility estimate of approximately 15%, which was determined considering historic volatility in the price of the Company’s and its peer group companies’ common stock over the three-year period prior to the grant date and the implied volatility of certain exchange-traded options on the Company’s and peer group companies’ common stock at the grant date; and (ii) a weighted average risk-free rate of 2.47% based on the continuously compounded constant maturity treasury rate corresponding to a maturity commensurate with the expected vesting term of the awards. The weighted average grant date fair value for the remaining 40,007 awards with a service condition only was estimated based on the closing price of the Company’s common stock at the grant date of $29.12. There are no post vesting conditions on these awards.

Restricted Stock

At December 31, 2021 and 2020, the Company did not have any unvested shares of restricted common stock outstanding, and no restricted shares vested during the year ended December 31, 2021. The total fair value of restricted shares vested during the years ended December 31, 2020 and 2019 was approximately $131,000 and $3.2 million, respectively.

The following table presents information with respect to the Company’s restricted stock for the years ended December 31, 2021, 2020 and 2019:

	For the Year Ended December 31,
	2021		2020		2019
	Shares of Restricted Stock	Weighted Average Grant Date Fair Value (1)	Shares of Restricted Stock	Weighted Average Grant Date Fair Value (1)	Shares of Restricted Stock	Weighted Average Grant Date Fair Value (1)
Outstanding at beginning of year:	—	$—	—	$—	—	$—
Granted	—	—	19,888	6.60	103,061	31.32
Vested (2)	—	—	(19,888)	6.60	(103,061)	31.32
Cancelled/forfeited	—	—	—	—	—	—
Outstanding at end of year	—	$—	—	$—	—	$—

(1) The grant date fair value of restricted stock awards is based on the closing market price of the Company’s common stock at the grant date.
(2) All restrictions associated with restricted stock are removed on vesting.

Dividend Equivalents

A dividend equivalent is a right to receive a distribution equal to the dividend distributions that would be paid on a share of the Company’s common stock.  Dividend equivalents may be granted as a separate instrument or may be a right associated with the grant of another award (e.g., an RSU) under the Equity Plan, and they are paid in cash or other consideration at such times and in accordance with such rules, as the Compensation Committee of the Board shall determine in its discretion.  Payments made on the Company’s outstanding dividend equivalent rights are generally charged to Stockholders’ Equity when common stock dividends are declared to the extent that such equivalents are expected to vest.  The Company made dividend equivalent payments associated with RSU awards of approximately $566,000, $367,000, and $1.0 million during the years ended December 31, 2021, 2020 and 2019, respectively. In addition, no dividend equivalents rights awarded as separate instruments were granted during the years ended December 31, 2021, 2020 and 2019.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Expense Recognized for Equity-Based Compensation Instruments

The following table presents the Company’s expenses related to its equity-based compensation instruments for the years ended December 31, 2021, 2020 and 2019:

	For the Year Ended December 31,
(In Thousands)	2021	2020	2019
RSUs	$9,043	$6,592	$6,012
Restricted shares of common stock	—	131	3,227
Total	$9,043	$6,723	$9,239

(b)  Deferred Compensation Plans

The Company administers deferred compensation plans for its senior officers and non-employee directors (collectively, the “Deferred Plans”), pursuant to which participants may elect to defer up to 100% of certain cash compensation.  The Deferred Plans are designed to align participants’ interests with those of the Company’s stockholders.

Amounts deferred under the Deferred Plans are considered to be converted into “stock units” of the Company.  Stock units do not represent stock of the Company, but rather are a liability of the Company that changes in value as would equivalent shares of the Company’s common stock.  Deferred compensation liabilities are settled in cash at the termination of the deferral period, based on the value of the stock units at that time.  The Deferred Plans are non-qualified plans under the Employee Retirement Income Security Act of 1974 and, as such, are not funded.  Prior to the time that the deferred accounts are settled, participants are unsecured creditors of the Company.

The Company’s liability for stock units in the Deferred Plans is based on the market price of the Company’s common stock at the measurement date.  The following table presents the Company’s expenses related to its Deferred Plans for the years ended December 31, 2021, 2020 and 2019:

	For the Year Ended December 31,
(In Thousands)	2021	2020	2019
Non-employee directors	$537	$(911)	$663
Total	$537	$(911)	$663

The Company did not distribute cash to the participants of the Deferred Plans during the year ended December 31, 2021. The Company distributed cash of $769,400 and $568,900 to the participants of the Deferred Plans during the years ended December 31, 2020 and 2019, respectively. The following table presents the aggregate amount of income deferred by participants of the Deferred Plans through December 31, 2021 and 2020 that had not been distributed and the Company’s associated liability for such deferrals at December 31, 2021 and 2020:

	December 31, 2021		December 31, 2020
(In Thousands)	Undistributed Income Deferred (1)	Liability Under Deferred Plans	Undistributed Income Deferred (1)	Liability Under Deferred Plans
Non-employee directors	$2,687	$2,836	$2,197	$1,809
Total	$2,687	$2,836	$2,197	$1,809

(1)Represents the cumulative amounts that were deferred by participants through December 31, 2021 and 2020, which had not been distributed through such respective date.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
(c)  Savings Plan

The Company sponsors a tax-qualified employee savings plan (the “Savings Plan”) in accordance with Section 401(k) of the Code.  Subject to certain restrictions, all of the Company’s employees are eligible to make tax-deferred contributions to the Savings Plan subject to limitations under applicable law.  Participant’s accounts are self-directed and the Company bears the costs of administering the Savings Plan.  The Company matches 100% of the first 3% of eligible compensation deferred by employees and 50% of the next 2%, subject to a maximum as provided by the Code.  The Company has elected to operate the Savings Plan under the applicable safe harbor provisions of the Code, whereby among other things, the Company must make contributions for all participating employees and all matches contributed by the Company immediately vest 100%.  For the years ended December 31, 2021, 2020 and 2019, the Company recognized expenses for matching contributions of $697,100, $480,000 and $503,500, respectively.

13.  Fair Value of Financial Instruments

GAAP requires the categorization of fair value measurements into three broad levels that form a hierarchy. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.  The three levels of valuation hierarchy are defined as follows:

Level 1 — Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 — Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The following describes the valuation methodologies used for the Company’s financial instruments measured at fair value on a recurring basis, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Residential Whole Loans, at Fair Value

The Company determines the fair value of its residential whole loans held at fair value after considering valuations obtained from a third-party that specializes in providing valuations of residential mortgage loans. The valuation approach applied generally depends on whether the loan is considered performing or non-performing at the date the valuation is performed. For performing loans, estimates of fair value are derived using a discounted cash flow approach, where estimates of cash flows are determined from the scheduled payments, adjusted using forecasted prepayment, default and loss given default rates. For non-performing loans, asset liquidation cash flows are derived based on the estimated time to liquidate the loan, the estimated value of the collateral, expected costs and estimated home price levels. Estimated cash flows for both performing and non-performing loans are discounted at yields considered appropriate to arrive at a reasonable exit price for the asset. Indications of loan value such as actual trades, bids, offers and generic market color may be used in determining the appropriate discount yield. The Company’s residential whole loans held at fair value are classified as Level 3 in the fair value hierarchy.

Securities, at Fair Value

Term Notes Backed by MSR-Related Collateral

The Company’s valuation process for term notes backed by MSR-related collateral is similar to that used for other residential mortgage securities and considers a number of observable market data points, including prices obtained from pricing services, brokers and repurchase agreement counterparties, dialogue with market participants, as well as management’s observations of market activity. Other factors taken into consideration include estimated changes in fair value of the related underlying MSR collateral and, as applicable, the financial performance of the ultimate parent or sponsoring entity of the issuer, which has provided a guarantee that is intended to provide for payment of interest and principal to the holders of the term notes should cash flows generated by the related underlying MSR collateral be insufficient. Based on its evaluation of the

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
observability of the data used in its fair value estimation process, these assets are classified as Level 2 in the fair value hierarchy.

Other Residential Mortgage Securities (including short positions in TBA securities)

In determining the fair value of the Company’s other residential mortgage securities, management considers a number of observable market data points, including prices obtained from pricing services and brokers as well as dialogue with market participants.  Valuations of TBA securities positions are based on executed levels for positions entered into and subsequently rolled forward, as well as prices obtained from pricing services for outstanding positions at each reporting date. These valuations are assessed for reasonableness by considering market TBA levels observed via Bloomberg for the same coupon and term to maturity. In valuing Non-Agency MBS, the Company understands that pricing services use observable inputs that include, in addition to trading activity observed in the marketplace, loan delinquency data, credit enhancement levels and vintage, which are taken into account to assign pricing factors such as spread and prepayment assumptions.  The Company collects and considers current market intelligence on all major markets, including benchmark security evaluations and bid-lists from various sources, when available.

The Company’s residential mortgage securities are valued using various market data points as described above, which management considers directly or indirectly observable parameters.  Accordingly, these securities are classified as Level 2 in the fair value hierarchy.

Financing Agreements, at Fair Value

Agreements with mark-to-market collateral provisions

These agreements are secured and subject to margin calls and their base interest rates reset frequently to market based rates. As a result, no credit valuation adjustment is required, and the primary factor in determining their fair value is the credit spread paid over the base rate, which is a non-observable input as it is determined based on negotiations with the counterparty. The Company’s financing agreements with mark-to-market collateral provisions held at fair value are classified as Level 2 in the fair value hierarchy if the credit spreads used to price the instrument reset frequently, which is typically the case with shorter term repurchase agreement contracts collateralized by securities. Financing agreements with mark-to-market collateral provisions that are typically longer term and are collateralized by residential whole loans where the credit spread paid over the base rate on the instrument is not reset frequently are classified as Level 3 in the fair value hierarchy.

Agreements with non-mark-to-market collateral provisions

These agreements are secured, but not subject to margin calls, and their base interest rates reset frequently to market based rates. As a result, a credit valuation adjustment would only be required if there were a significant decrease in collateral value, and the primary factor in determining their fair value is the credit spread paid over the base rate, which is a non-observable input as it is determined based on negotiations with the counterparty. The Company’s financing agreements with non-mark-to-market collateral provisions held at fair value are classified as Level 3 in the fair value hierarchy.

Securitized Debt

In determining the fair value of securitized debt, management considers a number of observable market data points, including prices obtained from pricing services and brokers as well as dialogue with market participants. Accordingly, the Company’s securitized debt is classified as Level 2 in the fair value hierarchy.

Swaps

Variation margin payments on the Company’s Swaps are treated as a legal settlement of the exposure under the related Swap contract, the effect of which reduces what would have otherwise been reported as the fair value of the Swap, generally to zero.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Changes to the valuation methodologies used with respect to the Company’s financial instruments are reviewed by management to ensure any such changes result in appropriate exit price valuations.  The Company will refine its valuation methodologies as markets and products develop and pricing methodologies evolve.  The methods described above may produce fair value estimates that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, while the Company believes its valuation methods are appropriate and consistent with those used by market participants, the use of different methodologies, or assumptions, to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.  The Company uses inputs that are current as of the measurement date, which may include periods of market dislocation, during which price transparency may be reduced.  The Company reviews the classification of its financial instruments within the fair value hierarchy on a quarterly basis, and management may conclude that its financial instruments should be reclassified to a different level in the future.

The following tables present the Company’s financial instruments carried at fair value on a recurring basis as of December 31, 2021 and 2020, on the consolidated balance sheets by the valuation hierarchy, as previously described:

Fair Value at December 31, 2021

(In Thousands)	Level 1	Level 2	Level 3	Total
Assets:
Residential whole loans, at fair value	$—	$1,082,765	$4,222,584	$5,305,349
Securities, at fair value	—	256,685	—	256,685
Total assets carried at fair value	$—	$1,339,450	$4,222,584	$5,562,034
Liabilities:
Agreements with non-mark-to-market collateral provisions	$—	$—	$628,280	$628,280
Agreements with mark-to-market collateral provisions	—	—	1,322,362	1,322,362
Securitized debt	—	1,316,131	—	1,316,131
Total liabilities carried at fair value	$—	$1,316,131	$1,950,642	$3,266,773

Fair Value at December 31, 2020

(In Thousands)	Level 1	Level 2	Level 3	Total
Assets:
Residential whole loans, at fair value	$—	$—	$1,216,902	$1,216,902
Securities, at fair value	—	399,999	—	399,999
Total assets carried at fair value	$—	$399,999	$1,216,902	$1,616,901
Liabilities:
Agreements with non-mark-to-market collateral provisions	$—	$—	$1,159,213	$1,159,213
Agreements with mark-to-market collateral provisions	—	213,915	1,124,162	1,338,077
Securitized debt	—	869,482	—	869,482
Total liabilities carried at fair value	$—	$1,083,397	$2,283,375	$3,366,772

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
Changes in Level 3 Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following table presents additional information for the years ended December 31, 2021 and 2020 about the Company’s Residential whole loans, at fair value, which are classified as Level 3 and measured at fair value on a recurring basis:

	Residential Whole Loans, at Fair Value
	For the Year Ended December 31,
(In Thousands)	2021	2020
Balance at beginning of period	$1,216,902	$1,381,583
Purchases and originations	4,367,423	—
Draws	53,599	—
Changes in fair value recorded in Net gain on residential whole loans measured at fair value through earnings	16,243	17,204
Repayments	(295,790)	(92,733)
Sales and repurchases	(2,023)	(18,530)
Transfer to REO	(51,005)	(70,622)
Transfer to Level 2 (1)	(1,082,765)	—
Balance at end of period	$4,222,584	$1,216,902

(1)The Company determined that the market inputs used in valuing its Agency eligible investor loans were sufficiently observable to be classified as Level 2 in the current reporting period. $654.7 million of these loans were valued based on the observable prices of the related securitized debt.

The following table presents additional information for the year ended December 31, 2021 about the Company’s financing agreements with non-mark-to-market collateral provisions, which are classified as Level 3 and measured at fair value on a recurring basis:

	Agreements with Non-mark-to-market Collateral Provisions
	Year Ended December 31,
(In Thousands)	2021	2020
Balance at beginning of period	$1,159,213	$—
Transfer from Level 2	—	2,036,597
Issuances	—	—
Payment of principal	(529,874)	(879,698)
Change in unrealized (gains)/losses	(1,059)	2,314
Balance at end of period	$628,280	$1,159,213

The following table presents additional information for the year ended December 31, 2021 about the Company’s financing agreements with mark-to-market collateral provisions, which are classified as Level 3 and measured at fair value on a recurring basis:

	Agreements with Mark-to-market Collateral Provisions
	Year Ended December 31,
(In Thousands)	2021	2020
Balance at beginning of period	$1,124,162	$—
Transfer from Level 2	—	1,386,592
Issuances	1,275,265	258,322
Payment of principal	(1,077,065)	(520,752)
Balance at end of period	$1,322,362	$1,124,162

At June 30, 2020, the Company’s financing agreements with non-mark-to-market collateral provisions and the Company’s financing agreements with mark-to-market collateral provisions had just been issued and were therefore classified as Level 2

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
since their values were based on market transactions. However, market information for similar financings was not available at December 31, 2021 and the Company valued these financing instruments based on unobservable inputs.

Fair Value Methodology for Level 3 Financial Instruments

Residential Whole Loans, at Fair Value

The following tables present a summary of quantitative information about the significant unobservable inputs used in the fair value measurement of the Company’s residential whole loans held at fair value for which it has utilized Level 3 inputs to determine fair value as of December 31, 2021 and 2020:

	December 31, 2021
(Dollars in Thousands)	Fair Value (1)	Valuation Technique	Unobservable Input	Weighted Average (2)	Range

Purchased Non-Performing Loans	$720,766	Discounted cash flow	Discount rate	3.6%	1.5-9.8%
			Prepayment rate	14.4%	0.0-44.0%
			Default rate	3.9%	0.0-50.8%
			Loss severity	11.7%	0.0-100.0%

	$351,008	Liquidation model	Discount rate	8.0%	6.7-50.0%
			Annual change in home prices	9.7%	4.5-21.9%
			Liquidation timeline (in years)	1.7	0.1-4.5
			Current value of underlying properties (3)	$770	$10-$3,995
Total	$1,071,774

	December 31, 2020
(Dollars in Thousands)	Fair Value (1)	Valuation Technique	Unobservable Input	Weighted Average (2)	Range

Purchased Non-Performing Loans	$789,576	Discounted cash flow	Discount rate	3.9%	3.3-8.0%
			Prepayment rate	4.8%	0.0-9.9%
			Default rate	3.8%	0.0-18.9%
			Loss severity	12.7%	0.0-100.0%

	$427,061	Liquidation model	Discount rate	8.1%	6.7-50.0%
			Annual change in home prices	3.6%	0.0-6.5%
			Liquidation timeline (in years)	1.8	0.8-4.8
			Current value of underlying properties (3)	$729	$12-$4,500
Total	$1,216,637

(1)Excludes approximately $496,000 and $265,000 of loans for which management considers the purchase price continues to reflect the fair value of such loans at December 31, 2021 and 2020, respectively.
(2)Amounts are weighted based on the fair value of the underlying loan.
(3)The simple average value of the properties underlying residential whole loans held at fair value valued via a liquidation model was approximately $421,000 and $380,000 as of December 31, 2021 and 2020, respectively.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

	December 31, 2021
(Dollars in Thousands)	Fair Value	Valuation Technique	Unobservable Input	Weighted Average (1)	Range

Purchased Performing Loans	$3,143,928	Discounted cash flow	Discount rate	3.9%	1.4-25.9%
			Prepayment rate	19.0%	0.0-47.2%
			Default rate	0.2%	0.0-17.8%
			Loss severity	8.4%	0.0-10.0%

	$7,948	Liquidation model	Discount rate	7.0%	7.0-7.0%
			Annual change in home prices	6.5%	0.0-14.8%
			Liquidation timeline (in years)	2.0	0.8-4.2
			Current value of underlying properties	$691	$60-$1,750
Total	$3,151,876

(1)Amounts are weighted based on the fair value of the underlying loan.

Changes in market conditions, as well as changes in the assumptions or methodology used to determine fair value, could result in a significant increase or decrease in the fair value of residential whole loans. Loans valued using a discounted cash flow model are most sensitive to changes in the discount rate assumption, while loans valued using the liquidation model technique are most sensitive to changes in the current value of the underlying properties and the liquidation timeline. Increases in discount rates, default rates, loss severities, or liquidation timelines, either in isolation or collectively, would generally result in a lower fair value measurement, whereas increases in the current or expected value of the underlying properties, in isolation, would result in a higher fair value measurement. In practice, changes in valuation assumptions may not occur in isolation and the changes in any particular assumption may result in changes in other assumptions, which could offset or amplify the impact on the overall valuation.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
The following table presents the carrying values and estimated fair values of the Company’s financial instruments at December 31, 2021 and 2020:

	December 31, 2021	December 31, 2021		December 31, 2020
	Level in Fair Value Hierarchy	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
(In Thousands)
Financial Assets:
Residential whole loans	3	$6,830,235	$6,983,686	$5,325,401	$5,499,303
Residential whole loans	2	1,082,765	1,082,765	—	—
Securities, at fair value	2	256,685	256,685	399,999	399,999
Cash and cash equivalents	1	304,696	304,696	814,354	814,354
Restricted cash	1	99,751	99,751	7,165	7,165
Financial Liabilities (1):
Financing agreements with non-mark-to-market collateral provisions	3	939,540	940,257	1,159,213	1,159,213
Financing agreements with mark-to-market collateral provisions	3	2,403,151	2,403,724	1,124,162	1,124,162
Financing agreements with mark-to-market collateral provisions	2	159,148	159,148	213,915	213,915
Securitized debt (2)	2	2,650,473	2,646,203	1,514,509	1,519,567
Convertible senior notes	2	226,470	239,292	225,177	228,287
Senior notes (3)	1	—	—	100,000	100,031

(1)Carrying value of securitized debt, Convertible Senior Notes, Senior Notes and certain repurchase agreements is net of associated debt issuance costs.
(2)Includes Securitized debt that is carried at amortized cost basis and fair value.
(3)On January 6, 2021, the Company redeemed all of its outstanding Senior Notes (see Note 6).

Other Assets Measured at Fair Value on a Nonrecurring Basis

The Company holds REO at the lower of the current carrying amount or fair value less estimated selling costs. During the years ended December 31, 2021 and 2020, the Company recorded REO with an aggregate estimated fair value, less estimated cost to sell, of $72.3 million and $96.8 million, respectively, at the time of foreclosure. The Company classifies fair value measurements of REO as Level 3 in the fair value hierarchy.

In addition, on July 1, 2021, in connection with the Lima One transaction (see Note 15), the Company revalued its previously existing investments in Lima One and recorded a gain of $38.9 million. In connection with the Lima One transaction, all of Lima One’s assets and liabilities were recorded at their estimated fair value.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
14.  Use of Special Purpose Entities and Variable Interest Entities

A Special Purpose Entity (“SPE”) is an entity designed to fulfill a specific limited need of the company that organized it.  SPEs are often used to facilitate transactions that involve securitizing financial assets or re-securitizing previously securitized financial assets.  The objective of such transactions may include obtaining non-recourse financing, obtaining liquidity or refinancing the underlying financial assets on improved terms.  Securitization involves transferring assets to a SPE to convert all or a portion of those assets into cash before they would have been realized in the normal course of business, through the SPE’s issuance of debt or equity instruments.  Investors in a SPE usually have recourse only to the assets in the SPE and, depending on the overall structure of the transaction, may benefit from various forms of credit enhancement such as over-collateralization in the form of excess assets in the SPE, priority with respect to receipt of cash flows relative to holders of other debt or equity instruments issued by the SPE, or a line of credit or other form of liquidity agreement that is designed with the objective of ensuring that investors receive principal and/or interest cash flow on the investment in accordance with the terms of their investment agreement.

The Company has entered into several financing transactions that resulted in the Company consolidating as VIEs the SPEs that were created to facilitate these transactions. See Note 2(p) for a discussion of the accounting policies applied to the consolidation of VIEs and transfers of financial assets in connection with financing transactions.

The Company has engaged in loan securitizations primarily for the purpose of obtaining improved overall financing terms as well as non-recourse financing on a portion of its residential whole loan portfolio. Notwithstanding the Company’s participation in these transactions, the risks facing the Company are largely unchanged as the Company remains economically exposed to the first loss position on the underlying assets transferred to the VIEs.

Loan Securitization Transactions

The following table summarizes the key details of the Company’s loan securitization transactions currently outstanding as of December 31, 2021 and 2020:

(Dollars in Thousands)	December 31, 2021		December 31, 2020
Aggregate unpaid principal balance of residential whole loans sold	$3,984,355		$2,232,561
Face amount of Senior Bonds issued by the VIE and purchased by third-party investors	$3,667,790		$1,862,068
Outstanding amount of Senior Bonds, at carrying value	$1,334,342	(1)	$645,027	(1)
Outstanding amount of Senior Bonds, at fair value	$1,316,131		$869,482
Outstanding amount of Senior Bonds, total	$2,650,473		$1,514,509
Weighted average fixed rate for Senior Bonds issued	1.58%	(2)	2.11%	(2)
Weighted average contractual maturity of Senior Bonds	36 years	(2)	41 years	(2)
Face amount of Senior Support Certificates received by the Company (3)	$283,930		$268,548
Cash received	$3,682,082		$1,853,408

(1)Net of $6.8 million and $3.2 million of deferred financing costs at December 31, 2021 and 2020, respectively.
(2)At December 31, 2021 and 2020, $329.0 million and $568.7 million, respectively, of Senior Bonds sold in securitization transactions contained a contractual coupon step-up feature whereby the coupon increases by either 100 or 300 basis points or more at 36 months from issuance if the bond is not redeemed before such date.
(3)Provides credit support to the Senior Bonds sold to third-party investors in the securitization transactions.

During the years ended December 31, 2021 and 2020, the Company issued Senior Bonds with a current face of $2.4 billion and $1.3 billion to third-party investors for proceeds of $2.4 billion and $1.3 billion, respectively, before offering costs and accrued interest. The Senior Bonds issued by the Company during the years ended December 31, 2021 and 2020 are included in “Financing agreements, at carrying value” and “Financing agreements, at fair value” on the Company’s consolidated balance sheets (see Note 6).

As of December 31, 2021 and 2020, as a result of the transactions described above, securitized loans of approximately $3.0 billion and $1.8 billion are included in “Residential whole loans” and REO with a carrying value of approximately $35.4 million and $49.5 million are included in “Other assets” on the Company’s consolidated balance sheets, respectively. As of

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
December 31, 2021 and 2020, the aggregate carrying value of Senior Bonds issued by consolidated VIEs was $2.7 billion and $1.5 billion, respectively.  These Senior Bonds are disclosed as “Securitized debt” and are included in Financing agreements on the Company’s consolidated balance sheets.  The holders of the securitized debt have no recourse to the general credit of the Company, but the Company does have the obligation, under certain circumstances, to repurchase assets from the VIE upon the breach of certain representations and warranties with respect to the residential whole loans sold to the VIE.  In the absence of such a breach, the Company has no obligation to provide any other explicit or implicit support to any VIE.

The Company concluded that the entities created to facilitate the loan securitization transactions are VIEs.  The Company completed an analysis of whether each VIE created to facilitate the securitization transactions should be consolidated by the Company, based on consideration of its involvement in each VIE, including the design and purpose of the SPE, and whether its involvement reflected a controlling financial interest that resulted in the Company being deemed the primary beneficiary of each VIE.  In determining whether the Company would be considered the primary beneficiary, the following factors were assessed:

•whether the Company has both the power to direct the activities that most significantly impact the economic performance of the VIE;  and
•whether the Company has a right to receive benefits or absorb losses of the entity that could be potentially significant to the VIE.

Based on its evaluation of the factors discussed above, including its involvement in the purpose and design of the entity, the Company determined that it was required to consolidate each VIE created to facilitate the loan securitization transactions.

Residential Whole Loans and REO (including Residential Whole Loans and REO transferred to consolidated VIEs)

Included on the Company’s consolidated balance sheets as of December 31, 2021 and 2020 are a total of $7.9 billion and $5.3 billion, respectively, of residential whole loans. These assets, excluding certain loans originated and held by Lima One, and certain of the Company’s REO assets, are directly owned by certain trusts established by the Company to acquire the loans and entities established in connection with the Company’s loan securitization transactions. The Company has assessed that these entities are required to be consolidated (see Notes 3 and 5(a)).

15. Acquisition of Lima One Holdings, LLC

On July 1, 2021, the Company completed the acquisition from affiliates of Magnetar Capital of their ownership interests in Lima One Holdings, LLC, the parent company of Lima One Capital, LLC (collectively, “Lima One”), a leading originator and servicer of business purpose loans. In connection with this transaction, the Company also acquired from certain members of management of Lima One their ownership interests in Lima One Holdings, LLC. With the completion of these transactions (collectively, “the transaction”), the Company acquired the remaining approximately 57% of the common equity interests of Lima One that it did not previously own, for cash consideration of $57.3 million and $4.7 million of restricted stock unit awards issued to certain members of the Lima One management team. As a result of these transactions, the Company gained control of 100% of the ownership interests in Lima One and was required to consolidate its financial results from that date.

The transaction is accounted for under the purchase method of accounting. Under purchase accounting, the purchase consideration to acquire Lima One is defined as the cash paid to acquire the approximately 57% of the common equity interests not previously owned and the estimated fair value of the previously owned approximately 43% common equity interest. Further, under purchase accounting, the Company was required to revalue the previously owned common equity interest to fair value. At the time of the revaluation, the previously owned common equity interest had a carrying value of $5.6 million (net of a $21.0 million impairment charge that was recorded in the first quarter of 2020). Consequently, the revaluation resulted in the Company recording a gain of $38.9 million that is presented in Other income in the Company’s consolidated statement of operations for the year ended December 31, 2021. Accordingly, under the purchase method of accounting, the purchase consideration allocated was $101.7 million. The restricted stock awards issued are not included in the purchase consideration as it was determined that they should be accounted for as compensation expense for post-combination services.

Additionally, concurrent with the closing of the transaction, the Company injected additional capital that facilitated the repayment by Lima One of $47.4 million of outstanding preferred equity interests, of which $22.0 million were held by the Company prior to closing. As the Company had previously recorded an impairment write-down on its investment in Lima

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021
One’s preferred equity that was repaid in connection with the transaction, the Company recorded a gain of $5.0 million to reflect the reversal of this impairment charge. This gain was recorded in Other Income in the consolidated statements of operations for the year ended December 31, 2021. Further, the Company paid a total of $428,000 of acquisition related expenses, which were recorded in Operating and Other Expenses in the consolidated statements of operations for the year ended December 31, 2021.

The Company performed an allocation of the purchase consideration and recorded the underlying assets acquired (including certain identified intangible assets) and liabilities assumed based on their estimated fair values using the information available at the acquisition date. The excess of the purchase consideration over the net assets acquired of $61.1 million was allocated to goodwill. The goodwill is attributed to further access and expansion into business purpose loan markets as well as access to an experienced management team and workforce that are expected to continue to provide services to the business. In addition, the Company identified and recorded finite-lived intangible assets totaling $28.0 million.

The purchase price allocations are summarized in the table below:

Purchase Price Allocation
(In Thousands)
Acquisition Date	July 1, 2021

Purchase Price:
Cash	$57,255
Equity method investment at fair value	44,465
Total consideration	$101,720

Allocated to:

Business purpose residential loans, at fair value	$170,220
Cash and cash equivalents	16,531
Restricted cash	91,394
Other assets	37,107
Goodwill	61,076
Intangible assets	28,000
Total assets acquired	$404,328

Short term debt, net	$(170,908)
Accrued expenses and other liabilities	(84,324)
Total liabilities assumed	$(255,232)
Preferred equity repaid at closing	(47,376)
Total net assets acquired	$101,720

The amortization period for each of the finite lived intangible assets and the activity for the year ended December 31, 2021 is summarized in the table below:

(Dollars in Thousands)	Acquisition Date July 1, 2021	Amortization Period Ended December 31, 2021	Carrying Value at December 31, 2021	Amortization Period (Years) (1)
Trademarks / Trade Names	$4,000	$(200)	$3,800	10
Customer Relationships	16,000	(4,000)	12,000	4
Internally Developed Software	4,000	(400)	3,600	5
Non-Compete Agreements	4,000	(2,000)	2,000	1
Total Identified Intangibles	$28,000	$(6,600)	$21,400

(1)Amortization is calculated on a straight-line basis over the amortization period, except for Customer Relationships, where amortization is calculated based on expected levels of customer attrition.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

No pro-forma financial information showing the impact of the transaction as if it had occurred on January 1, 2020 is being presented as such pro forma information would not be materially different from the Company’s previously reported net revenues or net income and would not be indicative of its future consolidated results of operations.

Based on the assets held by Lima One at the closing of the transaction and Lima One’s mortgage banking activity subsequent to the closing of the transaction, Lima One contributed approximately $51.5 million of net interest income and other revenue, and $27.4 million of net income to the Company’s consolidated statements of operations for the year ended December 31, 2021. The Company continues to implement plans to optimize the financing and capital needed to support Lima One’s business activities. Execution of these plans may impact, among other things, the amount and timing of recording transactions on subsidiary entities within the MFA group, the amount of capital allocated to Lima One and the revenues and expenses generated by Lima One in the future. Consequently, the results recorded on Lima One’s stand-alone financial statements in future periods may differ materially from the current period.

16. Segment Reporting

At December 31, 2021, the Company’s reportable segments include (i) mortgage-related assets and (ii) Lima One. The Corporate column in the table below primarily consists of corporate cash and related interest income, investments in loan originators and related economics, general and administrative expenses not directly attributable to Lima One, interest expense on unsecured convertible senior notes (Note 6), securitization issuance costs, and preferred stock dividends. This new alignment replaces the Company’s historical reporting of a single reportable segment.

The following tables summarize segment financial information, which in total reconciles to the same data for the Company as a whole. The Company is not presenting comparable segment statements of operations for the years ended December 31, 2020 and 2019 because the Company did not consolidate Lima One during those periods.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

(Dollars in Thousands)	Mortgage-Related Assets	Lima One	Corporate	Total
For the Year Ended December 31, 2021
Interest Income	$347,863	$14,249	$190	$362,302
Interest Expense	99,905	4,691	15,789	120,385
Net Interest Income	$247,958	$9,558	$(15,599)	$241,917
Provision for Credit Losses on Residential Whole Loans	$44,981	$(118)	$—	$44,863
Provision for Credit Losses on Other Assets	—	—	—	—
Net Interest Income after Provision for Credit Losses	$292,939	$9,440	$(15,599)	$286,780

Net mark-to-market and other net loss on residential whole loans measured at fair value	$(2,047)	$18,783	$—	$16,736
Net gain on derivatives used for risk management purposes	1,457	(31)	—	1,426
Net mark-to-market on securitized debt at fair value	14,594	433	—	15,027
Net gain on real estate owned	22,760	78	—	22,838
Gain on investment in Lima One common equity	—	—	38,933	38,933
Impairment and other gains and losses on securities available-for-sale and other assets	—	—	33,956	33,956
Lima One - origination, servicing and other fee income	—	22,600	—	22,600
Other (loss)/income, net	1,694	307	11,586	13,587
Total Other Loss, net	$38,458	$42,170	$84,475	$165,103

General and administrative expenses (including compensation)	$—	$24,140	$61,406	$85,546
Loan servicing, financing, and other related costs	25,250	436	5,181	30,867
Amortization of intangible assets	—	6,600	—	6,600
Net Loss	$306,147	$20,434	$2,289	$328,870

Less Preferred Stock Dividend Requirement	$—	$—	$32,875	$32,875
Net Loss Available to Common Stock and Participating Securities	$306,147	$20,434	$(30,586)	$295,995

(Dollars in Thousands)	Mortgage-Related Assets	Lima One	Corporate	Total
December 31, 2021
Total Assets	$7,567,084	$1,200,737	$371,867	$9,139,688

Lima One Segment

On July 1, 2021, the Company completed the acquisition of Lima One Holdings, LLC, the parent company of Lima One Capital, LLC (collectively, “Lima One”), a leading originator and servicer of business purpose loans (Note 15).

The Lima One segment includes the stand-alone mortgage origination and servicing business of Lima One, including related goodwill, intangible assets, and direct expenses, plus Lima One-related residential whole loans and REO (defined as both those owned by Lima One on the acquisition date and those originated by Lima One since the acquisition date) and the economics related thereto (including any related taxes and the economics of associated financing and hedging instruments), all as recorded under GAAP. Associated financing economics are equal to the results of direct financings of Lima One-related residential whole loans and REO plus allocations of the results of financings which include Lima One related residential whole loans and REO as part of their collateral, based on the relative carrying values of the financed assets. Associated hedging economics are equal to allocations of the Company’s overall hedging results based on the relative estimated duration of each asset class hedged and the relative fair values of assets within each asset class.

MFA FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021

Mortgage-Related Assets Segment

This segment is comprised of the remainder of the Company’s investments (including any related taxes and the economics of associated financing and hedging instruments).

Schedule IV - Mortgage Loans on Real Estate

December 31, 2021

Asset Type	Number	Interest Rate	Maturity Date Range	Balance Sheet Reported Amount		Principal Amount of Loans Subject to Delinquent Principal or Interest
(Dollars in Thousands)
Residential Whole Loans
Original loan balance $0 - $149,999	6,872	0.00% - 16.00%	3/15/2010-7/1/2061	$601,637		$80,808
Original loan balance $150,000 - $299,999	7,875	0.00% - 13.49%	3/10/2013-1/1/2062	1,534,048		183,576
Original loan balance $300,000 - $449,999	4,184	—% - 11.65%	12/1/2018-5/1/2062	1,408,772		173,855
Original loan balance greater than $449,999	5,164	0.25% - 10.20%	9/1/1971-1/1/2062	4,407,981		361,904
	24,095			$7,952,438	(1)(2)	$800,143

(1)Excludes an allowance for loan losses of $39.4 million at December 31, 2021.
(2)The federal income tax basis is approximately $5.2 billion.

Reconciliation of Balance Sheet Reported Amounts of Mortgage Loans on Real Estate

The following table summarizes the changes in the carrying amounts of residential whole loans during the year ended December 31, 2021:

For the Year Ended December 31, 2021
(In Thousands)	Residential Whole Loans
Beginning Balance	$5,325,401
Additions during period:
Purchases	$4,591,645
Changes in fair value recorded in Net gain on residential whole loans measured at fair value through earnings	16,243

Deductions during period:
Repayments	$(1,999,022)
Premium amortization/discount accretion, net	14,273
Provision for loan loss	47,386
Loan sales and repurchases	(7,310)
Transfer to REO	(75,616)
Ending Balance	$7,913,000

PART III

Item 12.  Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The tables to be included in the Proxy Statement, which will contain information relating to the Company’s equity compensation and beneficial ownership of the Company required by Items 201(d) and 403 of Regulation S-K, are incorporated herein by reference.

For all periods presented, all share and per share data have been adjusted on a retroactive basis to reflect the effect of the Reverse Stock Split.

Securities Authorized For Issuance Under Equity Compensation Plans

During 2020, we adopted the Equity Plan, as approved by our stockholders.  The Equity Plan amended and restated our 2010 Equity Compensation Plan. (For a description of the Equity Plan, see Note 12(a) to the consolidated financial statements included under Item 8 of this Annual Report on Form 10-K.)

The following table presents certain information with respect to our equity compensation plans as of December 31, 2021:

Award (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of this table)
RSUs	1,617,868
Total	1,617,868		(2)	2,633,800	(3)

(1)All equity based compensation is granted pursuant to plans that have been approved by our stockholders.
(2)A weighted average exercise price is not applicable for our RSUs, as such equity awards result in the issuance of shares of our common stock provided that such awards vest and, as such, do not have an exercise price.  At December 31, 2021, 398,486 RSUs were vested, 426,426 RSUs were subject to time based vesting and 792,956 RSUs will vest subject to achieving a market condition.
(3)Number of securities remaining available for future issuance under equity compensation plans excludes RSUs presented in the table which were issued and outstanding at December 31, 2021.